Exhibit 4.32

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LICENSE AGREEMENT

BETWEEN

IONIS PHARMACEUTICALS, INC.

AND

THERATECHNOLOGIES INC.

Dated December 03, 2024

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TABLE OF CONTENTS

ARTICLE 1 OVERVIEW		1

1.1	Development and Commercialization	1

1.2	Governance	1

1.3	Purpose	1

ARTICLE 2 LICENSES		2

2.1	License Grants to Thera	2

2.2	License Grant to Ionis	3

2.3	Sublicensing and Subcontracting Terms	3

2.4	Collaboration Technology Enabling License	5

2.5	No Other Rights and Retained Rights	5

2.6	Exclusivity	5

2.7	Negative Covenant	5

ARTICLE 3 GOVERNANCE		5

3.1	Joint Steering Committee	5

3.2	Formation and Authority of Additional Committees	7

3.3	Additional Participants	8

3.4	Decision-Making	8

3.5	Resolution of Committee Disputes	9

3.6	Day-to-Day Responsibilities	10

3.7	Alliance Managers	10

ARTICLE 4 TECHNOLOGY TRANSFER		10

4.1	Initial Know-How Transfer	10

4.2	Additional Know-How Transfer	11

4.3	Technology Transfer Costs	11

4.4	Manufacturing Technology Transfer	11

ARTICLE 5 DEVELOPMENT		12

5.1	Clinical Trials	12

5.2	Development Diligence Obligations	12

5.3	Thera Territory Development Plans	12

5.4	Development Costs	12

5.5	Development Reports	13

5.6	Development Records; Audits	13

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ARTICLE 6 REGULATORY AFFAIRS		13

6.1	Regulatory Responsible Party	13

6.2	Correspondence with Regulatory Authorities	14

6.3	Regulatory Meetings	14

6.4	Regulatory Submissions	14

6.5	Cooperation	15

6.6	Regulatory Diligence Obligations	15

6.7	Cost of Regulatory Activities	15

6.8	No Harmful Actions	15

6.9	Right of Reference	16

6.10	Adverse Event Reporting; Global Safety Database	16

6.11	Ionis Internal Oligonucleotide Safety Database	16

6.12	Recall, Withdrawal, or Field Alerts	17

ARTICLE 7 COMMERCIALIZATION AND MEDICAL AFFAIRS		18

7.1	Commercialization Responsibilities for Licensed Products	18

7.2	Commercialization and Medical Affairs Reporting	18

7.3	Pricing	19

7.4	Global Branding and Marketing Strategy	19

7.5	Thera Territory Branding Plans	19

7.6	Website	20

7.7	Commercialization Diligence Obligations	20

7.8	Medical Affairs Plans for the Licensed Products	20

7.9	Support for Commercialization and Medical Affairs Activities	21

7.10	Standards of Conduct; Compliance	21

7.11	Product Materials	21

7.12	Diversion	22

ARTICLE 8 MANUFACTURING		22

8.1	Responsibility	22

8.2	Commercial Supply Agreement	23

ARTICLE 9 PAYMENTS		23

9.1	Upfront Payment	23

9.2	Milestone Payments	23

9.3	Royalties	25

9.4	Future Third-Party IP Agreements	30

9.5	Other Amounts Payable	30

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9.6	Consideration for Patent and Know-How Licenses	30

9.7	Financial Records and Audits	31

9.8	No Refunds	31

9.9	Accounting Standards	31

9.10	Method of Payment; Exchange Rate	31

9.11	Blocked Payments	31

9.12	Taxes	32

9.13	Late Payments; Disputed Payments	33

ARTICLE 10 INTELLECTUAL PROPERTY		33

10.1	Inventions	33

10.2	Patent Prosecution	35

10.3	Enforcement Against Third Party Infringement or Misappropriation	37

10.4	Defense of Third Party Patent Challenges	38

10.5	Third Party Infringement Claims	40

10.6	Patent Challenges of Third Party Patent Rights	41

10.7	Patent Term Extensions	41

10.8	Common Interest	42

10.9	Product Trademarks	42

ARTICLE 11 REPRESENTATIONS, WARRANTIES, AND COVENANTS		45

11.1	Mutual Representations and Warranties	45

11.2	Additional Ionis Warranties	45

11.3	Additional Thera Warranties	47

11.4	Additional Covenants	47

11.5	Disclaimer	48

11.6	Limitation of Liability	49

ARTICLE 12 CONFIDENTIALITY		49

12.1	Duty of Confidence	49

12.2	Confidential Information	50

12.3	Exemptions	50

12.4	Authorized Disclosures	51

12.5	Publications	52

12.6	Publication and Listing of Clinical Trials	53

12.7	Publicity; Use of Names	53

12.8	Acknowledgement	54

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ARTICLE 13 INDEMNIFICATION		55

13.1	Indemnification by Ionis	55

13.2	Indemnification by Thera	55

13.3	Indemnification Procedure	56

13.4	Insurance	56

ARTICLE 14 TERM AND TERMINATION		57

14.1	Term	57

14.2	Termination for Material Breach	57

14.3	Termination by Ionis for Thera’s Failure to Meet Diligence Obligations	57

14.4	Termination for Lack of Economic Viability	58

14.5	Cessation of Development and Commercialization	58

14.6	Termination for Patent Challenge	58

14.7	Termination for Insolvency	58

14.8	Termination by Ionis for Thera’s Loan Default; Right of First Negotiation and Matching Right	59

14.9	Termination in Lieu of Assuming Manufacturing Responsibilities	59

14.10	Full Force and Effect During Notice Period	59

14.11	Effects of Termination	59

14.12	Survival; Accrued Rights	63

ARTICLE 15 DISPUTE RESOLUTION; GOVERNING LAW		64

15.1	Executive Officers; Disputes	64

15.2	Mediation	64

15.3	Arbitration	65

15.4	Intellectual Property Disputes	65

15.5	Equitable Remedies	65

15.6	Governing Law; English Language	66

ARTICLE 16 MISCELLANEOUS		66

16.1	Assignment	66

16.2	Entire Agreement; Amendment	66

16.3	No Strict Construction; Interpretation	66

16.4	Severability	67

16.5	Force Majeure	68

16.6	Notices	68

16.7	Further Assurances	69

16.8	Performance by Affiliates	69

16.9	Agency	69

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16.10	Binding Effect; No Third-Party Beneficiaries or Obligors	69

16.11	No Waiver	69

16.12	Cumulative Remedies	69

16.13	Counterparts	69

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LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 03, 2024 (the “Effective Date”) between IONIS PHARMACEUTICALS, INC., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad CA 92010 USA (“Ionis”), and THERATECHNOLOGIES INC., a company organized and existing under the laws of Quebec, having a place of business at 2015 Peel Street, Suite 1100, Montreal, QC, Canada, H3A 1T8 (“Thera”). Ionis and Thera may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement, whether used in the singular or the plural, have the meaning set forth in APPENDIX 1. All attached appendices and schedules are a part of this Agreement.

RECITALS

WHEREAS, Ionis possesses certain Patent Rights, Know-How, technology and expertise with respect to research, development, and manufacturing of drugs, including the Licensed Donidalorsen Compound and the Licensed Olezarsen Compound, and has regulatory and commercial capabilities in the Territory;

WHEREAS, Thera has expertise in the development of biopharmaceutical products and has regulatory, development, and commercial capabilities in the Thera Territory; and

WHEREAS, the Parties desire to collaborate to Develop, Commercialize and conduct Medical Affairs for the Licensed Products, and Ionis wishes to grant Thera and Thera wishes to receive an exclusive license to Develop, Commercialize and conduct Medical Affairs for the Licensed Products, in the Thera Territory, in each case, as set forth in, and subject to the terms of, this Agreement.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1

OVERVIEW

1.1

Development and Commercialization. As of the Effective Date, Ionis is Developing the Licensed Products in ongoing Clinical Trials in both the Ionis Territory and the Thera Territory. Under this Agreement, the Parties intend that, as between the Parties: (a) Ionis will continue to conduct Development activities that are intended to support obtaining and maintaining Regulatory Approval for the Licensed Products in the Territory; and (b) Thera will conduct Development activities that are intended to support obtaining and maintaining Regulatory Approval for the Licensed Products in the Thera Territory pursuant to the Thera Territory Development Plan. In addition, as between the Parties, Ionis will Commercialize and conduct Medical Affairs for the Licensed Products in the Ionis Territory and Thera will Commercialize and conduct Medical Affairs for the Licensed Products in the Thera Territory, which activities will be consistent with the Global Branding and Marketing Strategy and the Global Medical Affairs Plan set by Ionis (as further described in Article 7 (Commercialization and Medical Affairs)).

1.2

Governance. The Parties have agreed to form joint steering committees to oversee and coordinate the Development, Medical Affairs and Commercialization activities in the Thera Territory with respect to the Licensed Products under this Agreement.

1.3	Purpose. The purpose of this Article 1 (Overview) is to provide a high-level overview of the roles, responsibilities, rights, and obligations of each Party under this Agreement, and therefore, this

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Article 1 (Overview) is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

ARTICLE 2

LICENSES

2.1	License Grants to Thera. Subject to the terms of this Agreement (including Ionis’ retained rights set forth in Section 2.5 (No Other Rights and Retained Rights)), Ionis hereby grants to Thera:

2.1.1

an exclusive (even as to Ionis), non-transferable (except pursuant to Section 16.1 (Assignment)), non-sublicensable, royalty-bearing license, under the Ionis Product-Specific Technology and the Ionis Core Technology in each case to (a) Develop each Licensed Product in the Field in the Thera Territory in accordance with the applicable Thera Territory Development Plan solely for Commercialization and for the conduct of Medical Affairs for such Licensed Product in the Field in the Thera Territory, (b) Commercialize and conduct Medical Affairs for each Licensed Product in the Field in the Thera Territory in accordance with the applicable Thera Territory Branding Plan and the applicable Thera Territory Medical Affairs Plan, respectively, and (c) otherwise Exploit the Licensed Products in the Field in the Thera Territory in accordance with this Agreement;

2.1.2

a non-exclusive, royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.3.1(a), under the Ionis Technology to Package and Label the Licensed Products in the Field anywhere in the world solely for (a) Commercializing, and (b) conducting Medical Affairs for, in each case ((a) and (b)), such Licensed Products in the Field in the Thera Territory;

2.1.3

a non-exclusive, royalty-free license, with the right to grant sublicenses solely in accordance with Section 2.3.1(b) and Section 2.3.3 (Requests to Grant Sublicenses to CMOs), under the Ionis Manufacturing and Analytical Technology to Manufacture the Licensed Products in the Field anywhere in the world and import them into the Thera Territory, solely for Commercialization and for the conduct of Medical Affairs for such Licensed Products in the Field in the Thera Territory, which license shall only become effective with respect to a Licensed Product in connection with the termination of Ionis’ obligation to supply such Licensed Product to Thera as set forth in Section 8.1.1 (Ionis Manufacturing);

2.1.4

a non-exclusive, non-sublicensable (except as set forth in Section 2.3 (Sublicensing and Subcontracting Terms)), royalty-free license under the Ionis Corporate Trademark to (a) Package and Label each Licensed Product in the Field throughout the world and import them into the Thera Territory in accordance with the applicable Thera Territory Branding Plan, and (b) Conduct Medical Affairs and Commercialize each Licensed Product in the Field in the Thera Territory in accordance with the applicable Thera Territory Medical Affairs Plan and the applicable Thera Territory Branding Plan, respectively;

2.1.5

an exclusive (even as to Ionis), non-transferable (except pursuant to Section 16.1 (Assignment)), non-sublicensable, royalty-free license under the Ionis Product Trademarks to (a) Develop each Licensed Product in the Field in the Thera Territory in accordance with the applicable Thera Territory Development Plan solely for Commercialization and for the conduct of Medical Affairs for such Licensed Product in the Field in the Thera Territory, (b) Commercialize and conduct Medical Affairs for each

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Licensed Product in the Field in the Thera Territory in accordance with the applicable Thera Territory Branding Plan and the applicable Thera Territory Medical Affairs Plan, respectively, and (c) otherwise Exploit the Licensed Products in the Field in the Thera Territory in accordance with this Agreement; and

2.1.6

a non-exclusive, royalty-free license, with the right to grant sublicenses solely in accordance with Section 2.3.1(a), under the Ionis Product Trademarks to Package and Label the Licensed Products in the Field anywhere in the world solely for (a) Commercializing, and (b) conducting Medical Affairs for, in each case ((a) and (b)), such Licensed Products in the Field in the Thera Territory.

2.2

License Grant to Ionis. Subject to the terms of this Agreement, Thera hereby grants to Ionis an exclusive, royalty-free, fully-paid, perpetual license, with the right to grant sublicenses through multiple tiers, under the Thera Technology solely to (a) Develop the Licensed Products in the Ionis Territory, (b) Manufacture the Licensed Products in the Territory, and (c) Commercialize and conduct Medical Affairs for the Licensed Products in the Ionis Territory and worldwide following any termination of this Agreement.

2.3	Sublicensing and Subcontracting Terms.

2.3.1	Rights of Thera to Grant Sublicenses. Subject to the terms of this Agreement:

(a)

Thera may grant sublicenses of the rights granted under Sections 2.1.2, 2.1.4 and 2.1.6 (i) to its Affiliates to Package and Label the Licensed Products by such Affiliate in its own facility without the prior consent of Ionis; provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of Thera, and (ii) with Ionis’ prior written consent, which may not be unreasonably delayed, conditioned or refused, to any CMO nominated by Thera.

(b)

Thera may grant sublicenses of the rights granted under Section 2.1.3 (i) to its Affiliates to Manufacture the Licensed Products by such Affiliate in its own manufacturing facility without the prior consent of Ionis; provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of Thera, and (ii) with Ionis’ prior written consent, which may not be unreasonably delayed, conditioned or refused, any CMO nominated by Thera and enabled by Ionis in accordance with Section 2.3.3 (Requests to Grant Sublicenses to CMOs).

(c)

At Thera’s request, Ionis will facilitate an introduction of Thera to the CMOs Ionis uses to (i) Package and Label and (ii) Manufacture its own Licensed Products, to support Thera in establishing its own contractual relationship with such CMOs for the purpose of Exploiting Licensed Products in the Thera Territory in accordance with this Agreement. To further facilitate such discussions, Ionis will cooperate in entering into customary written obligations of confidentiality and non-use between Ionis, Thera, and each such CMO.

2.3.2

Right to Subcontract. Each Party may engage one or more Third Party subcontractors to perform services in furtherance of the performance of its obligations or exercise of its rights under this Agreement; provided that (a) neither Party will engage any such Third Party that has been Debarred/Excluded; and (b) no engagement of any such Third Party subcontractors will relieve the engaging Party of its obligations under this Agreement or any liability hereunder.

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2.3.3

Requests to Grant Sublicenses to CMOs. On a Licensed Product-by-Licensed Product basis, if Thera provides Ionis with a written request that Ionis grant a license under the Ionis Manufacturing and Analytical Technology to a Third Party designated by Thera solely for such Third Party to Manufacture the applicable Licensed Product for purposes of Commercializing in the Thera Territory by Thera or its Affiliate in a facility owned or operated by such Third Party, and such Third Party does not have a valid license granted by Ionis under the Ionis Manufacturing and Analytical Technology, then Ionis will offer to grant such a license to such Third Party on terms substantially similar to the terms Ionis has agreed to with contract manufacturing organizations it has previously enabled under the Ionis Manufacturing and Analytical Technology to Manufacture other products. Before Ionis grants such a license to such Third Party, the Third Party will complete a CMO qualification process, as determined by Ionis, which process Ionis will not unreasonably refuse, condition or delay. Thera and the Third Party will enter into a quality agreement reasonably acceptable to Ionis, which will govern quality matters pertaining to the Manufacturing of the Licensed Products for Development and Commercialization purposes in the Thera Territory.

2.3.4

Sublicense and Subcontract Agreements. Each sublicense granted by Thera pursuant to this Section 2.3 (Sublicensing and Subcontracting Terms), including through multiple tiers, and each agreement pursuant to which a Party engages any Third Party subcontractor to perform its obligations or exercise its rights under this Agreement will (a) be subject and subordinate to this Agreement, (b) be consistent with the terms of this Agreement, (c) include obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in Article 12 (Confidentiality), and (d) include terms that do not conflict with the intellectual property provisions set forth in this Agreement. Without limiting the generality of the foregoing, Thera’s right to sublicense to Third Parties, including through multiple tiers, is conditioned on every sublicense agreement with a Third Party entered into after the Effective Date including an assignment or exclusive, perpetual, worldwide, fully-paid, freely sublicensable license back to Thera of all Know-How and Patent Rights developed, invented, or filed (as applicable) by or on behalf of the Sublicensee that are necessary or reasonably useful to Exploit the Licensed Products (such that Thera Controls such Know-How and Patent Rights for the purposes of this Agreement). As soon as reasonably practicable after execution of such agreement, Thera will provide Ionis with a copy of (i) any executed sublicense agreement with a Third Party, and (ii) any executed agreement with a Third Party subcontractor that will perform material Development or Commercialization activities under this Agreement, as applicable, in each case ((i) and (ii)), which copy may be redacted as necessary to protect confidential information that is not necessary to confirm compliance with this Agreement. Notwithstanding all of the foregoing, Thera will be entitled to enter into agreements with Third Party subcontractors for Manufacturing Licensed Products on terms that are consistent with those terms entered into by Ionis with Third Parties to which it has subcontracted Manufacturing of the Licensed Products.

2.3.5

Responsibility for Sublicensees and Subcontractors. Notwithstanding any sublicense, the sublicensing or subcontracting Party will remain primarily liable to the other Party for the performance of all its obligations under, and such Party’s compliance with all provisions of, this Agreement. Each Party agrees that it will be fully responsible and liable for any breach of the terms of this Agreement by any of its Sublicensees or subcontractors to the same extent as if such Party itself had committed any such breach.

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2.4

Collaboration Technology Enabling License. Subject to the terms and conditions of this Agreement (and without limiting the licenses granted to Thera under Section 2.1 (License Grant to Thera)), Thera hereby grants Ionis a fully-paid, royalty-free, irrevocable, worldwide, non-exclusive, sublicensable (through multiple tiers) license under any Thera Collaboration Know-How and Thera Collaboration Patent Rights (excluding any Product-Specific Patents) to Exploit products that include an oligonucleotide as an active pharmaceutical ingredient (other than a Licensed Product).

2.5

No Other Rights and Retained Rights. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Ionis Technology or Thera Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise. Thera will not practice the Ionis Technology other than as expressly licensed and permitted under this Agreement and Ionis will not practice the Thera Technology other than as expressly licensed and permitted under this Agreement. Any rights not expressly granted to Thera by Ionis under this Agreement are hereby retained by Ionis. Without limiting the foregoing, Ionis hereby expressly retains the right to perform (a) Development activities for the Licensed Products in the Ionis Territory and activities to carry out the Ongoing Clinical Trials in the Thera Territory, (b) Manufacturing activities worldwide for the Licensed Products in connection with Development, Commercialization and Medical Affairs activities in the Ionis Territory, (c) certain Medical Affairs activities for the Licensed Products in the Thera Territory to support Medical Affairs activities for the Licensed Products in the Ionis Territory, and (d) Ionis’ other obligations under this Agreement.

2.6

Exclusivity. On a Licensed Product-by-Licensed Product basis, the Parties will not independently or for or with any of its Affiliates or any Third Party (including the grant of any license or sublicense to any Third Party) Commercialize any generic version of a Licensed Product in the Thera Territory from the Effective Date until the date of the expiration of the last Valid Claim Covering the applicable Licensed Product in the Thera Territory.

2.7

Negative Covenant. Ionis shall not, and shall cause its Affiliates to not, grant or convey any right to any Third Party (pursuant to a license grant, collaboration or services agreement, option grant, or otherwise) that would be in conflict with, limit the scope of, or otherwise adversely affect the licenses granted to Thera pursuant to this Article 2 (Licenses).

ARTICLE 3

GOVERNANCE

3.1	Joint Steering Committee.

3.1.1

Formation and Purpose of the JSC. Within [Redacted: Time Period] after the Effective Date, Ionis and Thera will establish a joint steering committee for each Licensed Product (each such committee, an “Initial JSC”) to oversee, review, monitor, coordinate, and, where specified in this Section 3.1 (Joint Steering Committee), approve Thera’s Development, Medical Affairs and Commercialization activities under this Agreement for the respective Licensed Products in the Thera Territory in accordance with this Section 3.1 (Joint Steering Committee). Once both Licensed Products receive their first Regulatory Approval from a Regulatory Authority in the Thera Territory, the Initial JSCs will consolidate into one joint steering committee (the “Consolidated JSC”). Ionis will have the right, but not the obligation, to participate in the Consolidated JSC.

3.1.2	Membership. Each JSC will be composed of an equal number of representatives from each Party who have the appropriate and direct knowledge and expertise and requisite

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decision-making authority. Any such representative who serves on a JSC or any committee under this Agreement may also serve on one or more other committees under this Agreement. Each Party may replace any of its representatives on a JSC and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a representative will notify the other Party at least [Redacted: Time Period] prior to the next scheduled meeting of the applicable JSC. For each JSC, Ionis will designate one of its members as one of the co-chairpersons of such JSC and Thera will designate one of its members as the other co-chairperson of such JSC (each, a “JSC Co-Chairperson”). The JSC Co-Chairpersons or their designees, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within 30 days thereafter. Such minutes will not be finalized until all JSC members have had 30 days to review and confirm the accuracy of such minutes.

3.1.3

Meetings. Each JSC will hold meetings at such times as it elects to do so, and from the Financial Year beginning on [Redacted: Date], the JSC will meet no less frequently than twice per Financial Year prior to the first Regulatory Approval with respect to the applicable Licensed Product, and once per Financial Year following the first Regulatory Approval with respect to the applicable Licensed Product, unless otherwise agreed by the Parties. Each JSC may meet in person or by means of teleconference, Internet conference, video conference, or other similar communication method. Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting.

3.1.4

Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least five Business Days in advance of each meeting of the applicable JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

3.1.5	Specific Responsibilities of the JSCs. The responsibilities of each JSC will be to:

(a)	manage the overall strategic alignment between the Parties under this Agreement and maintain the relationship between the Parties;

(b)	review, discuss, and determine whether to approve any updates to the Thera Territory Development Plans, as described in Section 5.3 (Thera Territory Development Plans);

(c)	share information related to, and review and discuss activities and progress under, the Thera Territory Development Plans;

(d)	review and discuss any matters related to the Development of the Licensed Products referred to the JSC by either Party’s representatives;

(e)

discuss any concerns raised by Ionis regarding any action that Thera is taking or intends to take with respect to a Licensed Product that is likely to have a material adverse effect upon the regulatory status of any Licensed Product in the Ionis Territory, as described in Section 6.8 (No Harmful Actions);

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(f)	discuss the pricing strategies for each Licensed Product for the Thera Territory, as described in Section 7.3 (Pricing);

(g)	review and discuss the Global Branding and Marketing Strategy for each Licensed Product and any updates thereto, as described in Section 7.4 (Global Branding and Marketing Strategy);

(h)	review, discuss, and determine whether to approve the initial Thera Territory Branding Plans and any updates thereto, as described in Section 7.5 (Thera Territory Branding Plans);

(i)	review, discuss and determine whether to approve the initial Thera Territory Medical Affairs Plans and any updates thereto, as described in Section 7.8.2 (Medical Affairs in the Thera Territory);

(j)

review and discuss any matters related to the Commercialization of the Licensed Products, including pre- and post-launch plans, activities and the performance of the Licensed Products in the Thera Territory, referred to the JSC by either Party’s representatives;

(k)	discuss any lifecycle management plans for the Licensed Products in the U.S. or the Thera Territory;

(l)	review and discuss all communications from Regulatory Authorities;

(m)	establish and delegate specifically defined duties to any Subcommittees, as described in Section 3.2 (Formation and Authority of Additional Committees);

(n)	attempt to resolve any disputes or disagreements arising from matters within the jurisdiction of any Subcommittee; and

(o)	perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

3.2

Formation and Authority of Additional Committees. Each JSC may establish and delegate specifically-defined duties to operational committees or ad hoc subcommittees, on an “as needed” basis to oversee particular projects or activities under this Agreement (any such operational committees and subcommittees, a “Subcommittee”). Each such Subcommittee will be constituted and will operate as the applicable JSC determines. Each Subcommittee and its activities will be subject to the oversight of, and will report to, the applicable JSC. The applicable JSC or JSC Co-Chairpersons may delegate to a Subcommittee any responsibilities of such JSC set forth in Section 3.1.5 (Specific Responsibilities of the JSCs), and, in such case, any agreement reached by unanimous Party Vote of the applicable Subcommittee with respect to such delegated responsibilities will be deemed to be approved by the applicable JSC (to the extent such approval is required hereunder). The applicable JSC or JSC Co-Chairpersons acting together may also reallocate any responsibility of a Subcommittee to any other Subcommittee. No Subcommittee’s authority may exceed that specified for the JSC in this Article 3 (Governance). Any disagreement

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between the representatives of the Parties on a Subcommittee will be referred to the applicable JSC for resolution in accordance with Section 3.4 (Decision-Making).

3.3

Additional Participants. Employees of a Party or any of its Affiliates involved in the Exploitation of the Licensed Products may attend meetings of the JSCs or any Subcommittee as non-voting participants with the prior consent of the other Party. In addition, with the prior consent of each Party, consultants, representatives, or advisors involved in the same activities and under written obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 12 (Confidentiality) may attend meetings of the JSCs or any Subcommittee as non-voting observers.

3.4	Decision-Making.

3.4.1

General Decision-Making Process. Each Party’s representatives on the applicable JSC and each Subcommittee will, collectively, have one vote (the “Party Vote”) on all matters brought before such committee for a decision by consensus. The applicable JSC and each Subcommittee will make decisions as to matters within its jurisdiction by unanimous Party Vote, which may be reflected in the minutes of the committee meeting or by an action by written consent signed by the JSC Co-Chairpersons or their designees identified in writing. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “approve,” or “determine whether to approve” by the JSC or any Subcommittee and similar phrases used in this Agreement will mean approval in accordance with this Section 3.4 (Decision-Making), including the escalation and tie-breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 3.1.5 (Specific Responsibilities of the JSCs) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.4 (Decision-Making) or Section 3.5 (Resolution of Committee Disputes).

3.4.2

Decisions of the Subcommittees. If any Subcommittee cannot reach unanimous agreement using good faith efforts on any matter within their respective scope of authority within 30 days of the meeting at which such matter was discussed, then a Party may refer such matter to the applicable JSC for resolution in accordance with Section 3.4.3 (Decisions of the JSC).

3.4.3

Decisions of the JSC. Each JSC will use good faith efforts, in compliance with this Section 3.4.3 (Decisions of the JSC), to promptly resolve any such matter for which it has authority. If, after the use of good faith efforts, a JSC is unable to resolve any such matter referred to it by any Subcommittee or any matter with respect to the matters within the scope of such JSC’s authority, in each case, within a period of 30 days, then either Party may refer such matter to the Party’s respective Executive Officer for resolution in accordance with Section 3.5.1 (Referral to Executive Officers).

3.4.4

Except as otherwise expressly stated in this Agreement, each JSC and any Subcommittee will have no decision-making authority and each will act as a forum for sharing information about the activities conducted by the Parties hereunder and as an advisory body, in each case only on the matters described in, and to the extent set forth in, this Agreement.

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3.5	Resolution of Committee Disputes.

3.5.1

Referral to Executive Officers. If a Party refers a matter to the Executive Officers under Section 3.4.3 (Decisions of the JSC), then the Executive Officers will use good faith efforts to resolve any such matter so referred to them as soon as practicable but, in any event, within 15 days after such matter is referred to them, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

3.5.2

Final Decision-Making Authority. If the Executive Officers are unable to reach agreement on any matter referred to them in accordance with Section 3.5.1 (Referral to Executive Officers) within 15 days after such matter is referred to them (or such longer period as the Executive Officers may agree upon), then, subject to Section 3.5.3 (Limitations on Decision Making):

(a)

Ionis Final Decision-Making Authority. Ionis will have final decision-making authority over (i) the Thera Territory Development Plans and updates thereto, except for any updates to the Thera Territory Development Plans that (x) are not required by a Regulatory Authority in the Thera Territory to obtain or maintain Regulatory Approval for a Licensed Product, and (y) result in a material increase in either Thera’s costs or responsibilities under the Thera Territory Development Plans, (ii) the Global Branding and Marketing Strategy and updates thereto, (iii) the Global Medical Affairs Plan and updates thereto, (iv) the Manufacturing of the Licensed Products to support the Development and Commercialization of the Licensed Products by Thera in the Thera Territory, and (v) all matters that are related to the Ionis Territory.

(b)

Thera Final Decision-Making Authority. Thera will have final decision making authority over (i) the approval of the initial Thera Territory Branding Plans and any updates thereto and other matters related to the use of the Thera Product Trademarks; provided that Thera exercises its final decision-making authority in a manner that is at all times consistent with the Global Branding and Marketing Strategy, (ii) the approval of the initial Thera Territory Medical Affairs Plans and updates thereto, and (iii) all other matters that are solely related to the Licensed Products in the Thera Territory, in each case ((i)-(iii)), solely to the extent such matters are not subject to Ionis’ final decision making authority under Section 3.5.2(a) (Ionis Final Decision Making Authority).

3.5.3

No Change; Status Quo. Subject to Section 3.5.4 (Limitations on Decision Making), any matters not specifically set forth in Section 3.5.2 (Final Decision-Making Authority) require mutual agreement of the Parties (and, absent such agreement, the status quo remains). In addition, the status quo remains during the period in which the Parties are resolving a disagreement pursuant to Section 3.5.1 (Referral to Executive Officers) or Section 3.5.2 (Final Decision-Making Authority).

3.5.4

Limitations on Decision Making. Notwithstanding anything to the contrary set forth in this Agreement, (a) Thera may not exercise its final decision-making authority in a way that is likely to have a material adverse impact on the Exploitation of any Licensed Product in the Ionis Territory without Ionis’ prior written consent, and (b) no decision of any JSC, any Subcommittee, or a Party’s Executive Officer (in the exercise of a Party’s decision-making authority on any such matters), in each case may, without the other Party’s prior written consent, (i) impose any requirements that the other Party take or

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decline to take any action that a Party reasonably believes would result in a violation of any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party or the infringement or misappropriation of intellectual property rights of any Third Party, or (ii) conflict with, amend, interpret, modify, or waive compliance under this Agreement.

3.6

Day-to-Day Responsibilities. Each Party will: (a) be responsible for day-to-day implementation and conduct of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is consistent with the express terms of this Agreement or the decisions of each JSC within the scope of its authority as provided herein; and (b) provide the other Party with information about material events related to the progress of such activities, as may be reasonably requested by the other Party from time to time.

3.7

Alliance Managers. Each Party will appoint a representative of such Party to act as its alliance manager under this Agreement no later than 30 days after the Effective Date (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to facilitate a successful relationship under this Agreement. The Alliance Managers will attend all JSC meetings and the Alliance Managers or their respective designees will attend all Subcommittee meetings and will support the JSC Co-Chairpersons in the discharge of their responsibilities. Alliance Managers will be non-voting participants in all JSC and Subcommittee meetings, but an Alliance Manager may bring any matter to the attention of the JSC or any Subcommittee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues; (c) identify and bring disputes to the attention of the applicable JSC in a timely manner; (d) plan and coordinate cooperative efforts and internal and external communications; and (e) take responsibility for ensuring that governance activities, such as the conduct of required committee meetings and production of meeting minutes, occur as set forth in this Agreement, and that the relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 4

TECHNOLOGY TRANSFER

4.1

Initial Know-How Transfer. On a Licensed Product-by-Licensed Product basis, within [Redacted: Time Period] after the Effective Date (or such longer time as agreed upon by the Parties), Ionis and Thera will consult with each other in good faith to identify, in writing, a list of those items of Ionis Know-How that are necessary or reasonably useful for Thera to Develop, Commercialize conduct Packaging and Labeling for, and conduct Medical Affairs for the Licensed Products in the Thera Territory, such list to include, without limitation, all items included in the definition of Ionis Product-Specific Know-How (the “Initial Know-How List”). Within [Redacted: Time Period] after Ionis and Thera have finalized the Initial Know-How List for the applicable Licensed Product, Ionis will provide to Thera, at Ionis’ cost and expense, a copy of all such Ionis Know-How identified in the Initial Know-How List in the form in which it is maintained by Ionis (such transfer, the “Initial Know-How Transfer”). Ionis will notify Thera once Ionis has completed the Initial Know-How Transfer for a Licensed Product (such notice the “Initial Know-How Transfer Notice”). Thera will have [Redacted: Time Period] after receipt of the Initial Know-How Transfer Notice to notify Ionis of any omissions that Thera believes in good faith

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causes the Initial Know-How Transfer to be incomplete (such notice an “Initial Know-How Transfer Deficiency Notice”). If Thera does not notify Ionis of any such omissions within such 10-day period, then the Initial Know-How Transfer will be deemed complete for such Licensed Product as of the expiration of such [Redacted: Time Period] period. Promptly after receipt of an Initial Know-How Transfer Deficiency Notice, Ionis will provide to Thera any information required to be included in such Initial Know-How Transfer that Thera identified in the Initial Know-How Transfer Deficiency Notice. The Initial Know-How Transfer for such Licensed Product will then be deemed complete upon Ionis’ provision of such previously omitted information. If the Parties do not agree as to whether the Initial Know-How Transfer is complete, then either Party may refer the matter for resolution by the Executive Officers. The Executive Officers will meet promptly and negotiate in good faith to resolve the dispute.

4.2

Additional Know-How Transfer. Following the Initial Know-How Transfer for the Licensed Products, upon Thera’s reasonable request during the Term, Ionis will provide and transfer to Thera copies of all Ionis Know-How in Ionis’ possession and not previously provided to Thera hereunder that is necessary or reasonably useful for Thera to Develop, Commercialize, conduct Packaging and Labeling, or conduct Medical Affairs for the Licensed Products in the Thera Territory, including all such necessary or reasonably useful Ionis Know-How that becomes Controlled by Ionis during the Term. Ionis shall make its employees who are knowledgeable about the Ionis Know-How reasonably available to Thera for scientific and technical explanations and guidance related to the Ionis Know-How transferred by Ionis to Thera in accordance with Section 4.1 (Initial Know-How Transfer) or this Section 4.2 (Additional Know-How Transfer) if and to the extent reasonably requested by Thera and required for Thera to Develop or Commercialize the Licensed Products in the Thera Territory. Thera may only use the Ionis Know-How to perform its obligations or exercise its rights under this Agreement and in accordance with the terms hereof and will not use such Ionis Know-How for any other purpose.

4.3

Technology Transfer Costs. Ionis will perform the Technology Transfer for up to [Redacted: Quantity] hours (free of charge to Thera) of Ionis’ time per Licensed Product. Thereafter, if requested by Thera to provide additional support for such technology transfers, Ionis will provide a reasonable level of additional such support, and Thera will reimburse Ionis for its Internal Costs incurred in providing such support. At all times, Thera will reimburse Ionis for any External Costs incurred by or on behalf of Ionis in connection with the Technology Transfer. Ionis may invoice Thera for its Internal Costs and External Costs as set forth in this Section 4.3 (Technology Transfer Costs), and Thera will pay the invoiced amounts within [Redacted: Time Period] after receiving Ionis’ invoice therefor.

4.4

Manufacturing Technology Transfer. At Thera’s request, on a Licensed Product-by-Licensed Product basis, within a reasonable time following Thera’s election to Manufacture such Licensed Product pursuant to Section 8.1.2 (Thera Manufacturing), Ionis will make available to Thera and to a single CMO retained by Thera pursuant to Section 2.1.3 and Section 2.3 (Sublicensing and Subcontracting Terms), all Ionis Manufacturing and Analytical Know-How with respect to such Licensed Product (the “Manufacturing Technology Transfer”). Any materials provided by Ionis to Thera in connection with the transfer of the Ionis Manufacturing and Analytical Know-How will remain the sole property of Ionis, and Thera will (a) use such materials only in the fulfillment of obligations or exercise of rights under this Agreement, and (b) not provide such Ionis Manufacturing and Analytical Know-How or materials to any Third Party other than a CMO having received a sublicense pursuant to Section 2.3, without Ionis’ prior written consent. Thera will reimburse Ionis for its Internal Costs and any External Costs incurred by or on behalf of Ionis in connection with the Manufacturing Technology Transfer. Ionis may invoice Thera for its Internal

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Costs and External Costs as set forth in this Section 4.4 (Manufacturing Technology Transfer), and Thera will pay the invoiced amounts within 45 days after receiving Ionis’ invoice therefor.

ARTICLE 5

DEVELOPMENT

5.1	Clinical Trials. As between the Parties:

5.1.1

Ionis will be responsible for conducting (a) Clinical Trials (including the Ongoing Clinical Trials) of the Licensed Products in the Ionis Territory, and (b) the Ongoing Clinical Trials in the Thera Territory;

5.1.2

Ionis has the right, but not the obligation, to conduct Clinical Trials in the Territory for future formulations of the Licensed Products, including any Clinical Trial of a Licensed Product conducted pursuant to a pediatric investigation plan; and

5.1.3

Thera will be responsible for conducting all Development activities in the Thera Territory that are required by Regulatory Authorities in the Thera Territory to obtain or maintain Regulatory Approval for the Licensed Products in the Thera Territory other than the Clinical Trials described in Section 5.1.1 and Section 5.1.2, in accordance with the Thera Territory Development Plans.

5.2

Development Diligence Obligations. On a Licensed Product-by-Licensed Product basis, following receipt of a complete copy of the Ionis Regulatory Dossier pertaining to a Licensed Product, Thera will use Commercially Reasonable Efforts to (a) obtain and maintain Regulatory Approval for such Licensed Product in the Thera Territory, and (b) carry out the activities under the Thera Territory Development Plan for such Licensed Product. Thera will conduct all Development activities for which it is responsible under this Agreement in a good scientific manner, in accordance with GLP and GCP, as applicable, and in compliance with Professional Requirements and Applicable Law.

5.3

Thera Territory Development Plans. The initial plans for the Development activities that are intended to support obtaining or maintaining Regulatory Approval for the Licensed Products in the Field in the Thera Territory are set forth on SCHEDULE 5.3 (such plans as they may be modified in accordance with the terms and conditions of this Agreement, the “Thera Territory Development Plans”). If Regulatory Authorities in the Thera Territory require Thera to conduct any Development activities to obtain or maintain Regulatory Approval for any Licensed Products in the Field in the Thera Territory, then, at least Annually during the Term (and more frequently as may be necessary), Thera will prepare an update to the applicable Thera Territory Development Plan to include such Development activities. The applicable Initial JSC will review, discuss, and determine whether to approve each update to the Thera Territory Development Plans. Once approved by such Initial JSC, each update to a Thera Territory Development Plan will become effective and supersede the previous corresponding Thera Territory Development Plan as of the date of such approval or at such other time as decided by the Initial JSC.

5.4

Development Costs. Ionis will be responsible for all costs and expenses incurred in connection with the performance of Clinical Trials that Ionis conducts or is responsible for conducting for the Licensed Products pursuant to Section 5.1 (Clinical Trials). Thera will be solely responsible for all costs and expenses incurred by or on behalf of Thera in connection with the performance of all

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activities intended to support obtaining or maintaining Regulatory Approval for the Licensed Products in the Field in the Thera Territory.

5.5

Development Reports. At each JSC meeting, Thera will provide the JSC with a written summary of the activities conducted by or on behalf of Thera under the applicable Thera Territory Development Plan since the last JSC meeting, including patient enrollment and the ongoing status of all Clinical Trials of the Licensed Products under the applicable plan. Thera will also promptly provide written notice to Ionis, through the JSC or Alliance Managers, of any significant Development events under the Thera Territory Development Plans that Thera reasonably believes materially impact Ionis.

5.6	Development Records; Audits.

5.6.1

Development Records. Each Party and its Affiliates will maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GLP, GCP, GMP, GDP, and GVP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and reflect all Development work performed and results achieved, in each case, by or on behalf of such Party and its Affiliates, for the Licensed Product.

5.6.2

Ionis Audits of Thera. Subject to Section 5.6.4 (Frequency of Audits), at any time during the Term, upon reasonable notice to Thera, Ionis or its representatives may conduct an audit of Thera, its Affiliates, or subcontractors, including any Clinical Trial sites engaged by Thera, its Affiliates or subcontractors to perform Thera’s obligations under the Thera Territory Development Plans to verify that all Clinical Trials of the Licensed Products in the Thera Territory are conducted in compliance with the applicable Thera Territory Development Plan, in a good scientific manner (in accordance with GCP), and in accordance with Applicable Law.

5.6.3

Thera Audits of Ionis. Subject to Section 5.6.4 (Frequency of Audits), upon reasonable notice to Ionis, Thera or its representatives may conduct an audit of Ionis or its Affiliates at Ionis’ or its Affiliates’ facilities (and not the facilities of any Third Parties, such as any Clinical Trials sites or CMOs engaged by Ionis), respectively, to verify that (a) all Clinical Trials of the Licensed Products are conducted in a good scientific manner (in accordance with GCP), and in accordance with Applicable Law; (b) all Manufacturing of Licensed Products by or on behalf of Ionis under this Agreement or the Commercial Supply Agreement is performed in accordance with Good Manufacturing Practices and in accordance with Applicable Law. Thera may exercise its audit right under Section 5.6.3(a) at any time during the Term and under Section 5.6.3(b) at any time during the Supply Period.

5.6.4

Frequency of Audits. Each Party may exercise its audit rights under Section 5.6.2 (Ionis Audits of Thera) or Section 5.6.3 (Thera Audits of Ionis), as applicable, on an as-needed basis with respect to For-Cause Audits and no more than [Redacted: Frequency] per Financial Year for all other audits.

ARTICLE 6

REGULATORY AFFAIRS

6.1	Regulatory Responsible Party. As between the Parties, Ionis will be the Regulatory Responsible Party for (a) the Licensed Products in the Ionis Territory, and (b) all Manufacturing activities for

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the Licensed Products for which Ionis is responsible under this Agreement and the Commercial Supply Agreement. Unless otherwise agreed by the Parties, Thera will be the Regulatory Responsible Party for the Licensed Products in the Thera Territory. Subject to Section 6.8 (No Harmful Actions) and the obligations in this Article 6 (Regulatory Affairs), the Regulatory Responsible Party is the Party that will be responsible for, and will have final decision-making authority on the content of, all Regulatory Submissions, communications, and other dealings with the Regulatory Authorities relating to the Licensed Products in the applicable Territory, and for seeking and maintaining all Regulatory Approvals with respect to the Licensed Products in the applicable Territory. The Regulatory Responsible Party will not be required to delay any submission, correspondence, or communication with any Regulatory Authorities in a manner that affects such Regulatory Responsible Party’s ability to comply with any Regulatory Authority requirement or deadline or Applicable Law in such jurisdiction. For clarity, Thera or its designee will be the holder of all Regulatory Approvals for the Licensed Products in the Thera Territory and will own all Regulatory Submissions in the Thera Territory, and Ionis or its designee will be the holder of all Regulatory Approvals for the Licensed Products in the Ionis Territory and will own all Regulatory Submissions in the Ionis Territory.

6.2

Correspondence with Regulatory Authorities. The Regulatory Responsible Party will provide the other Party with (a) copies of any material written correspondence submitted to or received from Regulatory Authorities in the Thera Territory, and (b) summaries of any material oral communications with Regulatory Authorities in the Thera Territory, in each case ((a) and (b)), relating to Regulatory Submissions for the Licensed Products in such jurisdiction, reasonably promptly after receipt or delivery by such Regulatory Responsible Party of such correspondence or communication, as the case may be (but in any event, no later than [Redacted: Time Period] after receipt or delivery). If the non-Regulatory Responsible Party receives any correspondence or communication from a Regulatory Authority in the Thera Territory regarding the Licensed Products, such Party shall promptly inform the Regulatory Responsible Party and forward copies of all such correspondence as soon as practically possible. Furthermore, Ionis will keep Thera reasonably apprised of all material correspondence or communications with Regulatory Authorities in the Ionis Territory that may reasonably be expected to have an impact on the Development or Commercialization of a Licensed Product in the Thera Territory by Thera under this Agreement.

6.3

Regulatory Meetings. The applicable Regulatory Responsible Party will invite representatives of the other Party (at such other Party’s expense) to attend all meetings pertaining to Regulatory Submissions for the Licensed Products (to the extent such meetings are scheduled in advance) with HC or any other Regulatory Authority in the Thera Territory to the extent not prohibited by Applicable Law or the applicable Regulatory Authority. In addition, at Thera’s reasonable request, Ionis will attend (in-person or virtually) and participate in the pre-submission meeting with HC, and Ionis has the right to participate in any subsequent meeting with any Regulatory Authority in the Thera Territory for which Thera is the Regulatory Responsible Party. Thera will reimburse Ionis for any reasonable External Costs incurred by Ionis as a result of such requested participation. At the other Party’s request, the Regulatory Responsible Party will include the other Party in the preparation and strategy for such substantive meeting in the Thera Territory and in any discussions and actions relating to the outcome thereof. The non-Regulatory Responsible Party will strictly follow the Regulatory Responsible Party’s instructions with respect to any such meeting that it attends and will not discuss the contents of any such meeting with any Third Party or Regulatory Authority except as required by Applicable Law or authorized by the Regulatory Responsible Party in writing.

6.4	Regulatory Submissions. Thera will provide Ionis with a copy of all proposed material Regulatory Submissions that it intends to file with or submit to any Regulatory Authority in the Thera Territory

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for Ionis’ review and comment at least [Redacted: Time Period] in advance of Thera’s filing or submission thereof. Ionis will have five Business Days to review and comment on such Regulatory Submissions, and, subject to HC regulatory requirements, Thera will incorporate any reasonable comments received from Ionis into such Regulatory Submissions. Notwithstanding the foregoing, with respect to proposed material Regulatory Submissions to be submitted in response to clarification requests made by HC, Thera will provide Ionis with an opportunity to review, to the extent reasonably possible, and Ionis will have a shorter deadline to review and comment so as to allow a timely response to HC.

6.5	Cooperation. The Parties will cooperate with each other to achieve the regulatory objectives contemplated herein in a timely, accurate, and responsive manner.

6.6	Regulatory Diligence Obligations.

6.6.1

Licensed Olezarsen Product – FCS Indication. Within six months following the later of: (a) completion of the Initial Know-How Transfer in accordance with Section 4.1 (Initial Know-How Transfer) for the FCS Indication of the Licensed Olezarsen Product, and (b) Ionis’ notification to Thera of Ionis’ final decision regarding the Ionis Product Trademark to be used in the Thera Territory for the FCS Indication of the Licensed Olezarsen Product, Thera will file a corresponding MAA for the FCS Indication of the Licensed Olezarsen Product with the applicable Regulatory Authority in the Thera Territory.

6.6.2

Licensed Olezarsen Product – Second Indication. Within six months following the later of: (a) Ionis filing the MAA for a second indication for the Licensed Olezarsen Product with the FDA, and (b) Ionis providing to Thera the MAA filed by Ionis for such second indication for the Licensed Olezarsen Product with the FDA, Thera will file a corresponding MAA for such second indication for the Licensed Olezarsen Product with the applicable Regulatory Authority in the Thera Territory.

6.6.3

Licensed Donidalorsen Product. Within six months following the later of: (a) Ionis filing the MAA with the FDA for the Licensed Donidalorsen Product, (b) completion of the Initial Know-How Transfer in accordance with Section 4.1 (Initial Know-How Transfer) for the Licensed Donidalorsen Product; and (iii) Ionis’ notification to Thera of Ionis’ final decision regarding the Ionis Product Trademark to be used in the Thera Territory for the Licensed Donidalorsen Product, Thera will file the MAA for the Licensed Donidalorsen Product in the Thera Territory.

6.7

Cost of Regulatory Activities. Ionis will provide to Thera reasonable support of up to [Redacted: Quantity] hours (free of charge to Thera) of Ionis’ time per Financial Year per Licensed Product in connection with Thera seeking or maintaining Regulatory Approval for the Licensed Products in the Thera Territory. Thereafter, if requested by Thera to provide additional support in connection with Thera seeking or maintaining Regulatory Approval for the Licensed Products in the Thera Territory, Ionis will provide a reasonable level of additional such support, and Thera will reimburse Ionis for its Internal and External Costs incurred in providing such support. Thera will be solely responsible for all other costs and expenses incurred in connection with the performance of all regulatory activities in the Thera Territory.

6.8

No Harmful Actions. If either Party reasonably believes that the other Party is taking or intends to take any regulatory action with respect to a Licensed Product that is likely to have a material adverse effect upon the regulatory status, including the likelihood of receiving or maintaining

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Regulatory Approval, of any Licensed Product in the Ionis Territory or the Thera Territory, as applicable, then such Party will have the right to bring such matter to the attention of the JSC and the Parties will discuss in good faith to resolve such concern. Without limiting the foregoing and notwithstanding any provision to the contrary in this Agreement, Thera will not (a) agree to any Manufacturing specifications for any Licensed Product with any Regulatory Authority or (b) agree with any Regulatory Authority to any claims in an Approved Labeling or make any claims in any Regulatory Submission that, in either case, are (i) class generic to oligonucleotides, Ionis’ chemistry platform(s), or to any of Ionis’ technology incorporated into any Licensed Product, or (ii) inconsistent with the Licensed Products’ core data sheets, in each case ((a) and (b)), without Ionis’ prior written consent.

6.9

Right of Reference. Subject to the rules of the FDA, Applicable Law, and the terms of this Agreement, Ionis hereby grants to Thera a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) to, and a right to copy, access, and otherwise use, all information and data relating to the Licensed Products in any Regulatory Submission to the FDA or Regulatory Approval from the FDA Controlled by Ionis during the Term, necessary or reasonably useful for Thera or its Affiliates’ use in the Development and Commercialization of the Licensed Products in the Thera Territory in accordance with this Agreement. All such information and data contained in any such Regulatory Submissions or Regulatory Approvals will be considered Confidential Information of Ionis and subject to the terms of Article 12 (Confidentiality). If requested by Thera, Ionis will provide a signed statement to this effect in accordance with 21 C.F.R. § 314.50(g)(3) to give effect to the intent of this Section 6.9 (Right of Reference).

6.10

Adverse Event Reporting; Global Safety Database. The Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Products in accordance with Applicable Law, regulatory requirements, and regulations on pharmacovigilance and clinical safety. Thera will be responsible for all processing of information related to any adverse events for such Licensed Product in the Thera Territory and Ionis will be responsible for all processing of information related to any adverse events for the Licensed Products in the Ionis Territory, in each case, including any information regarding such adverse events that is received from a Third Party. Each Party will provide to the other Party in a timely manner the relevant safety information it receives (either directly or indirectly) related to the Licensed Products. Within [Redacted: Time Period] following the Effective Date (or such longer time as agreed upon by the Parties), the Parties will negotiate in good faith and enter into a Pharmacovigilance Agreement related to the Licensed Products, which will define the pharmacovigilance responsibilities of the Parties and include safety data exchange procedures governing the exchange of information affecting the class and products (e.g., Serious Adverse Events, emerging safety issues) to enable each Party to comply with all of its legal and regulatory obligations related to such Licensed Product. Ionis will own and maintain the global safety database for the Licensed Products.

6.11	Ionis Internal Oligonucleotide Safety Database.

6.11.1

Ionis maintains an internal database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during non-clinical and clinical Development (the “Ionis Internal Oligonucleotide Safety Database”). To maximize understanding of the safety profile and pharmacokinetics of Ionis compounds, (a) Ionis will have the right to use any safety-related information provided by Thera pursuant to the Pharmacovigilance Agreement or this Section 6.11 (Ionis Internal Oligonucleotide Safety Database), and (b) Thera will cooperate, at no cost to Ionis, with Ionis’ requests in connection with populating the Ionis Internal Oligonucleotide Safety Database, which data and material Thera will provide to Ionis in

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PDF format. In addition, with respect to Clinical Trials of the Licensed Products conducted by or on behalf of Thera pursuant to the Thera Territory Development Plans, Thera will provide Ionis with copies of annual safety updates filed with each IND and the safety sections of any final Clinical Trial reports within [Redacted: Time Period] following the date such information is filed, as applicable. Furthermore, Thera will promptly provide Ionis with supporting data and answer any follow-up questions reasonably requested by Ionis or its Affiliates to the extent such data and answers are reasonably available to Thera. All such information disclosed by Thera to Ionis will be Thera Confidential Information; provided, however, that so long as Ionis does not disclose the identity of a Licensed Product or Thera’s identity, Ionis may disclose any such Thera Confidential Information to (i) Ionis’ other partners if such information is regarding class generic properties of oligonucleotides, (ii) any Third Party that contributes to the populating of the Ionis Internal Oligonucleotide Safety Database, or (iii) any Regulatory Authority. Thera will deliver all such information to Ionis at [Redacted: Address] (or to such other address/contact designated in writing by Ionis). Thera will also cause its Affiliates and Sublicensees to comply with this Section 6.11 (Ionis Internal Oligonucleotide Safety Database).

6.11.2

From time to time, Ionis utilizes the information in the Ionis Internal Oligonucleotide Safety Database to conduct analyses to keep Ionis and its partners informed regarding class generic properties of oligonucleotides, including with respect to safety. As such, if and when Ionis identifies safety or other related issues that may be relevant to a Licensed Product (including any potential class-related toxicity), Ionis will promptly inform Thera of such issues and provide the data supporting Ionis’ conclusions.

6.11.3

During the Term, Thera may submit written requests to Ionis for Ionis to have queries run of the Ionis Internal Oligonucleotide Safety Database relevant to the Licensed Products, and Ionis will use Commercially Reasonable Efforts to promptly cause such queries to be run and deliver to Thera the results of such queries. Any information disclosed between the Parties under this Section 6.11.3 will be treated as Confidential Information of Ionis in accordance with Article 12 (Confidentiality).

6.12	Recall, Withdrawal, or Field Alerts.

6.12.1

Notification and Determination. Each Party will notify the other Party as soon as practicable, but no later than one Business Day prior to the earliest field alert obligation required of such Party by any Governmental Authority, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to a recall, corrective action, or other regulatory action by any Governmental Authority (a “Remedial Action”) (as to Ionis’ notification obligation, only to the extent it would reasonably be expected to affect the Thera Territory). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the applicable Territory, and otherwise reasonably cooperate with each other with respect to such Remedial Action or potential Remedial Action. Ionis will have sole discretion and final decision-making authority with respect to, and control over, any Remedial Action in the Ionis Territory, including any decision to commence such Remedial Action in the Ionis Territory. Thera will have sole discretion and final decision-making authority with respect to, and control over, any Remedial Action in the Thera Territory, including any decision to commence such Remedial Action in the Thera Territory; provided that if, during the Supply Period, Ionis notifies Thera of a Manufacturing issue related to a Licensed Product that Ionis reasonably

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believes could give rise to a Remedial Action, then Thera will initiate such Remedial Action in accordance with Ionis’ request.

6.12.2	Cost Allocation. All costs directly associated with implementing a Remedial Action with respect to a Licensed Product will be allocated between Ionis and Thera as follows:

(a)	if, and to the extent that, the Remedial Action arises as a result of a material breach of this Agreement or other gross negligence by a Party, then such Party will bear all such costs and expenses;

(b)

if, and to the extent that, the Remedial Action arises as a result of a Manufacturing issue related to a Licensed Product that occurred at any time during the Supply Period, and if Ionis recoups damages or other compensation from its CMOs in connection with such Manufacturing issue, then Ionis will allocate a proportional share of such recovery to Thera based on the units for such Licensed Product in the Thera Territory impacted by such Remedial Action; and

(c)

in all other cases, Ionis will be responsible for such costs and expenses for such Licensed Product in the Ionis Territory, and Thera will be responsible for such costs and expenses for such Licensed Product in the Thera Territory.

ARTICLE 7

COMMERCIALIZATION AND MEDICAL AFFAIRS

7.1	Commercialization Responsibilities for Licensed Products.

7.1.1

Commercialization in the Ionis Territory. As between the Parties, Ionis and its Affiliates will have sole control over and decision-making authority with respect to the Commercialization of the Licensed Products in the Ionis Territory, including, if applicable, seeking and maintaining any Reimbursement Approval for the Licensed Products in the Ionis Territory, at its sole cost and expense.

7.1.2

Commercialization in the Thera Territory. Subject to the terms and conditions of this Agreement, including but not limited to Section 3.1.5 (Specific Responsibilities of the JSC), Section 3.4 (Decision-Making), Section 7.5 (Thera Territory Branding Plans) and Section 7.7 (Commercialization Diligence Obligations), Thera and its Affiliates will have sole control over and decision-making authority with respect to the Commercialization of the Licensed Products in the Thera Territory, including seeking and maintaining any Regulatory Approvals, and Reimbursement Approvals for the Licensed Products in the Thera Territory, at its sole cost and expense.

7.1.3

Coordination of Commercialization and Medical Affairs Activities. The Parties will coordinate activities with respect to Commercialization and Medical Affairs activities of the Licensed Products in each Party’s Territory, as further set forth in this Article 7 (Commercialization and Medical Affairs). Notwithstanding anything to the contrary in this Agreement, Ionis may continue to conduct certain Medical Affairs activities for the Licensed Products in the Thera Territory to support the activities with respect to which Ionis has the responsibility or the right to conduct under this Agreement.

7.2	Commercialization and Medical Affairs Reporting. On a Licensed Product-by-Licensed Product basis, for each Financial Quarter following the first Regulatory Approval for a Licensed

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Product in the Thera Territory, no later than [Redacted: Time Period]following the end of each such Financial Quarter, Thera will provide to the applicable JSC, or to Ionis if the Consolidated JSC has been dissolved, a high-level summary of the material Commercialization and Medical Affairs activities conducted by Thera or its Affiliates for such Licensed Product in the Thera Territory during such Financial Quarter and the material Commercialization and Medical Affairs activities expected to be conducted by Thera or its Affiliates in the Thera Territory during the upcoming Financial Quarter for such Licensed Product. Each such report will contain sufficient detail to enable Ionis to assess Thera’s compliance with its Commercialization diligence obligations set forth in Section 7.7 (Commercialization Diligence Obligations). In addition, no later than [Redacted: Time Period]prior to the end of each Financial Year, Thera will provide to the applicable JSC, or to Ionis if the Consolidated JSC has been dissolved, a report of the forecasted Net Sales anticipated to be generated by Thera or its Affiliates in the Thera Territory during the upcoming Financial Year.

7.3

Pricing. All decisions for the Licensed Products related to list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including the approach to pricing with different types of accounts and plans, including types of discounts and rebates), and modifications to any of the foregoing, will be made by (a) Ionis or its designee in the Ionis Territory and (b) Thera in the Thera Territory; provided that, to the extent permitted under Applicable Law, including local anti-competition law, the Parties will discuss through the JSC such pricing strategies for the Thera Territory. Thera will keep Ionis informed on (i) any changes to the high-level pricing strategy with respect to the Licensed Products in the Thera Territory, and (ii) the status of any application for Reimbursement Approvals for the Licensed Products in the Thera Territory, including any discussion with any Regulatory Authority with respect thereto and Thera’s receipt of HTA’s recommendation regarding pricing or reimbursement.

7.4

Global Branding and Marketing Strategy. Ionis will determine the global branding and marketing strategy with respect to the Commercialization of the Licensed Products throughout the Territory (the “Global Branding and Marketing Strategy”), which Ionis will provide to Thera and update on an [Redacted: Frequency]. The Global Branding and Marketing Strategy will include, in reasonable detail, the Trademarks to be used by the Parties or their Affiliates or their Sublicensees for the Commercialization of the Licensed Product, trade dress, positioning, market access strategy, and marketing messages with respect to the Licensed Products. Without limiting the foregoing, the Global Branding and Marketing Strategy will include at least [Redacted: Quantity] Ionis Product Trademarks that are separate and distinct from each other for each Licensed Product. Thera will use the Ionis Product Trademark for a given Licensed Product as specified by the Global Branding and Marketing Strategy for such Licensed Product, except to the extent doing so would conflict with any written requirement from any Regulatory Authority or with any Applicable Law in the Thera Territory. Thera acknowledges that it may need to develop [Redacted: Quantity]or more Thera Product Trademarks if an Ionis Product Trademark may not be used in the Thera Territory.

7.5

Thera Territory Branding Plans. Within [Redacted: Time Period]after Ionis provides the Global Branding and Marketing Strategy to Thera, Thera will prepare and submit to the JSC branding plans with respect to the Commercialization of the Licensed Products in the Thera Territory (each such plan, a “Thera Territory Branding Plan”). The JSC will review, discuss, and determine whether to approve each initial Thera Territory Branding Plan. The Thera Territory Branding Plans will, at all times during the Term, be consistent and not in conflict with, the then-current Global Branding and Marketing Strategy, except to the extent such inconsistency is necessary to conform to any written requirement from any Regulatory Authority or with any Applicable Law in the Thera Territory. On an [Redacted: Frequency] during the Term (and more

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frequently as may be necessary), Thera will prepare updates to the Thera Territory Branding Plans. The JSC will review, discuss, and determine whether to approve each update to the Thera Territory Branding Plans. Once approved by the JSC, each Thera Territory Branding Plan will become effective and, in the case of an update, supersede the previous corresponding Thera Territory Branding Plan as of the date of such approval or at such other time as decided by the JSC.

7.6

Website. Thera shall have the exclusive right in its discretion to maintain websites for Licensed Products directed to the Thera Territory during the Term to be located at an URL or web-address to be selected by Thera (the “Thera Product Websites”). The Thera Product Websites will, at all times during the Term, be consistent and not in conflict with, the then-current Global Branding and Marketing Strategy, except to the extent such inconsistency is (a) necessary to conform to any written requirement from any Regulatory Authority or with any Applicable Law in the Thera Territory, or (b) approved by the JSC (by unanimous Party Vote). If Ionis maintains a website for a Licensed Product in the Ionis Territory (an “Ionis Territory Product Website”), then Ionis will include on such website, subject to compliance with Applicable Law, a hyperlink to the corresponding Thera Product Website, and Thera will include on the corresponding Thera Product Website, subject to compliance with Applicable Law, a hyperlink to the corresponding Ionis Territory Product Website. Thera, at its cost and expense, shall apply for and own the Internet domain name registration for the Thera Product Websites.

7.7	Commercialization Diligence Obligations.

7.7.1

On a Licensed Product-by-Licensed Product basis, following receipt of Regulatory Approval for a Licensed Product in the Thera Territory, Thera will use Commercially Reasonable Efforts to Commercialize the applicable Licensed Product.

7.7.2

Without limiting Section 7.7.1, on a Licensed Product-by-Licensed Product basis, within six months after receipt of Regulatory Approval for a Licensed Product for each indication in the Thera Territory, Thera will file for Reimbursement Approval for the applicable Licensed Product for the applicable indication with the relevant authorities providing Reimbursement Approval in the Thera Territory.

7.7.3

After Thera receives Reimbursement Approval for the Licensed Products in the Thera Territory, Thera will Commercialize the Licensed Products in the Thera Territory by incurring at least [Redacted: Amount] of operating expenses, determined in accordance with Thera’s Accounting Standards and excluding stock compensation expenses and amortization of intangible assets, per Financial Year for such Commercialization activities.

7.8	Medical Affairs Plans for the Licensed Products.

7.8.1

Global Medical Affairs Plans. As between the Parties, Ionis will determine the global Medical Affairs activities with respect to the Licensed Products throughout the Territory (the “Global Medical Affairs Plans”), which Ionis will provide to Thera and update on an Annual basis. The Global Medical Affairs Plans must at all times conform to applicable Professional Requirements and Applicable Law, with any adjustments necessary to comply with local Applicable Law and Professional Requirements in the Ionis Territory.

7.8.2

Medical Affairs Plans in the Thera Territory. On a Licensed Product-by-Licensed Product basis, within [Redacted: Time Period]after Ionis provides a Global Medical Affairs Plan to Thera, Thera will prepare and submit to the JSC a plan for the Medical Affairs activities for such Licensed Product in the Thera Territory (each such plan, a “Thera Territory

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Medical Affairs Plan”). The JSC will review, discuss, and determine whether to approve the initial Thera Territory Medical Affairs Plans. Thera will ensure that each Thera Territory Medical Affairs Plan is at all times during the Term consistent with the then-current Global Medical Affairs Plan for such Licensed Product, except to the extent such inconsistency is (a) necessary to conform to any written requirement from any Regulatory Authority or with any Applicable Law or Professional Requirement in the Thera Territory, or (b) approved by the JSC (by unanimous Party Vote). On an [Redacted: Frequency] during the Term (and more frequently as may be necessary), Thera will prepare updates to the Thera Territory Medical Affairs Plans. The JSC will review, discuss, and determine whether to approve each update to the Thera Territory Medical Affairs Plans. Once approved by the JSC, each Thera Territory Medical Affairs Plan will become effective and, in the case of an update, supersede the previous corresponding Thera Territory Medical Affairs Plan as of the date of such approval or at such other time as decided by the JSC.

7.9

Support for Commercialization and Medical Affairs Activities. On a Licensed Product-by-Licensed Product basis, Ionis will provide to Thera reasonable support of up to [Redacted: Quantity] (free of charge to Thera) of Ionis’ time per Financial Year in connection with Thera implementing the Thera Territory Branding Plans and the Thera Territory Medical Affairs Plans until the [Redacted: Time Period] anniversary of the first Regulatory Approval from a Regulatory Authority in the Thera Territory with respect to the applicable Licensed Product. Thereafter, if requested by Thera to provide additional support in connection with Thera’s implementation of the Thera Territory Branding Plans and the Thera Territory Medical Affairs Plans, Ionis will provide a reasonable level of additional such support, and Thera will reimburse Ionis for its Internal and External Costs incurred in providing such support. Thera will be solely responsible for all other costs and expenses incurred in connection with the implementation of the Thera Territory Branding Plans and the Thera Territory Medical Affairs Plans.

7.10

Standards of Conduct; Compliance. Each Party will perform, or will ensure that each of its Affiliates, Sublicensees, and subcontractors perform, all Commercialization and Medical Affairs activities in a professional and ethical business manner and in compliance with Applicable Law and applicable Professional Requirements.

7.11

Product Materials. Subject to Ionis complying with its obligations under Section 4.1 (Initial Know-How Transfer) and Section 4.2 (Additional Know-How Transfer), Thera will, at its cost and expense, be responsible for preparing, developing, producing, or otherwise obtaining, and utilizing promotional materials, training materials, medical education materials, Packaging and Labeling, and all other literature or other information related to the Licensed Products (collectively, the “Product Materials”) to support its Development, Commercialization and Medical Affairs activities in the Thera Territory, which Product Materials will at all times be consistent with the Global Branding and Marketing Strategy and, if applicable, the Global Medical Affairs Plans, except to the extent such inconsistency is necessary to conform to any written requirement from any Regulatory Authority, with Applicable Law or with a Professional Requirement in the Thera Territory. Upon Ionis’ request, Thera will provide Product Materials to Ionis for review and comment, and Thera shall incorporate Ionis’ comments in such Product Materials prior to their use by Thera or its Affiliates in connection with the Development, Commercialization of or Medical Affairs related to the Licensed Products in the Thera Territory except to the extent implementing such comments would conflict with any written requirement from any Regulatory Authority, any Professional Requirements or with Applicable Law. In addition, from time to time, and in any event upon Ionis’ request, Thera will share with Ionis samples of Product Materials Controlled by Thera

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that are used by Thera or its Affiliates in connection with the Commercialization of the Licensed Products in the Thera Territory.

7.12

Diversion. Neither Party nor its Affiliates will, and each Party will take reasonable measures to ensure that its Sublicensees, licensees and subcontractors do not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Product to any Third Party or to any address or Internet Protocol address or the like outside of such Party’s Territory including via the Internet or mail order. Notwithstanding any provision to the contrary set forth in this Agreement, either Party will have the right to attend, or have its designees attend, conferences and meetings of congresses inside and outside of such Party’s Territory, subject to this Section 7.12 (Diversion); provided that (a) if both Parties are attending the same conference or meeting, then the Parties will coordinate regarding such attendance, and (b) if a Party wishes to host a commercial booth with respect to any Licensed Product at any conference within the other Party’s Territory, then such Party will coordinate with the other Party regarding such booth. As applicable, (i) in the case of Thera, in any country or jurisdiction outside the Thera Territory, and (ii) in the case of Ionis, in the Thera Territory:

7.12.1

such Party and its Affiliates will not engage, nor permit its Sublicensees, licensees and subcontractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of the Licensed Product located in any such country or jurisdiction;

7.12.2	such Party and its Affiliates will not solicit orders of the Licensed Products from any prospective purchaser located in any such country or jurisdiction;

7.12.3

such Party and its Affiliates will not, and will take reasonable measures to cause its Sublicensees, licensees and subcontractors not to, deliver or tender (or cause to be delivered or tendered) any Licensed Product to Third Parties for use in such country or jurisdiction; and

7.12.4

if either Party or its Affiliates, Sublicensees or licensees receive any order for any Licensed Product from a prospective purchaser located in any such country or jurisdiction, then such Party will immediately refer that order to the other Party or its designee and will not accept any such orders.

ARTICLE 8

MANUFACTURING

8.1	Responsibility.

8.1.1

Ionis Manufacturing. Except as provided in Section 8.2 (Commercial Supply Agreement), Ionis will have sole control over and decision-making authority with respect to, at its cost and expense, the Manufacture of all supplies of the Licensed Products required for all Development and Commercialization activities in the Ionis Territory. In addition, on a Licensed Product-by-Licensed Product basis, and subject to Section 8.2 (Commercial Supply Agreement), from the Effective Date until the earlier of (a) [Redacted: Delay for cessation of manufacturing and (b) [Redacted: Time Period], provided that if Ionis gives Thera less than [Redacted: Time Period]notice of its intent to withdraw the MAA for such Licensed Product in the U.S. in accordance with Section 8.1.2 (Thera Manufacturing), then Ionis will continue to Manufacture and supply Thera with such Licensed Product until [Redacted: Time Period]after Ionis has provided Thera

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with such notice (such period, the “Supply Period”), Ionis will Manufacture and supply Thera with Licensed Products that are necessary for Thera to (x) conduct its activities under the applicable Thera Territory Development Plan (in bright stock without labels) and any placebo (if applicable) and (y) Commercialize the applicable Licensed Product in the Thera Territory (in bright stock without labels), in each case ((x) and (y)), in accordance with the process validated and described in the Ionis Know-How, on the Effective Date or as it exists, in Ionis’ sole discretion, from time to time during the Term. If during the Supply Period there is a change in the Manufacturing of the Licensed Products that is identified by Ionis, requested by HC, or proposed by a CMO, Ionis will notify Thera in advance of implementing such change and in accordance with the notice periods set forth in the quality agreement, and the Parties will cooperate with one another to the extent such change requires notification to a Regulatory Authority in the Thera Territory.

8.1.2

Thera Manufacturing. On a Licensed Product-by-Licensed Product basis, to the extent possible, Ionis will provide at least [Redacted: Time Period]prior written notice of its decision to withdraw the MAA for a Licensed Product in the U.S. Upon such written notice, Thera will have [Redacted: Time Period]to either (a) assume responsibility for Manufacturing (i) all supplies of the Licensed Products required for Thera’s activities under the Thera Territory Development Plans and (ii) all supplies of the Licensed Products for Commercialization purposes in the Thera Territory or (b) terminate the Agreement with respect to such Licensed Product in accordance with Section 14.9 (Termination in Lieu of Assuming Manufacturing Responsibilities).

8.2

Commercial Supply Agreement. Within six months following the Effective Date, the Parties will negotiate in good faith and enter into a commercial supply agreement on reasonable and customary terms, which terms will include but will not be limited to Thera’s forecasts for supply, for the commercial-grade supply of Licensed Products by Ionis to Thera during the Supply Period (the “Commercial Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing and supply of the Licensed Products for Commercialization purposes in the Thera Territory. Thera will pay a supply price to Ionis under the Commercial Supply Agreement equal to [Redacted: Price]. The Commercial Supply Agreement will also provide that if there is a failure to supply or shortage of Licensed Products ordered by Thera from Ionis, [Redacted: Supply or Shortage Remedy Process]. If the Parties are unable to negotiate in good faith and enter into the Commercial Supply Agreement within the timeframe set out in this Section 8.2 (Commercial Supply Agreement), the Parties may refer the matter to mediation, as set forth in Section 15.2 (Mediation).

ARTICLE 9

PAYMENTS

9.1

Upfront Payment. Within [Redacted: Time Period] after the Effective Date, as partial consideration for the licenses and rights granted to Thera hereunder, Thera will pay to Ionis, by wire transfer of immediately available funds, a non-refundable, non-creditable upfront payment of $10,000,000 USD (the “Upfront Payment”).

9.2	Milestone Payments.

9.2.1

Regulatory Milestones. In further consideration for the licenses and rights granted to Thera hereunder, no later than [Redacted: Time Period] after the first achievement of each regulatory milestone event set forth in Table 9.2.1 below by Thera or its Affiliates

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for the Licensed Donidalorsen Product, Thera will pay to Ionis the corresponding regulatory milestone payment set forth in Table 9.2.1 (the regulatory milestone events set forth in Table 9.2.1, the “Regulatory Milestone Events” and the regulatory milestone payments set forth in Table 9.2.1, the “Regulatory Milestone Payments”). Each Regulatory Milestone Payment is payable only once, regardless of the number of times the corresponding Regulatory Milestone Event is achieved. If Thera or its Affiliates achieve all the Regulatory Milestone Events, then the Regulatory Milestone Payments payable by Thera under this Section 9.2.1 (Regulatory Milestones) will not exceed $5,750,000 USD.

Table 9.2.1 – Regulatory Milestones
Regulatory Milestone Event	Regulatory Milestone Payment (in U.S. Dollars)
1. Receipt of Regulatory Approval for the Licensed Donidalorsen Product from HC	[Redacted: Amount]
2. Receipt of Reimbursement Approval for the Licensed Donidalorsen Product from the pCPA or other relevant authority providing Reimbursement Approval in the Thera Territory	[Redacted: Amount]

9.2.2

Sales Milestones. In further consideration for the licenses and rights granted to Thera hereunder, no later than [Redacted: Time Period]after the Financial Quarter in which the sales milestone event set forth below is achieved by Thera or its Affiliates for the Licensed Donidalorsen Product in the Thera Territory, Thera will pay to Ionis the corresponding sales milestone payment, as set forth below (the sales milestone events set forth in Table 9.2.2, the “Sales Milestone Events” and the sales milestone payments set forth in Table 9.2.2, the “Sales Milestone Payments”). Each Sales Milestone Payment is payable only once, regardless of the number of times the Sales Milestone Event is achieved. If Thera or its Affiliates achieve all the Sales Milestone Events, then the Sales Milestone Payments payable by Thera under this Section 9.2.2 (Sales Milestones) will not exceed $7,000,000 USD.

Table 9.2.2 – Sales Milestone
Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
1. First Financial Year in which the Net Sales of the Licensed Donidalorsen Product in the Thera Territory equal or exceed [Redacted: Amount]	[Redacted: Amount]
2. First Financial Year in which the Net Sales of the Licensed Donidalorsen Product in the Thera Territory equal or exceed [Redacted: Amount]	[Redacted: Amount]
3. First Financial Year in which the Net Sales of the Licensed Donidalorsen Product in the Thera Territory equal or exceed [Redacted: Amount]	[Redacted: Amount]

If the achievement of Sales Milestone Event #1 in Table 9.2.2 occurs before the achievement of Regulatory Milestone Event #2 in Table 9.2.1, then Regulatory Milestone

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Event #2 in Table 9.2.1 will be deemed achieved, and Thera will pay to Ionis the corresponding Regulatory milestone Payment for Regulatory Milestone Event #2 in Table 9.2.1, in addition to the Sales Milestone Payment for the achievement of Sales Milestone Event #1 in Table 9.2.2.

9.2.3

Notification of Milestone Events. Thera will promptly notify Ionis in writing upon the achievement of each Regulatory Milestone Event and Sales Milestone Event (collectively, the “Milestone Events”), which notice will be provided no later than (a) [Redacted: Time Period]after the achievement of each Regulatory Milestone Event and (b) [Redacted: Time Period]after the end of the Financial Quarter in which each Sales Milestone Event is achieved. However, in no event will a failure or delay by Thera to deliver such notice of achievement of any Milestone Event relieve Thera of its obligation to pay Ionis the corresponding Regulatory Milestone Payment or Sales Milestone Payment (collectively, the “Milestone Payments”) for achievement of the applicable Milestone Event.

9.3	Royalties.

9.3.1

Royalty Rates for the Licensed Donidalorsen Product. In further consideration for the licenses and rights granted to Thera hereunder, subject to the provisions of this Section 9.3 (Royalties), Thera will pay to Ionis royalties based on the Net Sales of the Licensed Donidalorsen Product by Thera and its Affiliates in the Thera Territory at the following rates:

Table 9.3.1 – Royalty Rates for the Licensed Donidalorsen Product
Annual Net Sales of the Licensed Donidalorsen Product in the Thera Territory	Full Royalty Rate*	Initial Royalty Rate*
Portion of Annual Net Sales of the Licensed Donidalorsen Product in the Thera Territory that is less than or equal to [Redacted: Amount]	[Redacted: Percentage]	[Redacted: Percentage]
Portion of Annual Net Sales of the Licensed Donidalorsen Product in the Thera Territory that are greater than [Redacted: Amount] and less than or equal to [Redacted: Amount]	[Redacted: Percentage]	[Redacted: Percentage]
Portion of Annual Net Sales of the Licensed Donidalorsen Product in the Thera Territory that are greater than [Redacted: Amount]	[Redacted: Percentage]	[Redacted: Percentage]

*The initial royalty rate for the Licensed Donidalorsen Product will be effective from the Effective Date until and including December 31, 2027. The full royalty rate for the Licensed Donidalorsen Product will be effective from January 1, 2028, through the remainder of the Royalty Term.

By way of example only, if Thera receives [Redacted: Amount] CAD in Net Sales of the Licensed Donidalorsen Product during a given Financial Year in the Thera Territory after December 31, 2027, then Thera would owe Ionis a royalty of [Redacted: Royalty Calculation] (as converted into U.S. Dollars in accordance with Section 9.10 (Method of Payment; Exchange Rate)).

9.3.2	Royalty Rates for the Licensed Olezarsen Product. In further consideration for the licenses and rights granted to Thera hereunder, subject to the provisions of this Section 9.3

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(Royalties), Thera will pay to Ionis royalties based on the Net Sales of the Licensed Olezarsen Product by Thera and its Affiliates in the Thera Territory at the following rates:

Table 9.3.2 – Royalty Rates for the Licensed Olezarsen Product
Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory	Royalty Rate
Portion of Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory that is less than or equal to [Redacted: Amount]	[Redacted: Percentage]
Portion of Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory that are greater than [Redacted: Amount] and less than or equal to [Redacted: Amount]	[Redacted: Percentage]
Portion of Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory that are greater than [Redacted: Amount]	[Redacted: Percentage]

By way of example only, if Thera receives [Redacted: Amount] in Net Sales of the Licensed Olezarsen Product during a given Financial Year in the Thera Territory, then Thera would owe Ionis a royalty of [Redacted: Royalty Calculation] (as converted into U.S. Dollars in accordance with Section 9.10 (Method of Payment; Exchange Rate)).

(a)

Royalty Rate Buydown. From the date Thera files the MAA for the Licensed Olezarsen Product in an indication other than the FCS Indication in the Thera Territory until the earlier of (i) [Redacted: Time Period], and (ii) [Redacted: Time Period] (the “First Royalty Buydown Deadline”), Thera may elect to buydown royalty rates in Table 9.3.2 for the Licensed Olezarsen Product (the “Royalty Buydown”) by (x) providing written notice to Ionis, and (y) paying to Ionis, [Redacted: Payment]contemporaneously with such written notice to Ionis (the “First Royalty Buydown Amount”). If Thera fails to exercise the Royalty Buydown by the First Royalty Buydown Deadline but files the MAA for the Licensed Olezarsen Product in an indication other than the FCS Indication in the Thera Territory, then Thera may exercise the Royalty Buydown by (i) providing written notice to Ionis [Redacted: Time Period] (the “Second Royalty Buydown Deadline”), and (ii) paying to Ionis, [Redacted: Payment] contemporaneously with such written notice to Ionis (the “Second Royalty Buydown Amount”). Further, if Thera fails to exercise the Royalty Buydown by the Second Royalty Buydown Deadline but files the MAA for the Licensed Olezarsen Product in an indication other than the FCS Indication, then Thera may exercise the Royalty Buydown by (i) providing written notice to Ionis [Redacted: Time Period] (the “Third Royalty Buydown Deadline”), and (ii) paying to Ionis, [Redacted: Payment] contemporaneously with such written notice to Ionis (the “Third Royalty Buydown Amount”). If Thera (A) elects the Royalty Buydown, and (B) pays either the First, Second, or Third Royalty Buydown Amount, by the First, Second, or Third Royalty Buydown Deadline, respectively, then, beginning the Financial Year immediately following the Financial Year in which Thera pays to Ionis the applicable Royalty Buydown Amount and for the remainder of the Royalty Term, Thera will pay Ionis the royalty rates set forth in Table 9.3.2(a) based on the Annual cumulative Net Sales of the Licensed Olezarsen Product by Thera and its Affiliates in the Thera Territory:

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Table 9.3.2(a) – Buydown Royalty Rates for the Licensed Olezarsen Product
Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory	Royalty Rate
Portion of Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory that is less than or equal to [Redacted: Amount]	[Redacted: Percentage]
Portion of Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory that are greater than [Redacted: Amount] and less than or equal to [Redacted: Amount]	[Redacted: Percentage]
Portion of Annual Net Sales of the Licensed Olezarsen Product in the Thera Territory that are greater than [Redacted: Amount]	[Redacted: Percentage]

9.3.3	Royalty Adjustments.

(a)	Generic Entry for the Licensed Donidalorsen Product.

(i)

Subject to Section 9.3.3(e) (Royalty Reductions Floor), after the loss of Regulatory Exclusivity in the Thera Territory for the Licensed Donidalorsen Product, if (A) Canadian Patent Application No. 2,943,705 has not matured into an issued patent, (B) a Generic Product with respect to the Licensed Donidalorsen Product is sold in the Thera Territory, and (C) Net Sales of the Licensed Donidalorsen Product in a Financial Quarter decline by more than [Redacted: Percentage]of the average quarterly Net Sales of the Licensed Donidalorsen Product during the prior four Financial Quarters, then, the royalties due on Net Sales of the Licensed Donidalorsen Product as set forth in Table 9.3.1 will be reduced by [Redacted: Percentage]immediately following the Financial Quarter in which such Generic Product is sold in the Thera Territory and continue to apply for the remainder of the Royalty Term. The foregoing royalty reduction will not apply if the Parties mutually agreed to abandon Canadian Patent Application No. 2,943,705 prior to the final refusal of such patent application by relevant patent authorities in Canada.

(ii)

Subject to Section 9.3.3(e) (Royalty Reductions Floor) and provided the royalty adjustment in Section 9.3.3(a)(i) does not apply, after the loss of Regulatory Exclusivity in the Thera Territory for the Licensed Donidalorsen Product, if (A) a Generic Product with respect to the Licensed Donidalorsen Product is sold in the Thera Territory, and (B) Net Sales of the Licensed Donidalorsen Product in a Financial Quarter decline by more than [Redacted: Percentage] of the average quarterly Net Sales of the Licensed Donidalorsen Product during the prior four Financial Quarters, then the royalties due on Net Sales of the Licensed Donidalorsen Product as set forth in Table 9.3.1 will be reduced by [Redacted: Percentage] immediately following the Financial Quarter in which such Generic Product is sold in the Thera Territory and continue to apply for the remainder of the Royalty Term.

(b)

Generic Entry for the Licensed Olezarsen Product. Subject to Section 9.3.3(e) (Royalty Reductions Floor), if a Generic Product with respect to the Licensed Olezarsen Product is sold in the Thera Territory and Net Sales of the Licensed Olezarsen Product in a Financial Quarter decline by more than [Redacted: Percentage] of the average quarterly Net Sales of the Licensed Olezarsen Product during the prior four Financial Quarters, then the royalties due on Net Sales of the

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Licensed Olezarsen Product as set forth in Table 9.3.2 or Table 9.3.2(a), as applicable, will be reduced by [Redacted: Percentage] immediately following the Financial Quarter in which such Generic Product is sold in the Thera Territory and continue to apply for the remainder of the Royalty Term.

(c)

Offset for Royalties Paid to Third Parties. Subject to Section 9.3.3(e) (Royalty Reductions Floor), Thera may offset [Redacted: Percentage] of any payments made to a Third Party or reimbursed to Ionis pursuant to Section 9.4.1 (Identification of Future Product-Specific or Future Core Patents) for a Licensed Product in the Thera Territory against the royalties due and payable by Thera to Ionis on the Net Sales for such Licensed Product in such Financial Quarter; provided that the terms of this Section 9.3.3(c) (Offset for Royalties Paid to Third Parties) will not apply to any license agreement entered into in violation of the terms of Section 10.5.3 (Settlement).

(d)

Offset for Increased Manufacturing Costs. If Thera elects to assume responsibility for Manufacturing pursuant to Section 8.1.2 (Thera Manufacturing) and, as a result, the cost for Thera to Manufacture a Licensed Product increases (on a per-gram basis) by more than [Redacted: Percentage] of the average Manufacturing Cost for such Licensed Product (on a per-gram basis) for the last four Calendar Quarters of the Supply Period, then, subject to Section 9.3.3(e) (Royalty Reductions Floor), Thera may offset half of any costs that exceed [Redacted: Percentage]of the average Manufacturing Cost for such Licensed Product (on a per-gram basis) for the last four Calendar Quarters of the Supply Period against the royalties due and payable by Thera to Ionis on Net Sales for such Licensed Product.

(e)	Royalty Reductions Floor.

(i)

Except as otherwise expressly provided herein, royalties due to Ionis for a Licensed Product in the Thera Territory in any given Financial Quarter during the Royalty Term for such Licensed Product may not be reduced by more than [Redacted: Percentage] of the amount that otherwise would have been due and payable to Ionis in such Financial Quarter for such Licensed Product but for the reductions set forth in this Section 9.3.3 (Royalty Adjustments).

(ii)

If the royalty reduction in Section 9.3.3(d) (Offset for Increased Manufacturing Costs) applies and the royalty reduction in either Section 9.3.3(a) (Generic Entry for the Licensed Donidalorsen Product) or Section 9.3.3(b) (Generic Entry for the Licensed Olezarsen Product) would apply but for Section 9.3.3(e)(i), then royalties due to Ionis for such Licensed Product in the Thera Territory in any given Financial Quarter during the Royalty Term for such Licensed Product may not be reduced by more than [Redacted: Percentage]of the amount that otherwise would have been due and payable to Ionis in such Financial Quarter for such Licensed Product but for the reductions set forth in this Section 9.3.3 (Royalty Adjustments). SCHEDULE 9.3.3 attached hereto contains examples of how royalty adjustments will be calculated under this Section 9.3.3 (Royalty Adjustments).

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(iii)

Thera may carry forward any reductions permitted under Section 9.3.3(c) (Offset for Royalties Paid to Third Parties) or Section 9.3.3(d) (Offset for Increased Manufacturing Costs), in each case that are accrued in a Financial Quarter but are not applied against royalties owed to Ionis in such Financial Quarter as a result of the floor set forth in Section 9.3.3(e)(i) or Section 9.3.3(e)(ii) and may apply such amounts against royalties owed to Ionis in any subsequent Financial Quarter in the Royalty Term (subject to the minimum floor set forth in Section 9.3.3(e)(i) or Section 9.3.3(e)(ii), as applicable) until the earlier of (A) such excess amounts being deducted in full and (B) the expiration of the Royalty Term.

9.3.4

Royalty Term. Thera’s obligation to pay royalties to Ionis under this Agreement will commence, on a Licensed Product-by-Licensed Product basis, on the date of the First Commercial Sale of the applicable Licensed Product in the Thera Territory and will end on the latest to occur of (a) 12 years after the First Commercial Sale of such Licensed Product in the Thera Territory, (b) loss of Regulatory Exclusivity of such Licensed Product in the Thera Territory, and (c) expiration of the last Valid Claim in the Ionis Patent Rights that Covers such Licensed Product in the Thera Territory (the “Royalty Term”).

9.3.5	Royalty Payments and Reports.

(a)

Flash Reports. On a Licensed Product-by-Licensed Product basis, commencing with the Financial Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Thera Territory, no later than the [Redacted: Time Period]in such Financial Quarter, Thera will provide to Ionis flash reports containing Thera’s non-binding good faith estimates of (1) the gross sales of the Licensed Products sold by Thera or its Affiliates in the Thera Territory in the [Redacted: Time Period]of such Financial Quarter, and (2) the total aggregate Net Sales of the Licensed Products sold by Thera or its Affiliates in the Thera Territory in the first month of such Financial Quarter (the “Flash Reports”).

(b)

Royalty Report. In addition to the Flash Reports to be provided in accordance with Section 9.3.5(a) (Flash Reports), on a Licensed Product-by-Licensed Product basis, commencing with the Financial Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Thera Territory, within [Redacted: Time Period]after the end of each Financial Quarter, Thera will provide to Ionis a written report (each, a “Royalty Report”) setting forth in reasonable detail, broken down by month: (i) the gross sales of the Licensed Products sold by Thera or its Affiliate in the Thera Territory in such Financial Quarter; (ii) the aggregate Net Sales of the Licensed Products sold by Thera or its Affiliates in the Thera Territory in such Financial Quarter; (iii) each deduction item and reductions used to determine the Net Sales of the Licensed Products for such Financial Quarter or the royalties payable with respect to the Licensed Products for such Financial Quarter, including any reduction pursuant to Section 9.3.3 (Royalty Adjustments) (if applicable); (iv) the exchange rates used to calculate the royalties payable in U.S. Dollars; (v) any withholding taxes required to be made from such royalties; and (vi) the quantity and description of the Licensed Products sold by Thera or its Affiliate in the Thera Territory during such Financial Quarter comprising such Net Sales. The Parties will seek to resolve any questions or issues related to a Royalty Report within [Redacted: Time Period]following receipt by Ionis of each Royalty Report.

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(c)

Royalty Payments. The information contained in each Flash Report and Royalty Report will be considered the Confidential Information of Thera. Within [Redacted: Time Period]after the end of each Financial Quarter, Thera will pay the royalties due hereunder for the Financial Quarter covered by the applicable Royalty Report.

9.4	Future Third-Party IP Agreements.

9.4.1

Identification of Future Product-Specific or Future Core Patents. If Ionis identifies additional Third Party Patent Rights that it believes are necessary to (i) Develop or Commercialize a Licensed Product in the Thera Territory where such Third Party Patent Rights would be considered Product-Specific Patents if either Party Controlled such Patent Rights (“Future Product-Specific Patents”), or (ii) practice an Ionis Core Technology Patent to Develop or Commercialize a Licensed Product in the Thera Territory (“Future Core Patents”), then Ionis will provide Thera with written notice of such Third Party Patent Rights. Ionis will have the first right, but not the obligation, to negotiate with, and obtain a license from, the Third Party Controlling such Future Product-Specific Patents or Future Core Patents. If Ionis obtains rights to any such Future Product-Specific Patents or Future Core Patents, then Ionis will pay any financial obligations under such agreement to such Third Party, and Ionis will include such Future Product-Specific Patents and Future Core Patents in the license granted to Thera under Section 2.1.1, provided that, for Future Product-Specific Patents, subject to Section 9.3.3(c) (Offset for Royalties Paid to Third Parties ), Thera reimburses Ionis for the portion of such payments reasonably allocated to the Thera Territory.

9.4.2

Thera Step-In Right. If Ionis elects not to obtain a license to such Future Product-Specific Patents or Future Core Patents, then Ionis will so notify Thera, and Thera may obtain such a license to such Future Product-Specific Patents or Future Core Patents, as applicable. If Thera obtains a license to such Future Product-Specific Patents or Future Core Patents, then, subject to Section 9.3.3(c) (Offset for Royalties Paid to Third Parties), Thera will pay any financial obligations under such agreement to the Third Party.

9.5

Other Amounts Payable. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, [Redacted: Time Period] after the end of each Financial Quarter, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Financial Quarter. The owing Party will pay any undisputed invoiced amounts within [Redacted: Time Period]after the date of the invoice, and any disputed amounts owed by a Party will be paid within [Redacted: Time Period]following resolution of the dispute.

9.6

Consideration for Patent and Know-How Licenses. The Parties agree that any licenses granted hereunder in respect of Trademarks have been granted to Thera for the benefit of Ionis, it being understood that such brands have never been, and, in the case of the Ionis Product Trademarks, are not currently being, marketed or commercialized by Ionis in the Territory, or, in the case of the Ionis Corporate Trademark, do not bring added value to Thera’s Commercialization of the Licensed Products. Consequently, the Parties agree that all amounts payable hereunder are being paid solely in consideration for the licenses referred to in Sections 2.1.1, 2.1.2 and 2.1.3, and that no amount

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payable hereunder is being paid in consideration for or allocable to the rights granted to Thera hereunder in respect of the use any Trademark.

9.7

Financial Records and Audits. Thera will, and will require its Affiliates, Sublicensees and subcontractors to, maintain complete and accurate records in accordance with such Party’s Accounting Standards in sufficient detail to permit Ionis to confirm the accuracy of any amounts payable under this Agreement for at least the preceding [Redacted: Time Period], including (as applicable) any royalties, Milestone Payments, and sales of the Licensed Products (including all calculations of Net Sales). Upon reasonable prior notice, Thera will permit such records to be open during regular business hours for examination by an independent and internationally recognized certified public accountant (e.g., a “Big Four” accounting firm) selected by Ionis and confirmed by Thera as not having provided any accounting or audit services to Thera over the two Financial Years immediately preceding the audit request, for the sole purpose of verifying the accuracy of the financial reports furnished by Thera pursuant to this Agreement or of any payments made, or required to be made, by Thera pursuant to this Agreement; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth in Article 12 (Confidential Information). Such audit will not be (a) performed more frequently than[Redacted: Frequency], or (b) repeated for any Financial Year or with respect to the same set of records (in each case, except for cause). Such auditor will not disclose Thera’s Confidential Information to Ionis or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Thera or the amount of payments by Thera under this Agreement. Thera will pay any amounts shown to be owed to Ionis but unpaid within [Redacted: Time Period]after the accountant’s report, plus interest (as set forth in Section 9.13 (Late Payments; Disputed Payments)) from the original due date solely if Thera is responsible for the discrepancy. If such examination of records reveals any overpayment by Thera, then Ionis will credit the amount overpaid against future amounts due to Ionis by Thera. Ionis will bear the full cost of such audit unless such audit reveals an underpayment by Thera of more than [Redacted: Percentage]of the amount actually due for the time period being audited, in which case Thera will reimburse Ionis for the reasonable audit fees for such examination.

9.8	No Refunds. Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

9.9

Accounting Standards. If Thera changes its general accounting principles from its then-current Accounting Standard (e.g., from GAAP to IFRS) at any time during the Term, then at least [Redacted: Time Period]prior to adopting such change in principles, Thera will provide written notice to Ionis of such change. Thera may not change its general accounting principles to any accounting standard other than GAAP or IFRS without the prior written approval of Ionis.

9.10

Method of Payment; Exchange Rate. All amounts to be paid pursuant to this Agreement will be made in U.S. Dollars and will be paid by wire transfer in immediately available funds to a bank account designated by the receiving Party. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement will be the Selling Party’s then-current standard exchange rate methodology employed for the translation of foreign currency sales into U.S. Dollars in accordance with its Accounting Standards and consistently applied during the period.

9.11

Blocked Payments. If by reason of Applicable Law in any country or jurisdiction, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, then such Party will promptly notify the other Party of the conditions

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preventing such transfer and use reasonable efforts to deposit such payments in U.S. Dollars. If, after using reasonable efforts, such Party is not able to deposit such payments in U.S. Dollars, then such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [Redacted: Time Period], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

9.12	Taxes.

9.12.1	Taxes on Income. Each Party will be solely responsible for the payment of any and all income Taxes levied on account of all payments it receives under this Agreement.

9.12.2

Withholding Tax. Any and all payments made pursuant to this Agreement will be paid without deduction or withholding for any Taxes, except as required by Applicable Law. To the extent a Party is required by Applicable Law to deduct or withhold Taxes on any payment to the other Party (the “Withheld Amount”), then, with respect to any Withheld Amount on the Upfront Payment or any Milestone Payment, such Party will increase the amount of such Upfront Payment or Milestone Payment, as applicable, so that, after making such payments in respect of any withholding for any Taxes, the other Party receives an amount equal to the sum that it would have received had no such withholding been required to be paid on such amount. With respect to any Withheld Amount on any payments made by a Party pursuant to this Agreement, such Party will remit the Withheld Amount to the proper Governmental Authority in a timely manner and promptly transmit to the other Party an official Tax certificate or other evidence of any withholding sufficient to enable the other Party to claim available credits for such Withheld Amount. The withholding Party will have the right to deduct such Withheld Amount from payment due to the other Party. For the avoidance of doubt, to the extent such Withheld Amount is so withheld and remitted in accordance with this Section 9.12.2 (Withholding Tax), such Withheld Amount will be treated for all purposes of this Agreement as having been paid to the other Party. In addition to the foregoing, if any Party receives an assessment or reassessment issued by a Governmental Authority on the basis that such Party has failed to deduct or withhold any amount that it was required to deduct or withhold on any payment to the other Party under Applicable Law (other than any Upfront Payment or any Milestone Payment), such other Party shall indemnify such assessed or reassessed Party for any amount of taxes, interest or penalties resulting from such assessment or reassessment.

9.12.3

Residence. Ionis represents and warrants to Thera that it is a resident of the United States entitled to benefits in respect of all payments made by Thera hereunder for the purposes of the Convention Between Canada and The United States of America With Respect to Taxes on Income and on Capital as amended from time to time.

9.12.4

Value-Added Tax. All payments due to Ionis by Thera pursuant to this Agreement will be paid without any deduction for any goods and services tax, harmonized sales tax or Quebec sales tax (collectively “VAT”) that Thera may be required to pay in respect of such payments to any tax authorities in the Thera Territory. If Ionis is required to collect and remit any VAT applicable in respect of payments due to Ionis by Thera pursuant to this Agreement, Thera shall pay such VAT to Ionis when due in accordance with Applicable Law, provided that Ionis shall be required to deliver to Thera an invoice

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containing all information required for Thera to claim all available input tax credits and input tax refunds in respect of such VAT.

9.12.5

Tax Cooperation. The Parties agree to cooperate with one another in accordance with Applicable Law and use reasonable efforts to mitigate or reduce Tax withholding or similar obligations in respect of payments made by each Party to the other Party under this Agreement. Without limiting the generality of the foregoing, each Party will provide the other with any Tax forms and other information that may be reasonably necessary to reduce withholding based on an applicable treaty or otherwise, including a properly completed Form NR301, before a payment is made. If any Tax form or other information a Party previously delivered expires or becomes obsolete or inaccurate in any respect, then such Party will provide the other Party with an updated version of such form or certification or promptly notify the other Party in writing of its legal inability to do so. Each Party will provide the other Party with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax.

9.12.6

Changes in Domicile. Notwithstanding any provision to the contrary in this Agreement, including Section 9.12.2 (Withholding Tax), if as a result of a Party assigning, transferring, or conveying rights under this Agreement to an Affiliate or changing its domicile, additional Taxes become due that would not otherwise have been due hereunder with respect to payments under this Agreement, then such Party will be responsible for all such additional withholding Taxes.

9.13

Late Payments; Disputed Payments. Any undisputed payments or portions thereof due hereunder that are not paid on or before the date such payments are due under this Agreement will bear interest from the due date until the date of payment at a per-annum rate equal to the lesser of: (a) [Redacted: Amount]or (b) [Redacted: Amount]. If a Party disputes an invoice or other payment obligation under this Agreement, then such Party will timely pay the undisputed amount of the invoice or other payment obligation, and the Parties will resolve such dispute in accordance with Article 15 (Dispute Resolution; Governing Law).

ARTICLE 10

INTELLECTUAL PROPERTY

10.1	Inventions.

10.1.1

Ownership of Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title, and interests in and to all Patent Rights and Know-How that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement.

10.1.2	Ownership of Arising Intellectual Property. As between the Parties, ownership of all Collaboration Know-How will be as follows:

(a)

Ionis will be the sole owner of any (i) Collaboration Know-How that is developed or invented solely by Representatives of Ionis or its Affiliates or its or their licensees (other than Thera), Sublicensees, or subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Ionis

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or any Affiliate of Ionis (“Ionis Collaboration Know-How”), and (ii) Patent Rights that Cover the Ionis Collaboration Know-How (“Ionis Collaboration Patent Rights”), and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Ionis to Thera under this Agreement.

(b)

Thera will be the sole owner of all (i) Collaboration Know-How that is developed or invented solely by Representatives of Thera or its Affiliates or its or their licensees (other than Ionis), Sublicensees, or subcontractors, or any Persons contractually required to assign or license such Collaboration Know-How to Thera or any Affiliate of Thera (“Thera Collaboration Know-How”), and (ii) Patent Rights that Cover the Thera Collaboration Know-How (“Thera Collaboration Patent Rights”), and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Thera to Ionis under this Agreement.

(c)	Each Party will own an equal, undivided share of all Joint Collaboration Technology.

(d)

To the extent Applicable Law provides any right to compel the sale of any undivided interest in Collaboration Know How or Collaboration Patent Rights, the parties waive and renounce such rights or, to the extent renunciation is not permitted by Applicable Law, postpone the application of such right for a period of 30 years or such other longer period as may be permitted by Applicable Law. To the extent Applicable Law provides any right for a Party to reclaim or buy back ownership of any rights or interests in Collaboration Know How or Collaboration Patent Rights sold by the other Party to a Third Party, such right is waived and renounced by both Parties to the full extent permitted by Applicable Law.

10.1.3	Disclosure; Inventorship.

(a)

Invention Disclosure. Each Party will promptly disclose to the other Party all Inventions within the Collaboration Know-How developed or invented during the Term by or on behalf of such Party, in each case, no later than [Redacted: Time Period]after the applicable Party’s intellectual property department receives notice of such Invention and in any event as soon as practicable prior to an intended public disclosure of such Invention and prior to the filing of a patent application thereon. Each Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

(b)

Inventions by a Party. Inventorship for Inventions and discoveries (including Know-How) first invented or developed during the course of the performance of activities under this Agreement will be determined in accordance with United States Patent Laws for determining inventorship.

(c)

Joint Research Agreement under the Leahy-Smith America Invents Act. If a Party intends to invoke its rights under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act, then it will notify the other Party and neither Party will make an election under such provision when exercising its rights under this Article 10 (Intellectual Property) without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed), and the Parties will use reasonable efforts to cooperate and coordinate their activities with respect

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to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

10.1.4

Practice Under and Other Use of Joint Collaboration Technology. Subject to the rights granted under and the restrictions set forth in this Agreement (including the licenses granted under Article 2 (Licenses)), each Party will be entitled to the free use and enjoyment of all Joint Collaboration Technology and neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Collaboration Technology by reason of joint ownership thereof. Each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting. To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Collaboration Technology, the other Party will grant consent promptly upon request. Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for patent protection in any jurisdiction for any Joint Collaboration Technology and will obtain the cooperation of the individual inventors of any such Joint Collaboration Technology.

10.1.5

Employee Assignment. Thera and its Affiliates will, and will cause its Sublicensees and subcontractors to, enter into an agreement with each of its employees performing activities under this Agreement that (a) compels prompt disclosure to Thera (or its Sublicensee or its subcontractor, as applicable) of all Collaboration Know-How and Collaboration Patent Rights discovered, developed, invented, or filed by such employee during any performance under this Agreement; and (b) automatically assigns to Thera (or its Sublicensee or its subcontractor, as applicable) all rights, title, and interests in and to all Collaboration Know-How and Collaboration Patent Rights, and requires each employee to execute all documents and take such other actions as may be necessary to effectuate such assignment.

10.1.6

Assignments by Clinical Trial Sites. Thera and its Affiliates will, and will cause its Sublicensees and subcontractors to, obtain from any site conducting any Clinical Trial of a Licensed Product assignments of all rights, title, and interests held by such site and such site’s personnel in and to all Collaboration Know-How and Collaboration Patent Rights generated at or by such site as a result of conducting such Clinical Trials. Upon Ionis’ request, Thera will provide copies of such assignments to Ionis.

10.2	Patent Prosecution.

10.2.1	Ionis Patent Rights and Joint Collaboration Patent Rights.

(a)

Right to Prosecute. As between the Parties, Ionis will have the (a) first right, in its sole discretion, to control the Patent Prosecution of all Ionis Product-Specific Patents in the Thera Territory and (b) sole right, in its sole discretion, to control the Patent Prosecution of all (i) Ionis Product-Specific Patents in the Ionis Territory, and (ii) Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents, and Joint Collaboration Patent Rights, in each case, worldwide (collectively, ((a) and (b)), the “Ionis Prosecuted Patent Rights”). Upon Ionis’ request, Thera will obtain any necessary assignment documents for Ionis with respect to the Patent Prosecution of Ionis Prosecuted Patent Rights, will render all signatures that will be necessary for such patent filings, and will assist Ionis in all

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other reasonable ways that are necessary for the issuance of Ionis Prosecuted Patent Rights as well as for the Patent Prosecution of Ionis Prosecuted Patent Rights. Thera will be responsible for [Redacted: Percentage]of the out-of-pocket costs incurred by or on behalf of Ionis with respect to the Patent Prosecution of the Ionis Product-Specific Patents (including any maintenance fees owed to the Canadian patent office for the Ionis Product-Specific Patents) in the Thera Territory. Thera will be responsible for [Redacted: Percentage] of the out-of-pocket costs for Joint Collaboration Patent Rights in the Thera Territory (including any maintenance fees owed to local patent offices for the Joint Collaboration Patent Rights in the Thera Territory), and Thera will reimburse Ionis for such costs within [Redacted: Time Period]after receiving an invoice with reasonable supporting documentation for such costs.

(b)

Review and Consult. Ionis will keep Thera reasonably informed regarding the Patent Prosecution of the Ionis Product-Specific Patents and the Joint Collaboration Patent Rights in the Thera Territory and will provide Thera with all substantive correspondence received from any patent authority in the Thera Territory in connection therewith no later than [Redacted: Time Period]after receipt thereof. In addition, Ionis will provide Thera with drafts of proposed substantive filings in the Thera Territory and correspondence to any patent authority in the Thera Territory in connection with the Patent Prosecution of the Ionis Product-Specific Patents and the Joint Collaboration Patent Rights in the Thera Territory for Thera’s review and comment as early as practicable and at least [Redacted: Time Period]prior to the submission of such proposed filings and correspondence, which comments (if any) Thera must provide no later than [Redacted: Time Period]after receipt of the applicable filing or correspondence. Ionis will consider in good faith Thera’s reasonable comments on the Patent Prosecution of the Ionis Product-Specific Patents and the Joint Collaboration Patent Rights in the Thera Territory, but Ionis will have final decision-making authority regarding Patent Prosecution of such Patent Rights under this Section 10.2.1(b) (Review and Consult).

(c)

Abandonment. If, at any time during the Term, Ionis decides to cease the Patent Prosecution of a particular Ionis Product-Specific Patent or Joint Collaboration Patent Right in the Thera Territory, then, unless Ionis has a strategic rationale for ceasing such Patent Prosecution, Ionis will provide written notice to Thera of such decision at least [Redacted: Time Period]prior to the date that such applicable Ionis Product-Specific Patent or Joint Collaboration Patent Right will become abandoned and Thera may, upon written notice to Ionis, assume the Patent Prosecution of any such Patent Right at Thera’s sole cost and expense. In such an event, Thera shall have the option to obtain the assignment of all rights of Ionis in such applicable Ionis Product-Specific Patent or Joint Collaboration Patent Right. If Thera notifies Ionis in writing that it wishes to obtain such assignment, Ionis shall execute within [Redacted: Time Period]of such notice a written assignment agreement compliant with the requirements of Applicable Law to confirm such assignment. To the extent such assignment takes place, the relevant Ionis Product-Specific Patent or Joint Collaboration Patent Right shall cease to be licensed under this Agreement and shall no longer be subject to the payment of any royalties.

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10.2.2	Thera Patent Rights.

(a)

Right to Prosecute. As between the Parties, Thera will have the first right to control the Patent Prosecution of all Thera Patent Rights throughout the world. Thera will be responsible for [Redacted: Percentage]of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights throughout the world.

(b)

Review and Consult. Thera will consult with Ionis and keep Ionis reasonably informed regarding the Patent Prosecution of the Thera Patent Rights and will provide Ionis with all substantive correspondence received from any patent authority in connection therewith no later than [Redacted: Time Period]after receipt thereof. In addition, Thera will provide Ionis with drafts of all proposed substantive filings and correspondence to any patent authority in connection with the Patent Prosecution of the Thera Patent Rights for Ionis’ review and comment as early as practicable and at least [Redacted: Time Period]prior to the submission of such proposed filings and correspondence, which comments (if any) Ionis must provide no later than [Redacted: Time Period]after receipt of the applicable filing or correspondence. Thera will consider in good faith Ionis’ reasonable comments on the Patent Prosecution of the Thera Patent Rights, but will have final decision-making authority regarding Patent Prosecution of such Patent Rights under this Section 10.2.2(b) (Review and Consult).

(c)

Abandonment. If, at any time during the Term, Thera ceases the Patent Prosecution of a particular Thera Patent Right, Thera will provide written notice to Ionis of such decision at least [Redacted: Time Period]prior to the date on which such Patent Right will become abandoned. Ionis may, upon written notice to Thera, assume the Patent Prosecution of any such Patent Right at Ionis’ sole cost and expense.

10.3	Enforcement Against Third Party Infringement or Misappropriation.

10.3.1	Notice of Infringement or Misappropriation. Each Party will promptly notify the other of any apparent, threatened, or actual Competitive Infringement in the Thera Territory of which it becomes aware.

10.3.2

Thera’s Enforcement Right. Subject to the terms of any applicable license pursuant to which Ionis Controls any Patent Right or Know-How included within the Ionis Technology, Thera will have the first right, but not the obligation, to enforce any Ionis Product-Specific Technology, Joint Collaboration Technology, or Thera Technology, in each case, against any Competitive Infringement in the Thera Territory and at its own cost and expense; provided that Ionis will be entitled to attend any substantive meetings, hearings, or other proceedings related to such infringement or misappropriation suit (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such infringement or misappropriation suit prior to filing or submission of such documents. If Thera fails to abate any such Competitive Infringement or initiate a suit or take other action to abate any such Competitive Infringement within the earlier of: (a) [Redacted: Time Period]after the notice provided under Section 10.3.1 (Notice of Infringement or Misappropriation) and (b) [Redacted: Time Period]before the deadline, if any, under Applicable Law for the filing of any such actions, or if Thera discontinues the prosecution of any such action after filing without

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abating such infringement, then, in either case, Ionis will have the second right, but not the obligation, to attempt to resolve such Competitive Infringement, at its own expense, including the filing of an infringement or misappropriation suit, as applicable, to enforce the applicable Patent Rights or Know-How using counsel of its own choice.

10.3.3

Ionis’ Enforcement Right. Ionis will have the sole right, but not the obligation, to enforce any (a) Ionis Technology or Joint Collaboration Technology, in each case, against any Competitive Infringement in the Ionis Territory and (b) Ionis Core Technology and Ionis Manufacturing and Analytical Technology against any Competitive Infringement in the Territory, in each case ((a) and (b)), at its own cost and expense and using counsel of its own choice. Ionis will have the sole right, but not the obligation, to enforce any Thera Technology against any Competitive Infringement in the Ionis Territory, in each case, at its own expense and using counsel of its own choice; provided that Thera will be entitled to attend any substantive meetings, hearings, or other proceedings related to such infringement or misappropriation suit (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such infringement or misappropriation suit prior to filing or submission of such documents.

10.3.4

Allocation of Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Competitive Infringement in the Territory will be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses will be retained by the Party initiating such suit, action, or proceeding; provided that if Thera was the initiating Party, then such recoveries will be treated as “Net Sales” hereunder and Thera will pay royalties to Ionis on such recoveries in accordance with Section 9.3 (Royalties).

10.3.5

Cooperation; Procedures. At the request and expense of the Party bringing an infringement or misappropriation action under this Section 10.3 (Enforcement Against Third Party Infringement or Misappropriation), the other Party will provide reasonable assistance and cooperation in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and agrees to be joined as a party to the suit if necessary for the initiating Party to bring or continue an infringement or misappropriation action hereunder. In addition, the Party bringing an infringement or misappropriation action under this Section 10.3 (Enforcement Against Third Party Infringement or Misappropriation) will provide the other Party with copies of all pleadings and other documents in advance of filing with the court and will consider reasonable input from the other Party during the course of the action. Neither Party may settle any action or proceeding brought under this Section 10.3 (Enforcement Against Third Party Infringement or Misappropriation) or knowingly take any other action in the course thereof that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under an Ionis Patent Right or a Patent Right Controlled by Thera without first obtaining the written consent of the Party that Controls the relevant Patent Right. The Parties will reasonably assist each other and cooperate with each other, at their own expense, in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation and enforcement strategy.

10.4	Defense of Third Party Patent Challenges. Each Party will promptly notify the other Party in writing of it becoming aware of an actual or threatened Patent Challenge by a Third Party of any

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Ionis Patent Right, Thera Patent Right, or Joint Collaboration Patent Right (each, a “Third Party Patent Challenge”).

10.4.1

Thera’s Right to Defend. Subject to the terms of Section 10.4.3 (Cooperation; Procedures) and of any applicable license pursuant to which Ionis Controls any Patent Right, and except as may be otherwise agreed by the Parties, Thera will have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to a Thera Patent Right in the Territory and to compromise, litigate, settle, or otherwise dispose of any such challenge, in each case at its own expense using counsel of its own choice; provided that Ionis will be entitled to attend any substantive meetings, hearings, or other proceedings related to such Third Party Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Third Party Patent Challenge, and if Thera fails to initiate or continue the defense of such Third Party Patent Challenge of a Thera Patent Right within [Redacted: Time Period] after the notice provided under Section 10.4 (Defense of Third Party Patent Challenges), or otherwise abandons or elects not to continue any such defense once initiated, then Ionis will have the second right, but not the obligation, to control the defense of such Third Party Patent Challenge at its own expense using counsel of its own choice.

10.4.2

Ionis’ Right to Defend. Ionis will have the sole right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to an (a) Ionis Product-Specific Patent in the Ionis Territory and (b) Ionis Core Technology Patent, Ionis Manufacturing and Analytical Patent or Joint Collaboration Patent Right in the Territory, and to compromise, litigate, settle, or otherwise dispose of any such challenge, in each case, at its own expense using counsel of its own choice. Subject to the terms of Section 10.4.3 (Cooperation; Procedures), Ionis will have the first right, but not the obligation, to control the defense of any Third Party Patent Challenge relating to an Ionis Product-Specific Patent in the Thera Territory and to compromise, litigate, settle, or otherwise dispose of any such challenge, at its own expense using counsel of its own choice; provided that Thera will be entitled to attend any substantive meetings, hearings, or other proceedings related to such Third Party Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Third Party Patent Challenge. If Ionis fails to initiate or continue the defense of such Third Party Patent Challenge of an Ionis Product-Specific Patent in the Thera Territory within [Redacted: Time Period] after the notice provided under Section 10.4 (Defense of Third Party Patent Challenges), or otherwise abandons or elects not to continue any such defense once initiated, then Thera will have the second right, but not the obligation, to control the defense of such Third Party Patent Challenge at its own expense using counsel of its own choice.

10.4.3

Cooperation; Procedures. At the request and expense of the Party controlling the defense of any Third Party Patent Challenge under this Section 10.4 (Defense of Third Party Patent Challenges), the other Party will provide reasonable assistance and cooperation in any such action. In addition, the Party controlling the defense of any Third Party Patent Challenge under this Section 10.4 (Defense of Third Party Patent Challenges) will provide the other Party with copies of all pleadings and other documents to be filed with the court and will consider reasonable input from the other Party during the course of the action. Thera may not settle any action or proceeding brought or defended under this Section 10.4 (Defense of Third Party Patent Challenges) or knowingly take any other action in the course thereof without Ionis’ prior consent, unless such action or proceeding solely concerns the Thera Patent Rights. Ionis may not settle any action or proceeding

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brought or defended under this Section 10.4 (Defense of Third Party Patent Challenges) or knowingly take any other action in the course thereof without Thera’s prior consent with respect to the Ionis Product-Specific Patents in the Thera Territory. The Parties will reasonably assist each other and cooperate with each other, at their own expense, in any such investigation, pre-litigation preparation, or litigation to ensure that there is an aligned global litigation strategy.

10.5	Third Party Infringement Claims.

10.5.1

Infringement Claim; Patent Challenges of Third-Party IP. If a Third Party asserts that a Patent Right controlled by it is, or will be, infringed by the Exploitation of a Licensed Product in the Territory in accordance with this Agreement, then the Party first obtaining knowledge of such claim will promptly provide the other Party with prompt written notice thereof and the related facts in reasonable detail.

10.5.2

Responsibility to Defend. During the Term of this Agreement, if a Third Party asserts that a Patent Right controlled by such Third Party is infringed, or will be infringed, by the Exploitation of a Licensed Product, then: (a) Ionis will have the sole right, but not the obligation, to defend such claim in the Ionis Territory using counsel of its own choosing, (b) prior to the First Commercial Sale in the Thera Territory of the first Licensed Product that is alleged to infringe such Third Party Patent Right, Ionis will have the first right, but not the obligation, to defend such claim in the Thera Territory using counsel of its own choosing, and (c) after the First Commercial Sale of such Licensed Product in the Thera Territory, Thera will have the first right, but not the obligation, to defend such claim in the Thera Territory using counsel of its own choosing. If the Party with the first right to defend any such claim in the Thera Territory does not take affirmative steps to defend such claim in the Thera Territory within [Redacted: Time Period] (or such shorter period of time as is legally required to answer to such claim), then the other Party may defend such claim in the Thera Territory. The Party defending such claim in the Thera Territory will (i) keep the other Party reasonably informed regarding any such assertion, including by providing the other Party with copies of all pleadings and other documents filed in any proceeding relating to such claim, (ii) consider reasonable input from the other Party during the course of the claim, and (iii) provide the other Party with the opportunity to attend any substantive meetings, hearings, or other proceedings related to such claim (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such claim prior to filing or submission of such documents. The Parties will reasonably assist each other and cooperate and share information with respect to any such claim. Each Party will bear its own costs and expenses with respect to any such claim.

10.5.3

Settlement. Subject to Article 13 (Indemnification), neither Party will pursue or enter into any settlement or license agreement with any Third Party with respect to the Patent Rights that are the subject of a claim brought by a Third Party that a Patent Right controlled by such Third Party is infringed by the Exploitation of a Licensed Product in the Thera Territory without the other Party’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Subject to Article 13 (Indemnification), Thera will bear the costs of any amounts paid in settlement or to satisfy a judgment of a claim that the Exploitation of a Licensed Product infringes any Third Party Patent Right in the Thera Territory, except that any such amounts paid (including costs awarded to a plaintiff by a court of law) to a Third Party to satisfy a judgment and any royalties or other amounts relating to past or future sales of such Licensed Product in the Thera Territory paid to such

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Third Party to settle such claim may be partially offset by Thera against royalties in accordance with Section 9.3.3(c) (Offset for Royalties Paid to Third Parties).

10.6	Patent Challenges of Third Party Patent Rights.

10.6.1

Notice of Third Party Patent Right. If either Party becomes aware of a Third Party Patent Right that might form the basis for a claim that the Exploitation of a Licensed Product infringes, or will infringe, such Patent Right, then the Party first obtaining knowledge of such Patent Right will promptly provide the other Party with written notice thereof and the related facts in reasonable detail, and the Parties will promptly meet to discuss the matter.

10.6.2

Patent Challenges of Third Party Patents. Ionis will have the sole right, but not the obligation, to initiate a Patent Challenge of any such Third Party Patent Right in the Ionis Territory using counsel of its own choosing. In addition, prior to the First Commercial Sale in the Thera Territory of a Licensed Product that may infringe such Third Party Patent Right, Ionis will have the first right, but not the obligation, to initiate a Patent Challenge against such Third Party Patent Right in the Thera Territory using counsel of its own choosing. If Ionis notifies Thera that it does not intend to initiate a Patent Challenge of such Patent Right in the Thera Territory prior to the First Commercial Sale of such Licensed Product in the Thera Territory, then Thera will have the second right, but not the obligation, to do so using counsel of its own choosing. After the First Commercial Sale of such Licensed Product in the Thera Territory, Thera will have the first right, but not the obligation, to initiate a Patent Challenge of such Third Party Patent Right in the Thera Territory, and if Thera notifies Ionis that it does not intend to initiate such a Patent Challenge, Ionis will have the second right, but not the obligation, to do so. The Party initiating such Patent Challenge will (a) keep the other Party reasonably informed regarding any such Patent Challenge, including by providing the other Party with copies of all pleadings and other documents filed in any proceeding relating to such Patent Challenge, (b) consider reasonable input from the other Party during the course of the Patent Challenge, and (c) provide the other Party with the opportunity to attend any substantive meetings, hearings, or other proceedings related to such Patent Challenge (together with its own counsel, at its own expense) and to review and comment on all substantive documents related to such Patent Challenge prior to filing or submission of such documents. The Parties will reasonably assist each other and cooperate and share information with respect to any such Patent Challenge. Each Party will bear its own costs and expenses with respect to any such Patent Challenge; provided, however, that Thera will reimburse Ionis for [Redacted: Percentage]of the External Costs incurred by Ionis in connection with any Patent Challenge brought by Ionis in the Thera Territory.

10.6.3

Restrictions on Settlement. Neither Party (nor any of their Affiliates) will pursue or enter into any settlement or license agreement with any Third Party with respect to the Patent Rights that are the subject of such Patent Challenge in the Thera Territory without the other Party’s prior written consent.

10.7

Patent Term Extensions. With respect to any system for extending the term of Patent Rights in the Thera Territory that are in existence as of the Effective Date or that become available during the Term, Thera shall bear all costs and expenses and will be solely responsible for making all decisions regarding patent term extensions of the Ionis Product-Specific Patents or Joint Collaboration Patent Rights in the Thera Territory that are now or become available in the future, that are applicable to Ionis Product-Specific Patents or Joint Collaboration Patent Rights licensed

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hereunder and that become available directly as a result of the Regulatory Approval of a Licensed Product in the Thera Territory; provided that Thera will consult with Ionis with respect to such decisions and consider in good faith the reasonable comments and concerns of Ionis.

10.8

Common Interest. The Parties stipulate and agree that, with regard to such prosecution, maintenance, enforcement, and defense the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties stipulate and agree that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 10 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

10.9	Product Trademarks.

10.9.1	Ownership.

(a)

Ownership of Thera Product Trademarks. As between the Parties, Thera will have the sole right to determine and will own all right, title, and interest in and to the Thera Product Trademarks; provided that such Thera Product Trademarks are consistent and do not conflict with the Global Branding and Marketing Strategy. Ionis will not and will not permit its Affiliates or licensees to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading, or deceptive with respect to or that dilutes any (or any part) of the Thera Product Trademarks, and (ii) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Thera Product Trademarks. Ionis will not and will not permit its Affiliates or licensees to, attack, dispute, or contest the validity of or ownership of any Thera Product Trademark anywhere in the Thera Territory or any registrations issued or issuing with respect thereto.

(b)

Ownership of Ionis Product Trademarks. As between the Parties, Ionis will have the sole right to determine and will own all right, title, and interest in and to the Ionis Corporate Trademark and the Ionis Product Trademarks; provided that such Ionis Product Trademarks are consistent and do not conflict with the Global Branding and Marketing Strategy. Thera will not and will not permit its Affiliates to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Ionis Corporate Trademark or the Ionis Product Trademarks, and (ii) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Ionis Corporate Trademark or the Ionis Product Trademarks. Thera will not and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Ionis Corporate Trademark or Ionis Product Trademark anywhere in the Ionis Territory or any registrations issued or issuing with respect thereto.

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10.9.2

Notice. Each Party will provide to the other Party prompt written notice of any actual or threatened infringement of the Thera Product Trademarks, the Ionis Corporate Trademark or Ionis Product Trademarks in the Territory and of any actual or threatened claim that the use of the Thera Product Trademarks, the Ionis Corporate Trademark or Ionis Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

10.9.3	Prosecution of Product Trademarks.

(a)

Thera Product Trademarks. Thera will have the sole right to register, prosecute and maintain the Thera Product Trademarks in the Territory using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Thera Product Trademarks in the Territory will be borne solely by Thera.

(b)

Ionis Product Trademarks. Ionis will have the sole right to register, prosecute and maintain the Ionis Product Trademarks and the Ionis Corporate Trademark in the Territory using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Ionis Product Trademarks and the Ionis Corporate Trademark in the Territory will be borne solely by Ionis. Ionis will consult with Thera and keep Thera reasonably informed regarding the Trademark Prosecution of the Ionis Product Trademarks in the Thera Territory and will provide Thera with all substantive correspondence received from any trademark authority in connection therewith no later than [Redacted: Time Period] after receipt thereof. In addition, Ionis will provide Thera with drafts of all proposed substantive filings and correspondence to any trademark authority in connection with the Trademark Prosecution of the Ionis Product Trademarks in the Thera Territory for Thera’s review and comment as early as practicable and at least 15 Business Days prior to the submission of such proposed filings and correspondence, which comments (if any) Ionis must provide no later than [Redacted: Time Period] after receipt of the applicable filing or correspondence. Ionis will consider in good faith Thera’s reasonable comments on the Trademark Prosecution of the Ionis Product Trademarks, but will have final decision-making authority regarding Trademark Prosecution of the Ionis Product Trademarks. If Thera’s use of the Ionis Corporate Trademark on a Licensed Product in the Thera Territory in accordance with this Agreement is threatened, Ionis will inform Thera as early as practicable and keep Thera reasonably informed on any proceedings regarding Thera’s use of the Ionis Corporate Trademark on a Licensed Product in the Thera Territory.

10.9.4	Enforcement of Product Trademarks.

(a)

Thera Product Trademarks. Thera will have the sole right to take such action as Thera deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Thera Product Trademarks by a Third Party in the Territory, at its sole cost and expense and using counsel of its own choice. Thera will retain any damages or other amounts collected in connection therewith.

(b)	Ionis Product Trademarks. Except as expressly set out herein, Ionis will have the sole right to take such action as Ionis deems necessary against a Third Party

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based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Ionis Product Trademarks by a Third Party in the Territory, at its sole cost and expense and using counsel of its own choice. Ionis will retain any damages or other amounts collected in connection therewith. If Ionis fails to abate any such infringement, misappropriation or other violation or initiate a suit or take other action to abate any such infringement, misappropriation or other violation within the earlier of: (a) [Redacted: Time Period] after the notice of such infringement, misappropriation or other violation is given by Thera and (b) [Redacted: Time Period] before the deadline, if any, under Applicable Law for the filing of any such actions, or if Ionis discontinues the prosecution of any such action after filing without abating such infringement, then, in either case, Thera will have the second right, but not the obligation, to attempt to resolve such infringement, misappropriation or other violation, at its own expense, including the filing of an infringement or misappropriation suit, as applicable, to enforce the applicable Ionis Product Trademarks using counsel of its own choice. To the extent necessary pursuant to Applicable Law, such proceedings may be filed or pursued by Thera in the name of Ionis and Ionis shall provide its cooperation in connection with such proceedings at no cost to Thera.

10.9.5	Third Party Claims.

(a)

Thera Product Trademarks. Thera will have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Thera Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Thera Product Trademarks with respect to the Licensed Products in the Thera Territory, at its sole cost and expense and using counsel of its own choice. Thera will retain any damages or other amounts collected in connection therewith.

(b)

Ionis Product Trademarks. Ionis will have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Ionis Product Trademarks or the Ionis Corporate Trademark in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Ionis Product Trademarks with respect to the Licensed Products in the Ionis Territory, at its sole cost and expense and using counsel of its own choice. Ionis will retain any damages or other amounts collected in connection therewith. Ionis will not pursue or enter into any settlement or license agreement with any Third Party with respect to the Ionis Product Trademarks in the Thera Territory that are the subject of a challenge under this Section 10.9.5(b) (Ionis Product Trademarks) without Thera’s prior written consent, which may not be unreasonably delayed, conditioned or refused.

10.9.6

Cooperation. Each Party will, and will cause its Affiliates to, assist and cooperate with the other Party, as may be reasonably requested by a Party from time to time, in connection with its activities set forth in this Section 10.9 (Product Trademarks), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being

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named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the requesting Party will reimburse the other Party for its reasonable and verifiable External Costs incurred in connection therewith.

ARTICLE 11

REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1	Mutual Representations and Warranties. Each of Thera and Ionis hereby represents and warrants to the other Party as of the Effective Date that:

11.1.1

It is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder.

11.1.2	All consents, approvals, and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

11.1.3	The execution, delivery, and performance of this Agreement by it has been duly authorized by all requisite corporate action.

11.1.4

The execution and delivery of this Agreement and the performance of its obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of its articles of incorporation, bylaws, limited partnership agreement, or any similar instrument, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Law or any contractual obligation or court or administrative order by which it is bound.

11.1.5

There are no legal claims, judgments, or settlements against or owed by it or any of its Affiliates, or pending or, to its Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or anti-corruption law violations.

11.1.6

It has not been debarred or suspended under 21 U.S.C. § 335(a) or (b), is not the subject of a conviction described in Section 306 of the FD&C Act, has not been and is not excluded from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, is not subject to OFAC sanctions or on the OFAC list of specially designated nationals, and is not subject to any similar sanction of any Governmental Authority in the Territory (“Debarred/Excluded”), and no proceeding that could result in it being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Licensed Products, any employee, subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.

11.2	Additional Ionis Warranties. Ionis hereby represents and warrants to Thera as of the Effective Date that:

11.2.1	It has the right under the Ionis Technology, the Ionis Product Trademarks, and the Ionis Corporate Trademark to grant to Thera the licenses set forth in this Agreement, and it has

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not granted any license or other right under the Ionis Technology, the Ionis Product Trademarks, and the Ionis Corporate Trademark that is inconsistent with the licenses granted to Thera hereunder.

11.2.2

APPENDIX 2 (Ionis Core Technology Patents), APPENDIX 3 (Ionis Manufacturing and Analytical Patents), and APPENDIX 4 (Ionis Product-Specific Patents), collectively, list all Ionis Patent Rights existing as of the Effective Date that are necessary or reasonably useful to Develop, Commercialize, conduct Medical Affairs for, and Manufacture the Licensed Products in the Thera Territory. Ionis owns all rights, title, and interests in and to such Ionis Patent Rights that are necessary or reasonably useful to Develop, Commercialize, conduct Medical Affairs for, and Manufacture the Licensed Products in the Thera Territory.

11.2.3	APPENDIX 5 (Ionis Product Trademarks) lists all Ionis Product Trademarks existing as of the Effective Date. Ionis owns all rights, title, and interests in and to the Ionis Product Trademarks.

11.2.4

(a) all issued Patent Rights within the Ionis Patent Rights and all registered Ionis Product Trademarks are in full force and effect, have been filed, prosecuted and maintained in compliance with Applicable Law, and, to Ionis’ Knowledge, are valid and enforceable; and (b) all pending Patent Rights within the Ionis Patent Rights and all applied for Ionis Product Trademarks have been validly filed, prosecuted and maintained in compliance with Applicable Law. No Third Party has made a claim putting into question any of the foregoing in this Section 11.2.4.

11.2.5

There is no pending or, to Ionis’ Knowledge, threatened litigation, nor has Ionis received any written notice from any Third Party, (a) asserting or alleging that the Exploitation of the Licensed Products prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; (b) asserting or alleging that such Third Party is entitled to an ownership interest in the Ionis Technology; or (c) offering a license or covenant not to sue in connection with the Exploitation of any Licensed Products.

11.2.6	There are no agreements between Ionis and any Third Party pursuant to which Ionis Controls any Ionis Technology licensed to Thera under this Agreement.

11.2.7

Ionis has had intellectual property counsel perform reasonable freedom to operate patent searches (including for Canada) for the Licensed Products and reasonable trademark availability searches for the Ionis Product Trademarks in the United States and Canada.

11.2.8

To Ionis’ Knowledge, the practice by Thera of the Ionis Technology and the Exploitation by Thera or its Affiliates of the Licensed Products, in accordance with the Thera Territory Development Plans as of the Effective Date, and in association with the Ionis Product Trademarks and the Ionis Corporate Trademark does not and will not infringe, misappropriate, or otherwise give rise to any right to claim a reasonable royalty on the basis of any Patent Rights, Know-How or other intellectual property rights of any Third Party.

11.2.9

Ionis has in its possession or control all information, material and documentation necessary to Manufacture the Licensed Products. To Ionis’ Knowledge, the Ionis Technology is sufficiently developed to permit the successful Manufacturing of quantities of Licensed Products that are sufficient to meet demand in connection with Thera’s

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Exploitation of the Licensed Products in the Thera Territory. There are no current or pending disputes, breaches or threatened breaches or noncompliance with Applicable Law in connection with any agreements with CMOs that Ionis intends to use to Manufacture the Licensed Products.

11.2.10

There are no known government investigations, legal claims, judgments, or settlements, against or owed by Ionis or any of its Affiliates, or pending or, to Ionis’ Knowledge, threatened, government investigations, legal claims or litigation, in each case, relating to a breach or alleged breach of Applicable Laws in connection with the Exploitation of Licensed Products.

11.2.11

Ionis has the full right to provide the Ionis Know-How to Thera pursuant to this Agreement. Ionis is not aware of any facts that may reasonably be expected to affect the validity of the results of the Ongoing Clinical Trials.

11.2.12

To Ionis’ Knowledge, no additional Clinical Trials beyond the Ongoing Clinical Trials will be required by a Regulatory Authority in the Thera Territory for the current formulations of (a) the Licensed Donidalorsen Product for the hereditary angioedema indication in adults, (b) the Licensed Olezarsen Product for (i) the FCS Indication in adults, or (ii) the severe hypertriglyceridemia indication in adults.

11.3	Additional Thera Warranties. Thera represents and warrants to Ionis as of the Effective Date that:

11.3.1	There are no Patent Rights Controlled by Thera or any of its Affiliates that are necessary to Exploit a Licensed Product.

11.3.2	Thera has sufficient expertise and capabilities to perform the activities contemplated hereunder.

11.3.3	Thera will use reasonable efforts to maintain any permits and licenses required under Applicable Laws to perform the activities contemplated hereunder.

11.3.4	Thera will take necessary measures to protect the confidentiality of the Ionis Technology.

11.3.5

There are no known government investigations, legal claims, judgments, or settlements, against or owed by Thera or any of its Affiliates, or pending or, to Thera’s Knowledge, threatened, government investigations, legal claims or litigation, in each case, relating to a breach or alleged breach of Applicable Laws in connection with the contemplated Exploitation of Licensed Products.

11.4	Additional Covenants. Each of Thera and Ionis hereby covenant to the other:

11.4.1

Assignment of Inventions. Each Party will require all its and its Affiliates’ employees and consultants to assign all Inventions that are developed or invented by such employees according to the ownership principles described in Section 10.1 (Inventions).

11.4.2

Compliance with Law. It will, and will ensure that its Affiliates, comply with all Applicable Law and, to the extent applicable, Professional Requirements, with respect to the performance of its obligations under this Agreement, including, as applicable, the Approved Labeling, the Personal Information Protection and Electronic Documents Act

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(PIPEDA), and any other applicable national data protection, cybersecurity, or privacy legislation.

11.4.3

No Bribery; FCPA Compliance. It will not in the future offer, promise, pay, authorize, or give, money or anything of value, directly or indirectly, to any Government Official or Other Covered Party for the purpose, pertaining to this Agreement, of: (a) influencing any act or decision of the Government Official or Other Covered Party; (b) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (c) securing any improper advantage; or (d) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in each case, in any way related to this Agreement. In performing under this Agreement, it and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended from time-to-time; the anti-corruption laws of the Territory; the Corruption of Foreign Public Officials Act (CFPOA); and all laws enacted to implement the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

11.4.4

Restricted Countries. Neither it nor its Affiliates will export, transfer, or sell any Licensed Product (a) to any country or territory that is subject to comprehensive economic sanctions administered by OFAC, unless the sale of such Licensed Product would be permissible if Thera or its Affiliates or Sublicensees were subject to OFAC’s jurisdiction, (b) to any other country or territory in which such activity would violate Applicable Law in the U.S., (c) to any Restricted Party unless the sale of such Licensed Product would be permissible if Thera or its Affiliates or Sublicensees was subject to OFAC’s jurisdiction, or (d) in such a manner that would violate the Global Trade Control Laws.

11.4.5

Debarred/Excluded Persons. It will not engage, in any capacity in connection with this Agreement or any ancillary agreements, any officer, employee, contractor, consultant, agent, representative, or other Person who has been Debarred/Excluded. Each Party will inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing any obligations under this Agreement or any ancillary agreements is Debarred/Excluded, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to each Party’s Knowledge, is threatened, pursuant to which a Party, any of its Affiliates or any such Person performing obligations hereunder or thereunder may become Debarred/Excluded.

11.5

Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11 (REPRESENTATIONS, WARRANTIES AND COVENANTS), THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY IONIS ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11 (REPRESENTATIONS, WARRANTIES AND COVENANTS), EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE

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OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

11.6

Limitation of Liability. NEITHER PARTY WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT, LOSS OF REVENUE, OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A BREACH OF THE OBLIGATIONS OF A PARTY UNDER ARTICLE 12 (CONFIDENTIALITY) OR SECTION 2.6 (EXCLUSIVITY), MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY THE OTHER PARTY, OR AMOUNTS REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 13 (INDEMNIFICATION).

ARTICLE 12

CONFIDENTIALITY

12.1	Duty of Confidence. Subject to the other provisions of this Article 12 (Confidentiality):

12.1.1

except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates;

12.1.2

the Receiving Party will treat all Confidential Information provided by the Disclosing Party, at a minimum, with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;

12.1.3	the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;

12.1.4

a Receiving Party may only disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, and potential and actual licensees and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates, licensees, and Sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information, or subject to professional ethical obligations of confidentiality, no less stringent than the confidentiality and non-use obligations set forth in this Agreement, except that the term of such obligation will be customary for such recipient of Confidential Information. Each Party will remain responsible for any failure by its Affiliates, licensees, and Sublicensees, and its and its Affiliates’, licensees’, and Sublicensees’ respective employees, directors, officers, agents, consultants, attorneys, accountants, banks, investors, advisors, and contractors, in each case, to treat such Confidential Information as required under this Section 12.1 (Duty of Confidence) (as if such Persons were Parties directly bound to the requirements of this Section 12.1 (Duty of Confidence)); and

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12.1.5	each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

12.1.6

The confidentiality, non-use, and non-disclosure obligations set forth in this Section 12.1 (Duty of Confidence) will be in full force and effect from the Effective Date until [Redacted: Time Period] after expiration or termination of this Agreement, provided that, with respect to any Know-How that is a trade secret and is identified as such by the Disclosing Party at the time of disclosure, the obligations of this Section 12.1 (Duty of Confidence) will continue for so long as such Know-How remains a trade secret.

12.2

Confidential Information. The Ionis Know-How will be the Confidential Information of Ionis. The Joint Collaboration Know-How and the terms of this Agreement will be the Confidential Information of both Parties, with each Party deemed to be the Receiving Party of such information. For clarity, each Party shall be permitted to disclose the Joint Collaboration Know-How to Third Parties in connection with the exercise of such Party’s rights under Section 10.1.4 (Practice Under and Other Use of Joint Collaboration Technology). The Thera Know-How will be the Confidential Information of Thera. Except as provided in Section 12.4 (Authorized Disclosures), Section 12.7 (Publicity; Use of Names) and Section 12.8 (Acknowledgement), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.

12.3

Exemptions. Information of a Disclosing Party will not be the Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

12.3.1

was already known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

12.3.2	was generally available to the public or otherwise part of the public domain before its receipt from the Disclosing Party;

12.3.3

became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

12.3.4

is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

12.3.5

is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

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12.4	Authorized Disclosures.

12.4.1

Permitted Circumstances. Notwithstanding the obligations set forth in Section 12.1 (Duty of Confidence) and Section 12.6 (Publication and Listing of Clinical Trials), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a)	the prosecution or enforcement of Ionis Patent Rights, Collaboration Patent Rights, or Thera Patent Rights, in each case, as contemplated by this Agreement;

(b)

Regulatory Submissions and other filings or communications with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of the Licensed Products in accordance with the rights and obligations of the applicable Party under this Agreement;

(c)

disclosure of this Agreement, its terms, and the status and results of Exploitation of the Licensed Products to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty financing transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, (i) such Persons are bound by obligations of confidentiality and non-use, or subject to professional ethical obligations of confidentiality, at least as stringent as those set forth in Article 12 (Confidentiality), except that the term of such obligation will be customary for such recipient of Confidential Information and (ii) the scope of any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(d)

such disclosure is required to comply with Applicable Law (whether generally or in pursuit of or as a result of an application for listing of securities) including the United States Securities and Exchange Commission through Edgar, or equivalent foreign agency or regulatory body through SEDAR+, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. The disclosing Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [Redacted: Time Period] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 12.4.1(d) (Permitted Circumstances). Confidential Information that is not publicly disclosed pursuant to this Section 12.4.1(d) (Permitted Circumstances), in each case, will remain

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subject to the confidentiality and non-use provisions of this Article 12 (Confidentiality); or

(e)	disclosure pursuant to Section 12.6 (Publication and Listing of Clinical Trials) and Section 12.7 (Publicity; Use of Name).

12.4.2

If and whenever any Confidential Information is disclosed in accordance with this Section 12.4 (Authorized Disclosures), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

12.5	Publications.

12.5.1

Thera’s Right to Publish. Thera will not publicly present or publish any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of Thera pursuant to this Agreement (each such proposed presentation or publication, a “Thera Publication”), except in accordance with Ionis’ global publication strategy as provided to Thera from time to time during the Term upon Thera’s request therefor, and subject to the additional limitations set forth in this Section 12.5 (Publications) and Section 12.6 (Publication and Listing of Clinical Trials). If Thera desires to publicly present or publish a Thera Publication in accordance with the foregoing sentence, then Thera will provide Ionis (including Ionis’ Alliance Manager and all Ionis members of the JSC) with a copy of such proposed Thera Publication at least [Redacted: Time Period] prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”). Thera will not submit or present any Thera Publication until (a) Ionis has provided written comments during such Review Period on the material in such Thera Publication, or (b) the applicable Review Period has elapsed without written comments from Ionis, in which case Thera may proceed and the Thera Publication will be considered approved in its entirety. If Thera receives written comments from Ionis on any Thera Publication during the applicable Review Period, then it will consider Ionis’ comments in good faith and incorporate such comments where appropriate but will retain the sole authority to submit the manuscript for such Thera Publication. Notwithstanding any provision to the contrary set forth in this Agreement, Thera will (i) delete any Confidential Information of Ionis that Ionis identifies for deletion in Ionis’ written comments, (ii) delete any Clinical Trial data, results, conclusions, or other related information for the Licensed Products, the publication of which Ionis determines, in its sole discretion, would conflict with Ionis’ global publication strategy, and (iii) delay such Thera Publication for a period of up to an additional [Redacted: Time Period] after the end of the applicable Review Period to enable Ionis to draft and file one or more patent applications with respect to any subject matter to be made public in such Thera Publication. Thera will provide Ionis a copy of any Thera Publication at the time of the submission or presentation thereof. Thera agrees to determine the authorship of all Thera Publications in accordance with all applicable International Committee of Medical Journal Editors (ICMJE) guidelines. Thera will require its Affiliates to comply with the obligations of this Section 12.5 (Publications) as if they were Thera, and Thera will be liable for any non-compliance of such Persons.

12.5.2

Ionis’ Right to Publish. Ionis will have the right to publicly present or publish any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of Ionis pursuant to this Agreement (each such proposed

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presentation or publication, an “Ionis Publication”) subject to the limitations set forth in this Section 12.5 (Publications) and Section 12.6 (Publication and Listing of Clinical Trials). If Ionis desires to publicly present or publish an Ionis Publication in accordance with the foregoing sentence, then Ionis will provide Thera (including Thera’s Alliance Manager and all Thera members of the JSC) with a copy of such Ionis Publication at the time of the submission or presentation thereof.

12.5.3

Subsequent Publications. After any Thera Publication or Ionis Publication has been published or publicly presented in accordance with Section 12.5.1 (Thera’s Right to Publish) or Section 12.5.2 (Ionis’ Right to Publish), as applicable, either Party may make subsequent publications or presentations of the content of such previously published Thera Publication or Ionis Publication without further approval or review by the other Party; provided, that such subsequent publication or presentation does not include any new data, information, or conclusions, or present the content in a form or matter that materially alters the conclusion or subject matter of the previous publication or public presentation.

12.6

Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 12.6 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 12.5 (Publications).

12.7	Publicity; Use of Names.

12.7.1

Press Release. Each Party may, upon execution of this Agreement, issue a press release announcing this Agreement, with the content of such press release to be agreed upon by the Parties prior to its release. Other than the public disclosures permitted by this Section 12.7 (Publicity; Use of Names) and Section 12.4 (Authorized Disclosures), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain will require prior review and approval by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed). However, the Parties agree that after (a) a disclosure pursuant to Section 12.7 (Publicity; Use of Names) or Section 12.4 (Authorized Disclosures) or (b) the issuance of a press release (including the initial press release) or other public announcement pursuant to this Section 12.7.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein. Similarly, after a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate website or social media platforms (or any website managed by such Party in connection with a Clinical Trial for the Licensed Products, as appropriate) without the prior written consent of the other Party, so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein.

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12.7.2

Disclosures by the Parties. Notwithstanding any provision to the contrary set forth in this Agreement, each Party has the right to publicly disclose (in written, oral, or other form): (a) the achievement of any Regulatory Milestone Event or Sales Milestone Event under this Agreement (including the amount, payment, and timing of any such milestone event); (b) the commencement, completion, material data, or key results of any Clinical Trials for the Licensed Products conducted in the Thera Territory; and (c) the achievement of Regulatory Approval for any Licensed Product in the Thera Territory; provided that, subject to Section 12.4.1(d) (Authorized Disclosures; Permitted Circumstances), the Party wishing to make the disclosure will obtain the other Party’s prior written approval (not to be unreasonably withheld, conditioned, or delayed) with respect to any such disclosure to the extent it is solely related to the receipt of Regulatory Approval for the Licensed Products in the Thera Territory.

12.7.3

Use of Names. Each Party will have the right to use the other Party’s name and logo in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 12.7 (Publicity; Use of Names); provided that neither Party will use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will be impaired, and each Party will use the other Party’s corporate name in such manner that is consistent with best practices used by such other Party for its other collaborators. Except as permitted under this Section 12.7 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases.

12.8	Acknowledgement.

12.8.1

Thera will acknowledge in any press release, public presentation, or publication regarding a Licensed Product Ionis’ role in discovering and developing the Licensed Product, that the Licensed Product is under license from Ionis, and otherwise acknowledge the contributions from Ionis, and Ionis’ stock ticker symbol (IONS).

12.8.2

Thera understands and acknowledges the importance to Ionis of continuing to be associated with the drugs it discovers. As such, Thera agrees that it will acknowledge Ionis’ role in the discovery of a Licensed Product in any scientific, medical, and other Licensed Product-related communications to the extent such communications address the research, discovery, or commercialization of a Licensed Product, by prominently including the words “Discovered by Ionis” or equivalent language (collectively, the “Ionis Attribution Language”) in any such communications; provided, however, that Thera will have no obligation to include the Ionis Attribution Language in any of the following: (a) communications or materials where such inclusion would be prohibited by Applicable Law or (b) other materials where Thera branding is not prominently featured; provided that, in each case, Thera will use reasonable efforts to have the Ionis Attribution Language included in any such communication, consistent with the efforts that Thera uses to have statements regarding its own contributions to the Licensed Product included in such communication.

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12.8.3	Thera will include Ionis branding on the packaging for the Licensed Products to be sold in the Thera Territory, to the extent permitted by Applicable Law.

ARTICLE 13

INDEMNIFICATION

13.1

Indemnification by Ionis. Ionis will indemnify, hold harmless, and defend Thera and its Affiliates and their respective directors, officers, employees, and agents (each, a “Thera Indemnitee”) from and against any and all Third Party suits, claims, actions, or demands (“Third Party Claims”) and all liabilities, expenses, or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines, and amounts paid in settlement) arising therefrom (“Losses”) to the extent that the applicable Third Party Claims and such Losses arise out of (a) a breach of this Agreement by Ionis, (b) the Exploitation of the Licensed Products by or on behalf of Ionis or any of its Affiliates, licensees (not including Thera or its Affiliates, Sublicensees, or its subcontractors), Sublicensees, or subcontractors, except to the extent such Third Party Claims or Losses arise out of (i) the breach by Thera or its Affiliates of this Agreement; (ii) the breach by Thera, its Affiliates or its subcontractors of Applicable Law; (iii) any action or omission by a subcontractor of Thera, including, without limitation, a CMO, (c) Ionis’ failure to undertake any recall or product withdrawal of a Licensed Product in the Ionis Territory in accordance with Section 6.12 (Recall, Withdrawal, or Field Alerts), (d) the gross negligence or willful misconduct of any Ionis Indemnitee; (e) any claim, lawsuit or other proceeding by a Third Party alleging that the Ionis Regulatory Dossier, the Ionis Product Trademarks or the Ionis Corporate Trademark infringe, misappropriate or violate the Trademarks of such Third Party; or (f) any investigation, claim, lawsuit or other proceeding by a Third Party or a Governmental Authority alleging that any activities conducted by Ionis or its Affiliates in connection with this Agreement or the Exploitation of the Licensed Products violates the privacy rights of Third Parties or violates applicable data protection legislation and regulations. Notwithstanding the foregoing, Ionis will not have any obligation to indemnify Thera Indemnitees to the extent that any Losses arise out of any Third Party Claim for which Thera is responsible for indemnifying Ionis pursuant to Section 13.2 (Indemnification by Thera).

13.2

Indemnification by Thera. Thera will indemnify, hold harmless, and defend Ionis and its Affiliates, and their respective directors, officers, employees, and agents (each, an “Ionis Indemnitee”) from and against any and all Losses, to the extent that the applicable Third Party Claims and such Losses arise out of (a) a breach of this Agreement by Thera, (b) the Development, Commercialization, conduct of Medical Affairs for, or Packaging and Labeling of the Licensed Products by or on behalf of Thera or any of its Affiliates, Sublicensees, or subcontractors, except to the extent such Third Party Claims or Losses arise out of (i) the breach by Ionis or its Affiliates of this Agreement or of the Commercial Supply Agreement; (ii) the breach by Ionis, its Affiliates or its subcontractors of Applicable Law; (iii) issues attributable to Manufacturing by or on behalf of Ionis of Licensed Products during the term of the Commercial Supply Agreement; (iii) any action or omission by a subcontractor of Ionis, including, without limitation, a CMO; (iv) any alleged or actual infringement, violation or misappropriation of Third Party intellectual property rights arising out of Thera’s use, reproduction, communication, distribution or other exploitation of intellectual property licensed by Ionis pursuant to this Agreement, (c) Thera’s failure to undertake any recall or product withdrawal of a Licensed Product in the Thera Territory in accordance with Section 6.12 (Recall, Withdrawal, or Field Alerts), (d) the gross negligence or willful misconduct of any Thera Indemnitee, or (f) any investigation, claim, lawsuit or other proceeding by a Third Party or a Governmental Authority alleging that the any activities conducted by Thera or its Affiliates, Sublicensees or its subcontractors in connection with this Agreement or the Development, Commercialization, conduct of Medical Affairs for, or Packaging and Labeling of the Licensed

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Products by or on behalf of Thera or any of its Affiliates, Sublicensees, or subcontractors violates the privacy rights of Third Parties or violates applicable data protection legislation and regulations. Notwithstanding any provision to the contrary set forth in this Agreement, Thera will not have any obligation to indemnify the Ionis Indemnitees to the extent that any Losses arise out of any Third Party Claim for which Ionis is responsible for indemnifying Thera pursuant to Section 13.1 (Indemnification by Ionis).

13.3

Indemnification Procedure. If either Party is seeking indemnification under Section 13.1 (Indemnification by Ionis) or Section 13.2 (Indemnification by Thera) (the “Indemnified Party”), then it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations within [Redacted: Time Period]after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party, which participation will be at the Indemnified Party’s expense unless (a) the Indemnifying Party has agreed to pay such fees and expenses, (b) the Indemnifying Party has failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, or (c) the Indemnified Party has been advised by counsel that there are actual or potential conflicting interests between the Indemnifying Party and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party will not admit any fault or negligence on the part of the Indemnified Party, or impose any obligation on, or otherwise materially adversely affect, the Indemnified Party, without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Parties cannot agree as to the application of Section 13.1 (Indemnification by Ionis) or Section 13.2 (Indemnification by Thera) as to any Third Party Claim, then, pending resolution of the dispute pursuant to Article 15 (Dispute Resolution; Governing Law), the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 (Indemnification by Ionis) or Section 13.2 (Indemnification by Thera), as applicable, upon resolution of the underlying Third Party Claim.

13.4

Insurance. Each Party will, at its own expense, procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and that is consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13 (Indemnification). Each Party will provide the other Party with written evidence of such insurance upon request. Each Party will provide the other Party with written notice at least

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[Redacted: Time Period]prior to the cancellation, nonrenewal, or material change in such insurance that materially adversely affects the rights of the other Party hereunder.

ARTICLE 14

TERM AND TERMINATION

14.1

Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated in accordance with this Article 14 (Term and Termination), will continue until Thera or its Affiliates permanently cease Commercializing all Licensed Products in the Thera Territory (the “Term”).

14.2	Termination for Material Breach.

14.2.1

Material Breach. On a Licensed Product-by-Licensed Product basis, if either Party believes in good faith that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party stating the cause and proposed remedy (“Breach Notification”). For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party will have 10 Business Days from the receipt of the applicable Breach Notification to cure such breach. For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party will have 90 days from the date of the Breach Notification to cure such breach. If the allegedly breaching Party fails to cure the applicable breach within the applicable period set forth above, then the Party originally delivering the Breach Notification may terminate this Agreement with respect to the Licensed Product(s) that is the subject of such breach effective on written notice of termination to such allegedly breaching Party.

14.2.2

Disagreement as to Material Breach. Notwithstanding Section 14.2.1 (Material Breach), if the Parties, reasonably and in good faith, disagree as to whether there has been a material breach of this Agreement, then: (a) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within the cure period applicable to such alleged material breach, for resolution in accordance with Article 15 (Dispute Resolution; Governing Law); (b) the relevant cure period with respect to such alleged material breach will be tolled from the date on which the Party that disputes whether there has been a material breach notifies the other Party of such dispute and through the resolution of such dispute in accordance with Article 15 (Dispute Resolution; Governing Law); and (c) during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all their respective obligations hereunder.

14.3

Termination by Ionis for Thera’s Failure to Meet Diligence Obligations. If in Ionis’ reasonable determination Thera is in breach of its diligence obligations under Section 5.2 (Development Diligence Obligations), Section 6.6 (Regulatory Diligence Obligations), or Section 7.7 (Commercialization Diligence Obligations), then Ionis may terminate this Agreement, on a Licensed Product-by-Licensed Product basis, upon six months’ prior written notice; provided, however, that the Agreement will not so terminate if (a) Thera has cured such breach during six month period, or (b) following such notice, the Parties agree in writing on an extension of such six month period; provided, however, that if the breach remains uncured after such extended period, Ionis may terminate this Agreement with respect to the applicable Licensed Product immediately upon written notice. Notwithstanding all of the foregoing, Ionis may not exercise its right to terminate under this Section 14.3 (Termination by Ionis for Thera’s Failure to Meet Diligence

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Obligations) to the extent Thera’s lack of diligence is primarily due to Ionis’ failure to comply with its own obligations under this Agreement.

14.4

Termination for Lack of Economic Viability. On a Licensed Product-by-Licensed Product basis, if Thera determines in its sole discretion that the Commercialization of a Licensed Product is no longer economically viable, then Thera will have the right to terminate the Agreement with respect to such Licensed Product upon six months’ prior written notice.

14.5

Cessation of Development and Commercialization. Except to the extent a suspension of activity is permitted pursuant to this Agreement, on a Licensed Product-by-Licensed Product basis, if Thera and its Affiliates do not conduct any material Development or Commercialization activities with respect to a Licensed Product in the Thera Territory for a continuous period of longer than 12 months, and such suspension of activity is not: (a) by written agreement of the Parties, (b) primarily due to Ionis’ failure to supply such Licensed Product in accordance with the terms of the Commercial Supply Agreement, (c) primarily due to Ionis’ material failure to comply with the provisions of this Agreement, or (d) due to a Force Majeure, then Ionis may, at its election, terminate this Agreement with respect to such Licensed Product upon 90 days’ prior written notice to Thera.

14.6

Termination for Patent Challenge. Except to the extent unenforceable under Applicable Law, Ionis may terminate this Agreement in its entirety by providing written notice of termination to Thera if Thera or its Affiliates (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any Ionis Patent Right anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office, the U.S. International Trade Commission, the Canadian Intellectual Property Office, or any national court or patent office in Canada (a “Patent Challenge”). If there is such a Patent Challenge, then Ionis will provide prompt written notice of such Patent Challenge to Thera, and Ionis may immediately terminate this Agreement by providing written notice of such termination to Thera. If Ionis reasonably believes that termination of this Agreement pursuant to this Section 14.6 (Termination for Patent Challenge) is not an available remedy under Applicable Law, then in lieu of such termination, Ionis may instead increase the amount of all Milestone Payments and royalties by [Redacted: Percentage] by providing written notice of such election to Thera. If Ionis elects the foregoing [Redacted: Percentage] increase in the Milestone Payments and the royalties as liquidated damages, then such increase would be Ionis’ sole and exclusive remedy for such Patent Challenge. As used herein, a Patent Challenge includes: (a) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Right; (b) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right; (c) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (d) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in the Territory; or (e) any foreign equivalent of clauses (a), (b), (c), or (d).

14.7

Termination for Insolvency. Each Party will have the right to terminate this Agreement upon delivery of written notice to the other Party if (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed

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or dismissed within 60 days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

14.8

Termination by Ionis for Thera’s Loan Default; Right of First Negotiation and Matching Right. If Thera defaults under the credit agreement between Thera and The Toronto-Dominion Bank dated November 27, 2024 (the “Loan Agreement”), Thera will [Redacted: Terms and Conditions of Consequences of Default].

14.9

Termination in Lieu of Assuming Manufacturing Responsibilities. Thera will have the right to terminate this Agreement on a Licensed Product-by-Licensed Product basis by written notice to Ionis if Thera elects not to assume responsibility for Manufacturing supplies of the Licensed Product in accordance with Section 8.1.2 (Thera Manufacturing). Such termination will be effective on the earlier of (a) the date on which the Supply Period expires and (b) 90 days after notice of such termination.

14.10

Full Force and Effect During Notice Period. This Agreement will remain in full force and effect until the expiration of the applicable termination notice period. For clarity, if Thera or any of its Affiliates achieve any Milestone Events during the termination notice period, then the corresponding Milestone Payment is accrued and Thera will remain responsible for the payment of such Milestone Payment even if the due date of such Milestone Payment occurs after the effective date of the termination.

14.11

Effects of Termination. If this Agreement is terminated by either Party for any reason, then all rights in the Licensed Products that are the subject of termination will revert to Ionis, and the following will apply with respect to such Licensed Products (the “Terminated Products”):

14.11.1

Termination of Licenses. As of the effective date of termination of this Agreement, all rights licensed to Thera with respect to the Terminated Products under Section 2.1 (Grant of Licenses to Thera) or otherwise under this Agreement (except for the licenses granted under Section 2.4 (Collaboration Technology Enabling License)), in each case, will each terminate, but each Party will retain its joint ownership interests in the Joint Collaboration Technology.

14.11.2

Effects of Termination on Sublicenses. If this Agreement is terminated for any reason, then any sublicense granted hereunder by Thera to the extent it pertains to the Terminated Products, will, at the Sublicensee’s request within 30 days of such termination, survive such termination; provided that (a) the relevant Sublicensee is not in breach of any of its obligations under such sublicense, (b) Ionis is not required to assume any obligations or liabilities (contingent or otherwise) not set forth in this Agreement, (c) such Sublicensee agrees in writing to comply with all of the terms and conditions of this Agreement to the extent applicable to the rights originally sublicensed to it by Thera, and (d) such Sublicensee agrees to assume all of Thera’s financial obligations under this Agreement to the extent applicable to the rights.

14.11.3

Reversion License Grant. Ionis will have, and Thera hereby grants to Ionis, effective upon such termination, a worldwide, exclusive, perpetual, irrevocable, royalty free and sublicensable (through multiple tiers) license under any Patent Rights and Know-How Controlled by Thera as of the effective date of such termination, other than any Thera Technology, that are necessary or used to Exploit the Terminated Products, solely to Exploit the Terminated Products in the Territory. Except as otherwise provided in Section 14.11.8 (Appointment as Exclusive Distributor), Thera will cease Commercializing any

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Terminated Product in the Territory upon and following the effective date of termination of this Agreement.

14.11.4	Transition Services.

(a)

Scope. Subject to Section 14.11.4(b) (Transition Plan), Ionis may request that Thera perform transition activities with respect to the Terminated Product(s) in the Thera Territory that are necessary or reasonably useful to (i) provide patients with continued access to the Terminated Product(s), (ii) transition the responsibilities under all Regulatory Approvals and ongoing Clinical Trials for the Terminated Product(s) to Ionis or its designee, or (iii) transition the then-current supply process and responsibilities for the Terminated Product(s) to Ionis or its designee. If Ionis requests that Thera perform any such transition activities, then the Parties will enter into a transition agreement containing a plan for Thera to perform the transition services listed in SCHEDULE 14.11.4 and such other transition services that the Parties mutually agree to (such plan, the “Transition Plan” and such activities, the “Transition Services”).

(b)

Transition Plan. Except if Ionis provides written notice to Thera no later than the effective date of termination that it has no need for Transition Services, Thera will perform Transition Services for a period not exceeding 12 months to commence on the effective date of the termination. To the extent Thera will be performing Transition Services, Ionis will propose a transition plan setting forth the Transition Services to be performed by Thera, and, for a period of 60 days after such request, the Parties will use good faith efforts to negotiate a mutually agreeable version of such transition plan. In addition, the Parties will, within 30 days after such request, establish a transition committee consisting of at least each Party’s Alliance Managers and up to two additional representatives from each Party who are from other relevant functional groups to facilitate a smooth transition. While Thera is providing Transition Services, Thera and Ionis will mutually agree on talking points and a communication plan to customers, specialty pharmacies, physicians, Regulatory Authorities, patient advocacy groups, and clinical study investigators, and Thera will make all such communication to such entities in accordance with the mutually agreed talking points.

(c)

Costs. Ionis will pay Thera for the Transition Services at Thera’s internal costs to perform the Transition Services, calculated using the same methodology, consistently applied, as Thera used to calculate such expenses in its most recently audited financial statements before the termination date. In addition, Ionis will reimburse Thera’s External Costs to perform the Transition Services.

14.11.5

Return of Confidential Information. Each Party will return or destroy (at the other Party’s election) all Confidential Information of the other Party in its possession upon termination of this Agreement and, if applicable, the Receiving Party will provide a written confirmation of such destruction within 30 days of such request. Notwithstanding the foregoing or any provision to the contrary set forth in this Agreement: (a) the foregoing terms of this Section 14.11.5 (Return of Confidential Information) will not apply to any Confidential Information that is necessary to allow the Receiving Party to perform its obligations or exercise any of its rights that expressly survive the applicable termination of this Agreement, and the Receiving Party may retain one copy of such Confidential

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Information for its legal archives; (b) the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information; and (c) the obligations set out in this Section 14.11.5 (Return of Confidential Information) will not apply to Joint Collaboration Know-How.

14.11.6

Assignment and Disclosure. To the extent requested by Ionis following the date that a Party provides notice of termination of this Agreement, Thera will promptly (and in any event no later than 30 days after the effective date of termination unless agreed otherwise in the Transition Plan):

(a)

provide to Ionis for its review unredacted copies of all clinical trial agreements and distribution agreements (to the extent assignable and not cancelled), in each case, that are necessary or reasonably useful for the Exploitation of the Terminated Product(s) in the Thera Territory, and, following such review, upon Ionis’ request, assign and transfer to Ionis or its designee all of Thera’s rights, title, and interests in and to any such agreements;

(b)

assign or amend, as appropriate, any agreements or arrangements with Third Party vendors (including distributors) solely related to the Terminated Product(s) or, to the extent any such Third Party agreement or arrangement is not assignable to Ionis, reasonably cooperate with Ionis to arrange to continue to provide such services for a reasonable time after termination of this Agreement to facilitate the orderly transition of all Commercialization and other activities then being performed by or on behalf of Thera or its Affiliates for the Terminated Product(s) to Ionis or its designee. Upon such assignment to Ionis, Ionis will be responsible for all liabilities that accrue under such Third Party agreement after such assignment.

(c)

assign and transfer to Ionis or its designee, as of the effective date of termination, on an “as is, where is” basis without any representations, warranties or conditions, including those that may be provided or implied by Applicable Law, all of Thera’s rights, title, and interests in and to the applicable Thera Product Trademarks and any domain names associated with the applicable Thera Product Trademarks (to the extent that Thera or its Affiliates has any), and promptly provide to Ionis all login and password information necessary to maintain such domain names;

(d)

assign and transfer on an “as is, where is” basis without any representations, warranties or conditions, including those that may be provided or implied by Applicable Law, to Ionis or its designee all of Thera’s rights, title, and interests in and to any Product Materials, and copyrights and any registrations for the foregoing; and

(e)	disclose to Ionis or its designee all documents, records, and materials that embody any of the foregoing and that are controlled by Thera or that Thera is able to obtain using reasonable efforts.

Subject to Section 14.11.12 (Termination by Thera for Breach), Thera will be responsible for [Redacted: Cost Sharing Liability]associated with the assignments set forth in this Section 14.11.6 (Assignment and Disclosure). To the extent that any agreement or other

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asset described in this Section 14.11.6 (Assignment and Disclosure) is not assignable by Thera, then such agreement or other asset will not be assigned, and upon the request of Ionis, Thera will take such steps as may be necessary to allow Ionis to obtain and to enjoy the benefits of such agreement or other asset, in the form of a license or other right to the extent Thera has the right and ability to do so. For clarity, Ionis will have the right to request that Thera take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions.

14.11.7

Regulatory Submissions and Regulatory Approvals. Thera will and hereby does, and will cause its Affiliates to, (a) no later than 30 days after the effective date of termination of this Agreement, assign and transfer to Ionis or its designee all of Thera’s rights, title, and interests in and to all Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for the Terminated Product(s) then Controlled by Thera or any of its Affiliates, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit Ionis to cross-reference and rely upon any such Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals filed by Thera or any of its Affiliates. Thera will execute and deliver, or will cause to be executed and delivered, to Ionis or its designee such endorsements, assignments, commitments, acknowledgements, and other documents as may be necessary to assign, convey, transfer, and deliver to Ionis or its designee all of Thera’s or its applicable Affiliate’s or designee’s rights, title, and interests in and to all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals, including submitting to each applicable Regulatory Authority or other Governmental Authority a letter or other necessary documentation (with copy to Ionis) notifying such Regulatory Authority or other Governmental Authority of, or otherwise giving effect to, the transfer of ownership to Ionis of all such assigned Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals. In addition, upon Ionis’ written request, Thera will, at its cost and expense, provide to Ionis copies of all material related documentation, including material non-clinical, preclinical, and clinical data related to the Terminated Product(s) that are held by or reasonably available to Thera or its Affiliates. If Thera terminates this Agreement due to Ionis’ material breach pursuant to Section 14.2 (Termination for Material Breach), Ionis will reimburse Thera for (x) its Internal Costs incurred in transferring Regulatory Submissions, Regulatory Approvals and Reimbursement Approvals, and providing related support, to Ionis and (y) any External Costs incurred by or on behalf of Thera in connection with the foregoing. Thera may invoice Ionis for its Internal Costs and External Costs as set forth herein, and Ionis will pay the invoiced amounts within 45 days after receiving Thera’s invoice therefor.

14.11.8

Appointment as Exclusive Distributor. If Thera is Commercializing any Licensed Product in the Thera Territory as of the applicable effective date of termination, then, at Ionis’ election (in its sole discretion), until such time as all Regulatory Approvals with respect to such Licensed Product have been assigned and transferred to Ionis in the Thera Territory, either (a) Thera will appoint Ionis or its designee as its exclusive distributor of such Licensed Product in the Thera Territory and grant Ionis or its designee the right to appoint sub-distributors, or (b) Thera will have the continued right to sell the applicable Licensed Products in the Thera Territory from its inventory; provided, however, that Thera’s obligations under this Agreement with respect to the Licensed Products that Thera sells, including the obligation to pay royalties to Ionis hereunder, will continue in full force and effect during such period.

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14.11.9

Know-How Transfer Support. In furtherance of the assignment of Know-How pursuant to Section 14.11.6 (Assignment and Disclosure), Thera will, for a period of six months from the effective date of such termination, provide such consultation or other assistance, as Ionis may reasonably request to assist Ionis in becoming familiar with such Know-How in order for Ionis to undertake further Exploitation of the Terminated Products in the Thera Territory at Ionis’ cost and expense (including any External Costs).

14.11.10

Inventory. Unless Ionis elects to grant to Thera the continued right to sell the Terminated Products in the Thera Territory from its inventory pursuant to clause (b) of Section 14.11.8 (Appointment as Exclusive Distributor), Thera will transfer to Ionis or its designee all inventory of the Terminated Products (including all final product, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of Thera or its Affiliates; provided that Ionis will pay Thera a price equal to the actual cost incurred by Thera to procure such Terminated Products.

14.11.11

Wind Down and Transition. Thera will be responsible, at its own cost and expense, for the wind-down of Thera’s and its Affiliates’ and its Sublicensees’ activities with respect to the Terminated Products. Thera will, and will cause its Affiliates and Sublicensees to, reasonably cooperate with Ionis to facilitate orderly transition to Ionis or its designee of all Commercialization and other activities then being performed by or on behalf of Thera or its Affiliates or Sublicensees for the Terminated Products, including reasonably cooperating with Ionis to transfer all Commercialization and other activities, including any activities pursuant to Section 7.6 (Website), to Ionis or its designee and continuing to perform such activities on Ionis’ behalf for a reasonable time after termination of this Agreement until such transfer is completed. Upon the Parties’ mutual agreement that the Licensed Products are no longer commercially viable in the Thera Territory, Thera will withdraw the Terminated Products from the Thera Territory instead of transferring to Ionis or its designee all Commercialization and other activities performed by or on behalf of Thera or its Affiliates or Sublicensees for such Terminated Products, and Ionis will reimburse Thera for 50% of the cost and expense of the withdrawal of such Terminated Products.

14.11.12

Termination by Thera for Breach. Notwithstanding any provision to the contrary in this Section 14.11 (Effects of Termination), if Thera terminates this Agreement pursuant to Section 14.2 (Termination for Material Breach), then Ionis will be responsible for the reasonable out-of-pocket costs incurred by Thera directly in connection with the performance of the activities set forth in this Section 14.11 (Effects of Termination). Thera will invoice Ionis quarterly for the foregoing costs incurred by or on behalf of Thera in such Calendar Quarter, and Ionis will pay the undisputed invoiced amounts within 45 days after the date of receipt of any such invoice.

14.11.13

Other Assistance; Further Assurances. Without limiting the assistance to be provided under Section 14.11.9 (Know-How Transfer Support), Thera will provide any other assistance reasonably requested by Ionis for the purpose of allowing Ionis or its designee to proceed expeditiously with the Exploitation of the Terminated Products for a period of six months after the effective date of termination of this Agreement. Thera will execute all documents and take all such further actions as may be reasonably requested by Ionis in order to give effect to the requirements in this Section 14.11 (Effects of Termination).

14.12	Survival; Accrued Rights. Expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination

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nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation. Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Section 2.2 (License Grant to Ionis); Section 2.4 (Collaboration Technology Enabling License); Article 9 (Payments) (solely with respect to amounts that accrued prior to the effective date of termination and, with respect to Section 9.7 (Financial Records and Audits), solely for 36 months after the effective date of termination), Article 10 (Intellectual Property) (except that Thera shall not assume any costs, assume any responsibility and be involved in any decision-making associated (i) to the prosecution of Ionis Product-Specific Patents incurred after termination or expiration of this Agreement; (ii) for any costs incurred after termination or expiration of this Agreement associated with any Patent Challenges initiated pursuant to Section 10.6.2 (Patent Challenge of Third Party Patents); and (iii) to patent term extensions pursuant to Section 10.7 (Patent Term Extensions)); Section 11.5 (Disclaimer); Section 11.6 (Limitation of Liability); Article 12 (Confidentiality, excluding Section 12.5 (Publications) and Section 12.6 (Publication and Listing of Clinical Trials)); Article 13 (Indemnification); Section 14.10 (Full Force and Effect During Notice Period); Section 14.11 (Effects of Termination); this Section 14.12 (Survival; Accrued Rights); Article 15 (Dispute Resolution; Governing Law); Article 16 (Miscellaneous); and Appendix 1 (Definitions).

ARTICLE 15

DISPUTE RESOLUTION; GOVERNING LAW

15.1

Executive Officers; Disputes. Each Party will ensure that an Executive Officer is designated for such Party at all times during the Term for dispute resolution purposes, and will promptly notify the other Party of any change in its designated Executive Officer. Except as expressly set forth in this Agreement, if a dispute arises under, in relation to, or in connection with, this Agreement (except for disputes arising at the JSC, which will be resolved in accordance with Section 3.4 (Decision-Making)), then the Parties will refer such dispute to their Executive Officers, and such Executive Officers or designees will attempt in good faith to resolve such dispute. If the Parties are unable to resolve any such dispute within [Redacted: Time Period]after referring such dispute to the designated Executive Officers pursuant to this Section 15.1 (Executive Officers; Disputes), then either Party will have the right to refer the matter to mediation as set forth in Section 15.2 (Mediation) pursue any and all remedies available at law or equity, as set forth in Section 15.3 (Arbitration) or Section 15.4 (Intellectual Property Disputes), as applicable.

15.2

Mediation. If a dispute arising under, in relation to, or in connection with, this Agreement cannot be resolved by the Executive Officers pursuant to Section 15.1 (Executive Officers; Disputes) or as otherwise as set forth in Section 3.4 (Decision-Making), then either Party may request that the Parties attempt to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) pursuant to its applicable Mediation Rules (the “Mediation”) before resorting to arbitration under Section 15.3 (Arbitration) or litigation pursuant to Section 15.4 (Intellectual Property Disputes). Each Party will ensure that an Executive Officer having authority to settle the dispute attends the mediation session. The language of the arbitration will be English. The mediator shall be a retired judge or attorney with at least [Redacted: Number of Years] years of relevant experience in the pharmaceutical and biotechnology industry, will be impartial and independent and will not have worked for or on behalf of either Party for at least [Redacted: Number of Years]years. Such Mediation will take place in New York, NY. Except as set forth in Section 15.5 (Equitable Remedies), it is only if a dispute fails to be resolved by Mediation pursuant to this provision that either Party will have the right to pursue any and all remedies available at law

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or equity, as set forth in Section 15.3 (Arbitration) or Section 15.4 (Intellectual Property Disputes), as applicable.

15.3

Arbitration. If Mediation pursuant to Section 15.2 (Mediation) does not result in the settlement of a dispute within [Redacted: Time Period], either Party may at any time after such [Redacted: Time Period]period submit such dispute to be finally settled by arbitration administered by the AAA in accordance with its Rules of Arbitration in effect at the time of the arbitration, except as modified by this Section 15.3 (Arbitration) (the “Arbitration”). The language of the arbitration will be English. The Arbitration will be heard and determined by three arbitrators who are retired judges or attorneys with at least [Redacted: Number of Years]of relevant experience in the pharmaceutical and biotechnology industry, each of whom will be impartial and independent and will not have worked for or on behalf of either Party for at least [Redacted: Number of Years] years. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two Party-appointed arbitrators, or, failing agreement within 30 days following appointment of the second arbitrator, by the AAA. Such Arbitration will take place in New York, NY. The Arbitration award so given will, absent manifest error, be a final and binding determination of the dispute, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 11.6 (Limitation of Liability). Ionis will pay the fees, costs, and expenses for the arbitrator it chooses, Thera will pay the fees, costs, and expenses for the arbitrator it chooses, and the Parties will share payment for the third arbitrator. Except in a proceeding to enforce the results of the Arbitration or as otherwise required by Applicable Law or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any Arbitration hereunder without the prior written consent of both Parties. Except as otherwise provided expressly under this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement including any question regarding its existence, interpretation validity, breach or termination or the business relationship created by it shall be referred to and finally resolved using the process set forth in Section 15.1 (Executive Officers; Disputes), Section 15.2 (Mediation) and Section 15.3 (Arbitration), to the exclusion of any court of law that may otherwise have jurisdiction.

15.4

Intellectual Property Disputes. Notwithstanding any provision to the contrary set forth in this Agreement except Section 15.2 (Mediation), if a dispute arises under this Agreement with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 15.1 (Executive Officers; Disputes), then such dispute will be submitted to a court of competent jurisdiction in the jurisdiction in which such Patent Right or other intellectual property right was granted or arose.

15.5

Equitable Remedies. Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information such that a breach of Article 12 (Confidentiality) by a Party will cause irrevocable harm for which monetary damages would not provide a sufficient remedy; and (b) in such case of such breach of Article 12 (Confidentiality), the non-breaching Party will be entitled to seek equitable relief, including specific performance, temporary or permanent restraining orders, preliminary injunction, permanent injunction, or other equitable relief without the posting of any bond or other security, from any court of competent jurisdiction, and without first pursuing Mediation as set forth in Section 15.2 (Mediation). In addition, and notwithstanding any provision to the contrary set forth in this Agreement, if there is any other actual or threatened breach hereunder, then the aggrieved Party may seek equitable relief (including specific performance, temporary or permanent restraining orders, or other equitable relief) from any court

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of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Article 15 (Dispute Resolution; Governing Law).

15.6

Governing Law; English Language. This Agreement and all amendments, modifications, alterations, or supplements hereto, the rights of the Parties, and any disputes regarding or related to this Agreement will be construed under and governed by the laws of the State of New York, United States, exclusive of its conflicts of laws principles. This Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and if there is any conflict between the provisions of any document and the English language translation thereof, then the terms of the English language translation will control.

ARTICLE 16

MISCELLANEOUS

16.1

Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, (a) Ionis may assign its rights to receive payments under this Agreement to one or more Persons without consent of Thera (including as part of a royalty monetization transaction), and (b) either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (i) in whole or in part to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate), or (ii) in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets, whether in a merger, acquisition, or similar transaction or series of related transactions. If there is an assignment pursuant to the foregoing clauses (b)(i) or (b)(ii), then such assignment will only be effective if the Person to whom this Agreement is assigned agrees in writing to assume all of the assigning Party’s obligations under this Agreement and the assigning Party provides written notice of such assignment to the non-assigning Party within [Redacted: Time Period]after the effective date of such assignment. Any attempted assignment of this Agreement in violation of this Section 16.1 (Assignment) will be null, void, and of no legal effect. Any permitted assignee will assume all assigned obligations of its assignor under this Agreement. This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties. Ionis may not transfer or assign in whole or in part to a Third Party (including, without limitation, to an Affiliate) any of its rights in the Ionis Technology except to the extent this transfer or assignment occurs in conjunction with a permitted assignment or transfer of this Agreement pursuant to this Section 16.1 (Assignment).

16.2

Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and merges all prior and contemporaneous negotiations, representations, and understandings regarding the same, (including that certain mutual confidential disclosure agreement between the Parties dated [Redacted: Date] (“Confidential Disclosure Agreement”)). All information shared by the Parties pursuant to the Confidential Disclosure Agreement will be Confidential Information under this Agreement from and after the Effective Date, and the use and disclosure thereof will be governed by Article 12 (Confidentiality). This Agreement may not be modified or amended, except by another agreement in writing executed by duly authorized signatories of each Party.

16.3	No Strict Construction; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be

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construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Except where the context expressly requires otherwise, (a) whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that if there is any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, then the terms of this Agreement will control; (f) if there is any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, then the terms and conditions of this Agreement will govern; (g) unless otherwise provided, all references to Sections, Articles, Schedules and Appendices in this Agreement are to Sections, Articles, Schedules and Appendices of and to this Agreement; (h) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, and any reference to any law, rule, or regulation will be deemed to include the then-current amendments thereto or any replacement or successor law, rule, or regulation thereof; (i) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (k) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (l) the Section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations; (m) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (n) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement; and (o) provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging).

16.4

Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement will remain in force, in all other respects and all other jurisdictions; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the Parties will negotiate in good faith to amend the terms hereof as nearly as

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practical to carry out the original intent of the Parties, and, failing such amendment, either Party may submit the matter for resolution pursuant to Article 15 (Dispute Resolution; Governing Law).

16.5

Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure. For purposes of this Agreement, “Force Majeure” is defined as any cause beyond the control of the affected Party and without the fault or negligence of such Party, which may include acts of God; material changes in Applicable Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; epidemic; pandemic; quarantine; and failure of public utilities or common carriers. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure circumstances affecting such Party. In such event the Party affected by such force majeure will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [Redacted: Time Period], after which time the Parties will promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

16.6

Notices. All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Ionis:

Ionis Pharmaceuticals, Inc.

2855 Gazelle Court

Carlsbad, CA 92010

Attention: Chief Business Officer

With a copy (which will not constitute notice for purposes of this Agreement) to:

[Redacted: Email Address]Attention: General Counsel

If to Thera:

Theratechnologies Inc.

2015 Peel Street, 11th Floor,

Montreal, Quebec, Canada H3A 1T8

Attention: Global Commercial Officer

With a copy (which will not constitute notice for purposes of this Agreement) to:

[Redacted: Email Address]Attention: Jocelyn Lafond, General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance with this Section 16.6 (Notices). Any such notice

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will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

16.7

Further Assurances. The Parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and will (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

16.8

Performance by Affiliates. If Thera performs any or all of its obligations or exercises any or all of its rights under this Agreement through any Affiliate, then Thera hereby guarantees the performance by its Affiliates of its obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

16.9

Agency. Neither Party is, nor will be deemed to be an employee, agent, or representative of the other Party for any purpose. Each Party is an independent contractor, not an employee or partner of the other Party. Neither Party will have the authority to speak for, represent, or obligate the other Party in any way without prior written authority from the other Party.

16.10

Binding Effect; No Third-Party Beneficiaries or Obligors. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Except as set forth in Article 13 (Indemnification), no Person other than Ionis, Thera, and their respective permitted successors and assigns hereunder will be deemed an intended beneficiary hereunder, nor have any right to enforce any obligation of any Party to this Agreement, nor will any Person other than Ionis and Thera and their respective permitted successors and assigns have any obligations to any Party under this Agreement.

16.11

No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof, by the other Party, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party will not operate or be construed as a waiver of any subsequent breach or default by the other Party.

16.12

Cumulative Remedies. No remedy referred to in this Agreement, including termination of this Agreement, is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law. Without limiting the foregoing, neither Party will be entitled to recover any liabilities, expenses, or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines, and amounts paid in settlement) to the extent that such Party has already recovered such liabilities, expenses, or losses pursuant to other provisions of this Agreement, including recoveries under Section 13.1 (Indemnification by Ionis) or Section 13.2 (Indemnification by Thera).

16.13

Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized

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signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

IONIS PHARMACEUTICALS, INC.	THERATECHNOLOGIES INC.

By: /s/ Brett Monia	By: /s/ Paul Lévesque

Name: Brett Monia	Name: Paul Lévesque

Title: Chief Executive Officer	Title: President & Chief Executive Officer

By: /s/ John Leasure

Name: John Leasure

Title: Global Commercial Officer

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APPENDIX 1

Definitions

For purposes of this Agreement, whether used in the singular or plural, the following terms will have the meanings set forth below:

1.1	“AAA” has the meaning set forth in Section 15.2 (Mediation).

1.2

“Accounting Standards” means, with respect to a Party or its Affiliate or Sublicensee, GAAP or IFRS, as such Person uses for its financial reporting standards from time to time, in each case, as consistently applied.

1.3

“Affiliate” means, with respect to a Person, any corporation or other business entity controlled by, controlling, or under common control with such Person, with “control” meaning (a) direct or indirect beneficial ownership of more than 50% of the voting stock or other ownership interest of, or more than 50% interest in the income of, the applicable entity, or (b) the possession, directly or indirectly, of the power to direct the management or policies of the applicable entity, whether through the ownership of voting securities or other equity rights, by contract relating to voting rights or corporate governance, or otherwise. Notwithstanding the foregoing, “Affiliates” will not include, with respect to an entity, bona fide venture capital investors in such entity or bona fide institutional investors in such entity, in each case, that routinely make venture capital investments for the potential financial return on such investments and not with any view to acquisition or for other strategic purpose, or Affiliates of such venture capital or institutional investors.

1.4	“Alliance Manager” has the meaning set forth in Section 3.7 (Alliance Managers).

1.5	“Annual” means the period covering a Financial Year or occurring once per Financial Year, as the context requires.

1.6	“APOC3” means apolipoprotein C3.

1.7

“Applicable Law” means applicable (with respect to the particular activity, task, or obligation under this Agreement to which such term applies) laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity, Accounting Standards, as well as any applicable rules, regulations, guidelines, or other requirements of data protection, privacy, or any Regulatory Authority that may be in effect from time to time.

1.8

“Approved Labeling” means, with respect to a Licensed Product and a jurisdiction: (a) the applicable Regulatory Authority-approved full prescribing information for such Licensed Product in such jurisdiction; and (b) the applicable Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product in such jurisdiction.

1.9	“Arbitration” has the meaning set forth in Section 15.3 (Arbitration).

1.10	“Breach Notification” has the meaning set forth in Section 14.2.1 (Material Breach).

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1.11	“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in California or in the Province of Quebec, Canada are required by Applicable Law to remain closed.

1.12	“CAD” means the legal tender of Canada.

1.13

“Calendar Quarter” means, with respect to the first Calendar Quarter during the Term, the period beginning on the Effective Date and ending on the last day of the Calendar Quarter within which the Effective Date falls, and thereafter each successive period of three calendar months ending on (and including) each of March 31, June 30, September 30, and December 31; except that the last Calendar Quarter during the Term will end upon the expiration of the Term.

1.14

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning 50% or less of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.15

“Clinical Trial” means any clinical trial in human subjects that has been approved by the Regulatory Authority in the applicable jurisdiction and is designed to measure the safety and/or efficacy of a pharmaceutical or biotechnology product, including any Phase I, Phase II, Phase III. Clinical Trial also includes Post-Approval Mandatory Studies and other Phase IV trials, where applicable.

1.16	“CMC” means chemistry, manufacturing, and controls.

1.17

“Collaboration Know-How” means all Know-How developed or invented by a Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to such Party or any Affiliate of such Party, either alone or jointly with the other Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to such other Party or any Affiliate of such other Party, in each case, in the performance of activities under this Agreement during the Term.

1.18	“Collaboration Patent Rights” means any Patent Right that (a) has a priority date after the Effective Date and (b) Covers any Invention included in the Collaboration Know-How.

1.19	“Commercial Supply Agreement” has the meaning set forth in Section 8.2 (Commercial Supply Agreement).

1.20

“Commercialization” means any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in

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the applicable country for such pharmaceutical or biologic product regarding the foregoing, including seeking and maintaining any required Reimbursement Approval, but excluding activities directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.21

“Commercially Reasonable Efforts” means, with respect to the Development, Commercialization, conduct of Medical Affairs activities, and Packaging and Labeling for a Licensed Product by Thera, as well as with respect to any activities that need to be conducted by Ionis under this Agreement, those efforts and resources, including allocation of reasonably necessary and qualified personnel, equivalent to the efforts that a reasonable biopharmaceutical company or a pharmaceutical company, in each case, that is of comparable size and resources to Thera would typically devote as part of an active and continuing program of development and commercialization of a pharmaceutical or biologic product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace and the proprietary position, regulatory status, and relative safety and efficacy of such product, but not taking into account the fulfillment or potential fulfillment of any payment obligations hereunder. Commercially Reasonable Efforts requires, with respect to an obligation, that the Party: (a) assign, as and when reasonably needed, responsibility for such obligation to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve reasonable specific and meaningful objectives for carrying out such obligation, and (c) consistently make and implement reasonable decisions and allocate resources designed to reasonably advance progress with respect to such objectives.

1.22

“Competitive Infringement” means the unauthorized making, using, offering to sell, selling or importing of an oligonucleotide compound designed to bind to the mRNA of PKK or APOC3 or a product, method, or process incorporating such oligonucleotide compound claimed in the Ionis Patent Rights, Thera Patent Rights, or Joint Collaboration Patent Rights by a Third Party in the Thera Territory.

1.23	“Confidential Disclosure Agreement” has the meaning set forth in Section 16.2 (Entire Agreement; Amendment).

1.24

“Confidential Information” means, subject to Section 12.3 (Exemptions), (a) Know-How and any technical, scientific, trade, research, Manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidential Disclosure Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

1.25	“Consolidated JSC” has the meaning set forth in Section 3.1.1 (Formation and Purpose of the JSC).

1.26

“Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide such materials or tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual

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property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense or incurring any additional payment obligations to a Third Party as a result of such access, right to use, license, or sublicense, other than payment obligations incurred under an agreement entered into in accordance with Section 9.4 (Future Third Party IP Agreements), and (c) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license, or otherwise, other than pursuant to the licenses granted under this Agreement) to grant an exclusive license or sublicense of Patent Rights that Cover such product or proprietary Know-How that is used in connection with the Exploitation of such product. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a)-(c) that, (i) prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party or any of such Third Party’s Affiliates existing prior to such Change of Control (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control or, (ii) after the consummation of such a Change of Control of such Party, is developed or in-licensed by such Third Party or its pre-existing Affiliates without use of or access to any Confidential Information of either Party.

1.27

“Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right or individual claim in such Patent Right, as applicable, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent Right.

1.28	“Debarred/Excluded” has the meaning set forth in Section 11.1.6 (Mutual Representations and Warranties).

1.29

“Development” means all internal and external research, development and regulatory activities regarding pharmaceutical or biologic products, including (a) research, process development, non-clinical testing, toxicology, non-clinical activities, IND-enabling studies, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing or Commercialization. Development includes the right to use the Ionis Regulatory Dossier to submit the MAA in the Thera Territory. Development will include Post-Approval Mandatory Studies, but will not include development and regulatory activities for additional presentations or indications for a product after receipt of Regulatory Approval of such product without Ionis’ prior written consent. “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.30	“Disclosing Party” has the meaning set forth in Section 12.1 (Duty of Confidence).

1.31	“Effective Date” has the meaning set forth in the Preamble.

1.32	“Executive Officer” means (a) with respect to Thera, its [Redacted: Positions]or their designees and (b) with respect to Ionis, its [Redacted: Positions]or their designee.

1.33	“Exploit” means to make, have made, use, offer to sell, sell, Develop, Manufacture, Commercialize, conduct Medical Affairs, or otherwise exploit. “Exploitation” will be construed accordingly.

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1.34

“External Costs” mean, with respect to a Party, expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with such Party’s Accounting Standards) by such Party (or its Affiliate) in consideration of the performance of activities under this Agreement, and excluding any costs or expenses included under the FTE Rate.

1.35	“FCS Indication” means familial chylomicronemia syndrome.

1.36

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time-to-time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.37	“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.38	“Field” means for the treatment or prevention of any diseases and conditions in humans.

1.39

“Financial Quarter” means the 3-month period ending on the last day of February, May, August and November; except that (a) with respect to the first Financial Quarter during the Term, the period beginning on the Effective Date and ending on the last day of the Financial Quarter within which the Effective Date falls; (b) the last Financial Quarter during the Term will end upon the expiration of the Term.

1.40

“Financial Year” means the period of 12 months beginning on December 1; except that (a) the first Financial Year during the Term will begin on the Effective Date and end on November 30 of the Financial Year within which the Effective Date falls, and (b) the last Financial Year during the Term will end upon expiration of the Term.

1.41

“First Commercial Sale” means, with respect to a Licensed Product in the Thera Territory, the first sale for end use or consumption to a Third Party of such Licensed Product in the Thera Territory by a Party, or its Affiliates after the receipt of Regulatory Approval in the Field for such Licensed Product by the relevant Regulatory Authority in the Thera Territory. First Commercial Sale excludes any sale or other distribution for use in a Clinical Trial or other Development activity or for compassionate use sold or distributed at or below the applicable Selling Party’s costs.

1.42	“First Royalty Buydown Amount” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

1.43	“First Royalty Buydown Deadline” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

1.44	“Flash Report” has the meaning set forth in Section 9.3.5(a) (Flash Reports).

1.45	“For-Cause Audit” means an audit conducted by one Party of the other Party related to a quality concern or complaint with respect to a Licensed Product.

1.46

“FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of [Redacted: Quantity]per year) carrying out Development or other applicable activities under this Agreement. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution, and no individual may be charged at greater than one FTE, regardless of that individual’s hours worked during that year. The portion of an FTE billable by a Party for one employee during a given accounting period will be determined

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by dividing the number of hours worked directly by such employee on the work to be conducted under this Agreement during such accounting period by the number of FTE hours applicable for such accounting period based on [Redacted: Quantity] working hours per Financial Year.

1.47	“FTE Rate” means for a given Financial Year the rate that a Party charges for an FTE per year of dedicated effort. The rate is based on the [Redacted: Costs Considered to establish FTE].

1.48	“Future Core Patent” has the meaning set forth in Section 9.4.1 (Identification of Future Product-Specific or Future Core Patents).

1.49	“Future Product-Specific Patent” has the meaning set forth in Section 9.4.1 (Identification of Future Product-Specific or Future Core Patents).

1.50	“GAAP” means the generally accepted accounting principles in the United States.

1.51

“Generic Product” means, with respect to a Licensed Product in Canada, a pharmaceutical product (other than such Licensed Product) that (a) is sold by a Third Party, (b) is authorized for use in Canada in one or more of the indications for which such Licensed Product has Regulatory Approval in Canada; and (c) contains either the same active pharmaceutical ingredient(s) as such Licensed Product or is a biosimilar biologic drug of the Licensed Product. A product will not be considered to be a Generic Product if (i) Thera or any of its Affiliates was involved in or authorized the Development or Commercialization of such product, (ii) Thera or any of its Affiliates has granted a license to such Third Party in respect of such product, or (iii) such product is Commercialized by any Person who obtained such product in a chain of distribution that included Thera or any of its Affiliates.

1.52	“Global Branding and Marketing Strategy” has the meaning set forth in Section 7.4 (Global Branding and Marketing Strategy).

1.53	“Global Medical Affairs Plans” has the meaning set forth in Section 7.8.1 (Global Medical Affairs Plans).

1.54

“Global Trade Control Laws” means all applicable laws, regulations, directives and policies that prohibit, restrict, control, or limit the import, export, or reexport of goods, services or technology or that impose sanctions on any individual, entity, country, or geographic region, including, without limiting the generality of the foregoing, (i) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, United Nations sanctions policies, and all relevant regulations made under any of the foregoing; and (ii) the following Canadian laws: the Export and Import Permits Act (R.S.C., 1985, c. E-19), the United Nations Act (R.S.C., 1985, c. U-2), the Special Economic Measures Act (S.C. 1992, c. 17); and the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (S.C. 2017, c. 21) and all regulations made under any of the foregoing.

1.55

“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.56	“Good Documentation Practices” or “GDP” means the then-current good documentation standards, practices, and procedures promulgated or endorsed by the applicable Regulatory

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Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.57

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.58

“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.59

“Good Pharmacovigilance Practices” or “GVP” means the then-current good pharmacovigilance standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.

1.60

“Government Official” means any official, officer, employee, or representative of: (a) any federal, state, provincial, territorial, administrative division, county, or municipal government or any department or agency thereof; (b) any public international organization or any department or agency thereof; or (c) any company or other entity owned or controlled by any government or Governmental Authority.

1.61

“Governmental Authority” means any court, agency, department, authority, tribunal, or other instrumentality of any supra-national, national, state, provincial, territory, county, city, or other political subdivision. For clarity, Governmental Authorities include all Regulatory Authorities.

1.62	“HC” means Health Canada or any successor agency thereto.

1.63	“HTA” means the Health Technology Assessment performed by the Canadian Agency for Drugs and Technologies in Health.

1.64	“IFRS” means International Financial Reporting Standards, consistently applied.

1.65

“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312, a Clinical Trial Application under Part C, Division 5 of the Food and Drug Regulations, or any comparable filings outside of the U.S. or Canada required to commence human clinical trials in such country, and all supplements or amendments that may be filed with respect to the foregoing.

1.66	“Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.67	“Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.68	“Initial JSC” has the meaning set forth in Section 3.1.1 (Formation and Purpose of the JSC).

1.69	“Initial Know-How Transfer” has the meaning set forth in Section 4.1 (Initial Know-How Transfer).

1.70	“Initial Know-How Transfer Deficiency Notice” has the meaning set forth in Section 4.1 (Initial Know-How Transfer).

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1.71	“Initial Know-How Transfer Notice” has the meaning set forth in Section 4.1 (Initial Know-How Transfer).

1.72

“Internal Costs” means, for any period of time, the product obtained by multiplying (a) the total FTEs (or portion thereof) devoted to the performance of activity under this Agreement during such period, by (b) the applicable FTE Rate for such period; provided that in determining the total number of FTEs, Ionis or Thera, as applicable, may rely on estimates as long as the method of calculating such estimates is consistently applied.

1.73	“Invention” means any new process, method, composition of matter, or article of manufacture that is conceived or first reduced to practice (whether or not patentable).

1.74	“Ionis Collaboration Know-How” has the meaning set forth in Section 10.1.2(a).

1.75	“Ionis Collaboration Patent Rights” has the meaning set forth in Section 10.1.2(a).

1.76	“Ionis Core Technology” means Ionis Core Technology Know-How and the Ionis Core Technology Patents.

1.77

“Ionis Core Technology Know-How” means all Know-How, excluding Ionis Product-Specific Know-How, Ionis Manufacturing and Analytical Know-How, and Ionis’ interest in any Joint Collaboration Know-How, that (a) is Controlled by Ionis or its Affiliates as of the Effective Date or at any time during the Term, (b) is necessary or reasonably useful to Develop, Commercialize, conduct Medical Affairs activities for or Package and Label a Licensed Product, and (c) relates generally to oligonucleotides.

1.78

“Ionis Core Technology Patents” means any Patent Rights, excluding Ionis Product-Specific Patents, Ionis Manufacturing and Analytical Patents, and Ionis’ interest in any Joint Collaboration Patent Rights, that (a) are Controlled by Ionis or its Affiliates as of the Effective Date or at any time during the Term, (b) are necessary or reasonably useful to Develop, Commercialize, conduct Medical Affairs activities for or Package and Label a Licensed Product and (c) claim subject matter generally applicable to oligonucleotides. A list of the Ionis Core Technology Patents as of the Effective Date is set forth on APPENDIX 2 (Ionis Core Technology Patents); provided that, any Patent Right existing as of the Effective Date that otherwise would be included in the definition of Ionis Core Technology Patents but is not included on APPENDIX 2 (Ionis Core Technology Patents) will still be considered an Ionis Core Technology Patent.

1.79

“Ionis Corporate Trademark” means the IONIS trademark owned by Ionis as well as any logos that may be used, applied for or registered from time to time in conjunction with the IONIS trademark or comprising the IONIS trademark.

1.80	“Ionis Indemnitees” has the meaning set forth in Section 13.2 (Indemnification by Thera).

1.81	“Ionis Internal Oligonucleotide Safety Database” has the meaning set forth in Section 6.11.1.

1.82	“Ionis Know-How” means the Ionis Core Technology Know-How, Ionis Manufacturing and Analytical Know-How, and Ionis Product-Specific Know-How.

1.83

“Ionis Manufacturing and Analytical Know-How” means Know-How, excluding Ionis’ interest in any Joint Collaboration Know-How, that (a) is Controlled by Ionis or its Affiliates as of the Effective Date or at any time during the Term, (b) is necessary or reasonably useful to Manufacture

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a Licensed Product, and (c) relates to the synthesis or analysis of a Licensed Product regardless of sequence or chemical modification.

1.84

“Ionis Manufacturing and Analytical Patents” means Patent Rights, excluding Ionis’ interest in any Joint Collaboration Patent Rights, that (a) are Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Term, (b) are necessary or reasonably useful to conduct Manufacture a Licensed Product, and (c) claim (i) methods and materials used in the synthesis or analysis of an oligonucleotide regardless of sequence or chemical modification, (ii) methods of manufacturing components of an oligonucleotide, and (iii) methods and materials used in Manufacturing a Licensed Product. A list of Ionis Manufacturing and Analytical Patents as of the Effective Date is set forth on APPENDIX 3 (Ionis Manufacturing and Analytical Patents); provided that, any Patent Right existing as of the Effective Date that otherwise would be included in the definition of Ionis Manufacturing and Analytical Patent but is not included on APPENDIX 3 (Ionis Manufacturing and Analytical Patents) will still be considered an Ionis Manufacturing and Analytical Patent. Without limiting the foregoing, the Ionis Manufacturing and Analytical Know-How includes, for any applicable Licensed Product, copies of all specifications for the API and other materials and ingredients listed in the Master Batch Record and used in the manufacturing of such Licensed Product as well as manufacturing processes, methods, formulae, analyses, instructions, standards, data, testing, inspection, control and standard operating procedures, information and other specifications relating to the manufacture of such Licensed Product, the most up to date CMC section including but not limited to data on assay, stability data, current master batch records, current specifications, as well as any documentation or information required to import the Licensed Product in the Thera Territory, allow the batch release of the Licensed Product, allow the verification of the manufacturing processes of the Licensed Product, and update any of the Regulatory Approvals of the Thera with respect to Licensed Products, as applicable.

1.85	“Ionis Manufacturing and Analytical Technology” means Ionis Manufacturing and Analytical Know-How and Ionis Manufacturing and Analytical Patents.

1.86	“Ionis Patent Rights” means the Ionis Core Technology Patents, Ionis Manufacturing and Analytical Patents, and Ionis Product-Specific Patents.

1.87

“Ionis Product-Specific Know-How” means all Know-How, excluding Ionis’ interest in any Joint Collaboration Know-How, that is (a) Controlled by Ionis or its Affiliates on the Effective Date or at any time during the Term, (b) necessary or reasonably useful to Develop, Commercialize, conduct Medical Affairs activities for or Package and Label a Licensed Product in the Field, and (c) specifically relating to (i) the composition of matter of a Licensed Product or (ii) methods of using a Licensed Product for the Field; provided however, Know-How that (i) consists of subject matter applicable to oligonucleotide compounds or products in general or (ii) relates to an oligonucleotide compound that does not specifically modulate expression of PKK or APOC3 via the binding, partially or wholly, of such compound to RNA that encodes PKK or APOC3, will not be considered Ionis Product-Specific Know-How, and in each case of (i) and (ii), such Know-How will be considered Ionis Core Technology Know-How. Without limiting the foregoing, Ionis Product-Specific Know-How with respect to a Licensed Product includes the Ionis Regulatory Dossier for such Licensed Product, the results of all Clinical Trials completed for the Licensed Products and results of all Ongoing Clinical Trials, mock-ups of packaging to be used for the Licensed Products in the United States, and market research, strategic planning documents, pricing analysis, and revenue forecasts for the Licensed Products, where applicable, for the Thera Territory.

1.88	“Ionis Product-Specific Patents” means all Product-Specific Patents, excluding Ionis’ interest in any Joint Collaboration Patent Rights, that are (a) Controlled by Ionis or its Affiliates on the

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Effective Date or at any time during the Term and (b) necessary or reasonably useful to Develop, Commercialize, conduct Medical Affairs activities for or Package and Label a Licensed Product; provided, however, that Patent Rights that include only claims that are directed to (i) subject matter applicable to oligonucleotide compounds or products in general or (ii) an oligonucleotide compound that does not specifically modulate expression of PKK or APOC3 via the binding, partially or wholly, of such compound to RNA that encodes PKK or APOC3, will not be considered Ionis Product-Specific Patents, and in each case of (i) and (ii), such Patent Rights will be considered Ionis Core Technology Patents. A list of Ionis Product-Specific Patents as of the Effective Date is set forth on APPENDIX 4 (Ionis Product-Specific Patents); provided that, any Patent Right existing as of the Effective Date that otherwise would be included in the definition of Ionis Product-Specific Patent but is not included on APPENDIX 4 (Ionis Product-Specific Patents) will still be considered an Ionis Product-Specific Patent.

1.89	“Ionis Product-Specific Technology” means Ionis Product-Specific Know-How and Ionis Product-Specific Patents.

1.90

“Ionis Product Trademarks” means Trademarks Ionis has developed and that it intends that Thera use for the Commercialization of the Licensed Products in the Thera Territory excluding any trademarks, service marks, names, or logos that include any corporate name or logo of Thera or its Affiliates.

1.91	“Ionis Publication” has the meaning set forth in Section 12.5.2 (Ionis’ Right to Publish).

1.92

“Ionis Regulatory Dossier” means all documents compiled by Ionis or its Affiliates, as of the Effective Date, according to the requirements of the FDA applicable to an MAA, including Modules 1 through 5 of the MAA submitted to the FDA, in the English language and in Common Technical Document format. The Ionis Regulatory Dossier also includes FDA reviews, information requests from the FDA and responses thereto, as well as any clinical and nonclinical files provided by Ionis or its Affiliates to the FDA with respect to such MAA.

1.93	“Ionis Technology” means the Ionis Know-How, the Ionis Patent Rights, and Ionis’ interest in the Joint Collaboration Technology.

1.94	“Ionis Territory” means worldwide, except for the Thera Territory.

1.95	“Ionis Territory Product Websites” has the meaning set forth in Section 7.6 (Website).

1.96	[Intentionally Omitted]

1.97

“Joint Collaboration Know-How” means all Collaboration Know-How that is developed or invented jointly by a Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the other hand.

1.98	“Joint Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Joint Collaboration Know-How.

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1.99	“Joint Collaboration Technology” means the Joint Collaboration Know-How and the Joint Collaboration Patent Rights.

1.100	“JSC” means the applicable Initial JSC or the Consolidated JSC, as applicable.

1.101	“JSC Co-Chairperson” has the meaning set forth in Section 3.1.2 (Membership).

1.102

“Know-How” means proprietary Inventions, discoveries, trade secrets, materials, information, experience, data, formulas, procedures, technology, and results (whether or not patentable), including practices, knowledge, know-how, experience and test data (including physical, chemical, biological, toxicological, pharmacological, clinical and veterinary data), dosage regimens, assays, diagnostics, product specifications, manufacturing techniques and costs, analytical and quality control data and marketing, pricing and distribution costs, and sales practices, methods, data, and descriptions.

1.103

“Knowledge” means the actual knowledge, without any inquiry or investigation, of (a) with respect to Ionis, its Chief Executive Officer, Chief Financial Officer, Chief Development Officer, Chief Global Product Strategy and Operations Officer, Chief Clinical Development and Operations Officer, Chief Compliance Officer, Chief Legal Officer and General Counsel, and all in-house attorneys employed by Ionis as of the Effective Date that participated in the negotiations of this Agreement; and (b) with respect to Thera, its Chief Executive Officer, Global Commercial Officer, Chief Financial Officer, Chief Medical Officer, General Counsel and all in-house attorneys employed by Thera as of the Effective Date that participated in the negotiations of this Agreement.

1.104	“Licensed Donidalorsen Compound” means the GaINAc-conjugated antisense oligonucleotide compound known as donidalorsen.

1.105

“Licensed Donidalorsen Product” means any pharmaceutical product that contains, comprises, or incorporates the Licensed Donidalorsen Compound, in all current formulations existing as of the Effective Date and in any future formulations that Ionis, at its sole discretion, may Develop after the Effective Date. For clarity, any combination product comprised of an autoinjector pre-filled with the Licensed Donidalorsen Compound is considered a Licensed Donidalorsen Product.

1.106	“Licensed Olezarsen Compound” means the GaINAc-conjugated antisense oligonucleotide compound known as olezarsen.

1.107

“Licensed Olezarsen Product” means any pharmaceutical product that contains, comprises, or incorporates the Licensed Olezarsen Compound, in all current formulations existing as of the Effective Date and in any future formulations that Ionis, at its sole discretion, may Develop after the Effective Date. For clarity, any combination product comprised of an autoinjector pre-filled with the Licensed Olezarsen Compound is considered a Licensed Olezarsen Product.

1.108	“Licensed Product” means the Licensed Donidalorsen Product or the Licensed Olezarsen Product.

1.109	“Loan Agreement” has the meaning set forth in Section 14.8 (Termination by Ionis for Thera’s Loan Default).

1.110	“Losses” has the meaning set forth in Section 13.1 (Indemnification by Ionis).

1.111	“MAA” or “Marketing Authorization Application” means any (a) New Drug Application as defined in the FD&C Act, (b) a New Drug Submission filed with HC to gain approval to market a

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pharmaceutical in the Thera Territory or (c) substantially similar application or submission to those set forth in clause (a) or clause (b) filed with a Regulatory Authority in a country or group of countries to obtain Regulatory Approval to Commercialize a pharmaceutical or diagnostic product in that country or in that group of countries, in each case ((a) through (c)), including any amendments thereto, and supplemental applications, but excluding Reimbursement Approval applications.

1.112

“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including qualification, validation, and scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding activities directed to Development, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.113

“Manufacturing Costs” means, with respect to a Licensed Product, the fully-burdened cost incurred by Ionis or its Affiliates in Manufacturing such Licensed Product (including all activities related to CMC, formulation, quality control, packaging and labeling, delivery, scale-up, failed batches and expired materials, and including all activities related to the supply of raw materials, drug substance, and drug product) in accordance with this Agreement and consistent with the Commercial Supply Agreement, as applicable, including: (a) to the extent that such Licensed Product is Manufactured by a Third Party contract manufacturer: (i) the actual External Costs paid by Ionis or its Affiliates to the Third Party contract manufacturer for the Manufacture and supply thereof plus (ii) the reasonable allocation of manufacturing network support overhead and facility overhead, each based on the allocation methodology consistently applied to Ionis’ own internal products, both fixed and variable, to such Manufacturing operation (including the allocable Internal Costs of administrators and managers overseeing Manufacturing and production and the allocable Internal Costs of technical support, logistics, quality oversight and other Manufacturing support); and (b) to the extent that such Licensed Product is Manufactured by Ionis or its Affiliates: material costs, depreciation of capital expenditures, External Costs, and Internal Costs, in each case, attributable to the Manufacture of such Licensed Product.

1.114	“Manufacturing Technology Transfer” has the meaning set forth in Section 4.4 (Manufacturing Technology Transfer).

1.115	“Mediation” has the meaning set forth in Section 15.2 (Mediation).

1.116

“Medical Affairs” means activities conducted by a Party’s medical affairs department (or, if a Party does not have a medical affairs department, the equivalent function thereof), including real world evidence, communications with key opinion leaders, continuing medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, review and approval of materials consistent with a Party’s or its Affiliate’s internal SOPs and Applicable Law, interactions and engagements with patient advocacy groups and other key stakeholders, and other similar medical programs and communications.

1.117	“Milestone Events” has the meaning set forth in Section 9.2.3 (Notification of Milestone Events).

1.118	“Milestone Payments” has the meaning set forth in Section 9.2.3 (Notification of Milestone Events).

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1.119

“Net Sales” means, with respect to any Licensed Product, the amount billed by Thera or its Affiliates (each a “Selling Party”) for sales of such Licensed Product in arm’s length transactions to Third Parties in the Thera Territory, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Licensed Product:

(a)

Normal and customary trade, quantity, or cash discounts to non-affiliated brokers, agents or customers to the extent actually allowed and taken, provided that such discounts are not applied disproportionately to the Licensed Products when compared to the other products of the Selling Party, as applicable;

(b)	Actual amounts repaid or credited by reason of rejections or returns, including provisions as per Thera’s Accounting Standards;

(c)

To the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges paid and levied on the production, sale, transportation, delivery, or use of the Licensed Products;

(d)

Rebates and chargeback payments required to sell products granted to managed health care organizations, pharmacy benefit managers (or equivalent thereof), national, state/provincial, local, and other governments, their agencies/purchasers/reimbursement providers, or to trade customers, distribution fees;

(e)	Outbound transportation costs prepaid or allowed and costs of insurance in transit, with the exclusion of storage and warehousing costs to the extent separately itemized on an invoice;

(f)	Co-payment assistance; and

(g)

Any invoiced amounts that are not collected; provided that the following deductions are not allowed in the calculation of Net Sales: (i) discounts offered to insurers to facilitate patient access to the product; (ii) program and data management fees paid to wholesalers/distributors; (iii) commissions paid to third-party logistics (3PL) providers; and (iv) product samples shipped to indirect customers.

If a Selling Party makes any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, then the adjustments will be reported and reconciled with the next report and payment of any royalties due.

Net Sales will not include (i) any payments among Selling Parties, unless such paying party is the end user of the relevant Licensed Product, (ii) any payments in consideration of supplies of the applicable Licensed Product for use in Clinical Trials or (iii) payments for promotional samples, compassionate use, named-patient use, or expanded access, indigent or other patient access programs, in each case when sold or distributed at or below the applicable Selling Party’s costs (including supply price paid).

1.120	“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.121	“Ongoing Clinical Trials” means the Clinical Trials of the Licensed Products that Ionis is conducting as of the Effective Date.

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1.122	“Other Covered Party” means any political party or party official, or any candidate for political office.

1.123

“Package and Label” or “Packaging and Labeling” means primary, secondary, or tertiary packaging and labeling of a Licensed Product (in its commercial packaging presentation) for sale or use in a country, including the Approved Labeling and insertion of materials such as patient inserts, patient medication guides, and professional inserts and any other written, printed, or graphic materials accompanying such Licensed Product and any brand security or anti-counterfeiting measures included in the packaging elements for such Licensed Product considered to be part of the finished packaged Licensed Product, and all testing and release thereof.

1.124	“Party Vote” has the meaning set forth in Section 3.4.1 (General Decision-Making Process).

1.125	“Patent Challenge” has the meaning set forth in Section 14.6 (Termination for Patent Challenge).

1.126

“Patent Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Patent Right, (b) maintaining any Patent Right, and (c) deciding whether to abandon or maintain any Patent Right.

1.127

“Patent Rights” means (a) all patents, patent applications, and utility models in any country or jurisdiction, including provisional applications, priority applications, and international applications, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, and continuations-in-part, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, (d) any and all substitutions, renewals, registrations, confirmations, revalidations, reissues, and re-examinations of the foregoing patents or patent applications, and (e) extensions, restorations, supplemental protection certificates, and the like based on any of the foregoing patents or patent applications.

1.128	“pCPA” means the pan-Canadian Pharmaceutical Alliance or any successor organization thereto.

1.129

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.130

“Pharmacovigilance Agreement” means an agreement regarding receipt, investigation, and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of the Licensed Products in the Territory.

1.131	“PKK” means prekallikrein.

1.132

“Post-Approval Mandatory Study” means any Clinical Trial initiated following receipt of Regulatory Approval or to be conducted after receipt of Regulatory Approval, in each case, that was mandated by the applicable Regulatory Authority in the Thera Territory as a condition of receiving or maintaining a Regulatory Approval for a product with respect to a particular indication in the Thera Territory (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in the Thera Territory to support or maintain Regulatory Approval for a product in the Thera Territory) or that is required for a label extension for a product in the Thera Territory.

1.133	“Product Materials” has the meaning set forth in Section 7.11 (Product Materials).

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1.134

“Product-Specific Patents” means Patent Rights Controlled by a Party or any of its Affiliates on or after the Effective Date claiming: (a) the specific composition of matter of a Licensed Product, or (b) methods of using such a Licensed Product.

1.135

“Professional Requirements” means, as applicable in the relevant Territory, (a) the Food and Drugs Act (Canada), related regulations and all guidance, policies and decisions promulgated or issued by Health Canada (b) FDA’s regulations, guidance, and enforcement letters concerning the advertising of prescription drug products, (c) all applicable professional standards and licensing requirements particularly colleges and governing bodies of physicians, pharmacists, nurses and other healthcare professionals in each jurisdiction, including applicable codes of ethics and the American Medical Association’s Guidelines on Gifts to Physicians from Industry, (d) applicable guidelines of the Canadian Medical Association (CMA) and the Accreditation Council for Continuing Medical Education (ACCME) Standards for Commercial Support of Continuing Medical Education, (e) the Pharmaceutical Supply Chain Initiative (PSCI) and Pharmaceutical Industry Principles for Responsible Supply Chain Management, (f) the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA Code) and the Innovative Medicines Canada Code of Ethical Practices, (g) the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers (OIG Compliance Guidance), (h) the codes and guidelines of the Pharmaceutical Advertising Advisory Board (PAAB), Ad Standards; and (i) all other accepted national and international pharmaceutical industry codes of practice in and for the relevant countries in the Territory, as any of the foregoing may be amended from time-to-time.

1.136	“Publication” means an Ionis Publication or a Thera Publication, as applicable.

1.137	“Receiving Party” has the meaning set forth in Section 12.1.1 (Duty of Confidence).

1.138

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval, including a conditional approval, of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial sale of a pharmaceutical, diagnostic, or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.

1.139

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over any pharmaceutical, diagnostic, or biologic product, (b) in Canada, HC or any other applicable Governmental Authority having jurisdiction over any pharmaceutical, diagnostic, or biologic product, and (c) in other countries, other analogous Governmental Authorities having jurisdiction over any pharmaceutical, diagnostic, or biologic product.

1.140

“Regulatory Exclusivity” means, with respect to a Licensed Product in the Thera Territory, the period of time during which the Licensed Product is subject to data protection according to the register of innovative drugs published by HC.

1.141	“Regulatory Milestone Event” has the meaning set forth in Section 9.2.1 (Regulatory Milestones).

1.142	“Regulatory Milestone Payment” has the meaning set forth in Section 9.2.1 (Regulatory Milestones).

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1.143	“Regulatory Responsible Party” means the Party designated under Section 6.1 (Regulatory Responsible Party).

1.144

“Regulatory Submission” means any filing, application, or submission with any Regulatory Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical, diagnostic, or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all written or electronic correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority. Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.145

“Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country that establishes prices charged to end-users for pharmaceutical, diagnostic, or biologic products at which such pharmaceutical, diagnostic, or biologic products will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in such country or any other approvals related to pricing, reimbursement, or access to a pharmaceutical, diagnostic, or biologic product (including all activities related to tenders and contracts).

1.146	“Remedial Action” has the meaning set forth in Section 6.12.1 (Notification and Determination).

1.147	“Restricted Party” means any individual or entity on one or more of the Restricted Party Lists.

1.148

“Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the Consolidated Canadian Autonomous Sanctions List pursuant to the Special Economic Measures Act and the Justice for Victims of Corrupt Foreign Officials Act, the United Nations Security Council Consolidated List, the Canadian Listed Terrorist Entities list and the list issued under the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, or any other similar list issued by Canada.

1.149	“Review Period” has the meaning set forth in Section 12.5.1 (Thera’s Right to Publish).

1.150	“Royalty Buydown” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

1.151	“Royalty Buydown Amount” means either the First Royalty Buydown Amount, the Second Royalty Buydown Amount, or the Third Royalty Buydown Amount, as applicable.

1.152	“Royalty Report” has the meaning set forth in Section 9.3.5(b) (Royalty Report).

1.153	“Royalty Term” has the meaning set forth in Section 9.3.4 (Royalty Term).

1.154	“Sales Milestone Event” has the meaning set forth in Section 9.2.2 (Sales Milestones).

1.155	“Sales Milestone Payment” has the meaning set forth in Section 9.2.2 (Sales Milestones).

1.156	“Second Royalty Buydown Amount” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

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1.157	“Second Royalty Buydown Deadline” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

1.158	“Selling Party” has the meaning set forth in Section 1.119 (Net Sales) of this APPENDIX 1.

1.159	“Subcommittee” has the meaning set forth in Section 3.2 (Formation and Authority of Additional Committees).

1.160	“Sublicensee” means, with respect to a Party, any Third Party to which such Party or its Affiliate grants a sublicense under any of the rights licensed to the applicable Party under this Agreement.

1.161	“Supply Period” has the meaning set forth in Section 8.1.1 (Ionis Manufacturing).

1.162

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add, sales, excise or similar taxes.

1.163

“Technology Transfer” means the Initial Know-How Transfer and the additional transfer of Ionis Know-How described in Section 4.2 (Additional Know-How Transfer), together with any assistance provided by Ionis pursuant to Section 4.2 (Additional Know-How Transfer).

1.164	“Term” has the meaning set forth in Section 14.1 (Term).

1.165	“Terminated Products” has the meaning set forth in Section 14.11 (Effects of Termination).

1.166	“Territory” means (a) the Thera Territory, with respect to Thera, (b) the Ionis Territory, with respect to Ionis, and (c) collectively, worldwide.

1.167	“Thera Indemnitees” has the meaning set forth in Section 13.1 (Indemnification by Ionis).

1.168	“Thera Collaboration Know-How” has the meaning set forth in Section 10.1.2(b).

1.169	“Thera Collaboration Patent Rights” has the meaning set forth in Section 10.1.2(b).

1.170

“Thera Know-How” means all Collaboration Know-How (excluding Thera’s interest in Joint Collaboration Know-How) that is (a) Controlled by Thera or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful to Exploit a Licensed Product.

1.171

“Thera Patent Rights” means all Collaboration Patent Rights (excluding Thera’s interest in Joint Collaboration Patent Rights) that are (a) Controlled by Thera or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit a Licensed Product.

1.172

“Thera Product Trademarks” means the Trademarks to be used by Thera or its Affiliates or its or their Sublicensees for the Commercialization of the Licensed Products in the Thera Territory excluding any trademarks, service marks, names, or logos that include any corporate name or logo of Ionis or its Affiliates or its or their Sublicensees.

1.173	“Thera Product Websites” has the meaning set forth in Section 7.6 (Website).

1.174	“Thera Publication” has the meaning set forth in Section 12.5.1 (Thera’s Right to Publish).

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1.175	“Thera Technology” means Thera Know-How, Thera Patent Rights, and Thera’s interest in the Joint Collaboration Technology.

1.176	“Thera Territory” means Canada.

1.177	“Thera Territory Branding Plans” has the meaning set forth in Section 7.5 (Thera Territory Branding Plans).

1.178	“Thera Territory Development Plans” has the meaning set forth in Section 5.3 (Thera Territory Development Plans).

1.179	“Thera Territory Medical Affairs Plans” has the meaning set forth in Section 7.8.2 (Medical Affairs Plans in the Thera Territory).

1.180	“Third Party” means any Person other than a Party or its Affiliates.

1.181	“Third Party Claims” has the meaning set forth in Section 13.1 (Indemnification by Ionis).

1.182	“Third Party Patent Challenge” has the meaning set forth in Section 10.4 (Defense of Third Party Patent Challenges).

1.183	“Third Royalty Buydown Amount” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

1.184	“Third Royalty Buydown Deadline” has the meaning set forth in Section 9.3.2(a) (Royalty Rate Buydown).

1.185

“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.186

“Trademark Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Trademark; (b) defending any opposition proceedings filed by Third Parties; (c) maintaining and renewing any registrations for Trademarks; (d) defending any cancellation proceedings pertaining to Trademark registrations; and (e) deciding whether to abandon or maintain any registrations for Trademarks.

1.187	“Transition Plan” has the meaning set forth in Section 14.11.4(a) (Scope).

1.188	“Transition Services” has the meaning set forth in Section 14.11.4(a) (Scope).

1.189	“U.S.” means the United States of America (including all possessions and territories thereof, including Puerto Rico).

1.190	“U.S. Dollars” or “USD” means the legal tender of the U.S.

1.191	“Upfront Payment” has the meaning set forth in Section 9.1 (Upfront Payment).

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1.192

“Valid Claim” means: (a) a claim of an issued and unexpired patent (as may be adjusted through a patent term adjustment or extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid, or held unenforceable by a patent office or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period); or (b) a pending claim of an unissued, pending patent application, which claim has not been pending for more than seven years since the date of the first office action on the merits received from the relevant patent office regarding such application, unless and until such claim becomes an issued claim of an issued patent in which case it will again be considered a Valid Claim under the foregoing clause (a), provided that such seven-year period will be tolled for the duration of any adverse proceeding (e.g., appeals during examination or any appeal thereof) with respect to the patent application at issue.

1.193	“Withheld Amount” has the meaning set forth in Section 9.12.2 (Withholding Tax).

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APPENDIX 2

Ionis Core Technology Patents for the Licensed Donidalorsen Product and the Licensed Olezarsen Product

[Redacted: List of Patents]

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APPENDIX 3

Ionis Manufacturing and Analytical Patents for the Licensed Donidalorsen Product and the

Licensed Olezarsen Product

[Redacted: List of Patents]

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APPENDIX 4

Part A: Ionis Product-Specific Patents for the Licensed Donidalorsen Product

[Redacted: List of Patents]

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Part B: Ionis Product-Specific Patents for the Licensed Olezarsen Product

[Redacted: List of Patents]

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APPENDIX 5

Part A: Ionis Product Trademarks for the Licensed Donidalorsen Product

[Redacted: List of Trademarks]

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Part B: Ionis Product Trademarks for the Licensed Olezarsen Product

[Redacted: List of Trademarks]

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SCHEDULE 5.3

Thera Territory Development Plan for the Licensed Donidalorsen Product

[Redacted: Development Plan]

Thera Territory Development Plan for the Licensed Olezarsen Product

[Redacted: Development Plan]

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SCHEDULE 9.3.3

Examples of Royalty Adjustments

[Redacted: Examples of Royalty Adjustments]

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SCHEDULE 14.11.4

Transition Services

[Redacted: List of Services]